Exhibit 10.2

REVOLVING LOAN CREDIT AGREEMENT
by and among
VISTEON CORPORATION AND
CERTAIN SUBSIDIARIES OF VISTEON CORPORATION
NAMED HEREIN,
as Borrowers,
THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,
THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arranger, Joint Bookrunner, Co-Collateral Agent,
Administrative Agent and Co-Syndication Agent,
BANK OF AMERICA, N.A.,
as Joint Lead Arranger, Co-Collateral Agent and Documentation Agent,
and
BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC, as Joint Bookrunner and Co-Syndication Agent
Dated as of October 1, 2010,
as amended and restated as of April 6, 2011
and effective as of the Second Amendment Effective Date

REVOLVING LOAN CREDIT AGREEMENT
     This REVOLVING LOAN CREDIT AGREEMENT (this “Agreement”), dated as of October 1, 2010, as amended and restated as of April 6, 2011 and effective as of the Second Amendment Effective Date, by and among VISTEON CORPORATION, a Delaware corporation (“Visteon”), and certain of its domestic subsidiaries signatory hereto, as borrowers (collectively, referred to herein as the “Borrowers” and each, individually, as a “Borrower”); the other Credit Parties signatory hereto; MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent for the Lenders (together, with any permitted successor in such capacity, “Agent”); MSSF, as Joint Lead Arranger and Joint Bookrunner; Bank of America, N.A., as Joint Lead Arranger and Documentation Agent; Barclays Capital, the investment banking division of Barclays Bank PLC, as Joint Bookrunner and Co-Syndication Agent; MSSF and Bank of America, N.A., as co-collateral agents for the Lenders (together, with any permitted successors in such capacity, the “Co-Collateral Agents”); MSSF, as Co-Syndication Agent; the Lenders and L/C Issuers signatory hereto from time to time.
RECITALS
     WHEREAS, on May 28, 2009 (the “Petition Date”), the Borrowers and certain of the other Credit Parties filed voluntary petitions for reorganization (the “Chapter 11 Cases”) under Chapter 11, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
     WHEREAS, in connection with that certain Fifth Amended Joint Plan of Reorganization filed with the Bankruptcy Court on August 27, 2010 (such plan of reorganization, together with all exhibits, schedules, annexes and supplements thereto, the “Plan of Reorganization”) and related Fourth Amended Disclosure Statement for the Plan filed on June 24, 2010 (such disclosure statement, together with all exhibits, schedules, annexes and supplements thereto, the “Disclosure Statement”), the Bankruptcy Court entered an order confirming the Plan of Reorganization on August 31, 2010;
     WHEREAS, in connection with the confirmation of the Plan of Reorganization, the Borrowers have requested that Agent and the Lenders provide for a $200,000,000 secured revolving loan facility on the terms and subject to the conditions set forth in this Agreement to pay administrative expenses and other emergence costs, fees and expenses in respect of the Chapter 11 Cases and for other purposes permitted under Section 2.4;
     WHEREAS, the Borrowers have agreed to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a first priority security interest in the Revolver Priority Collateral and a second priority security interest in the Term Loan Priority Collateral;
     WHEREAS, the Lenders are willing to make certain loans and other extensions of credit to the Borrowers of up to such amount upon the terms and conditions set forth herein; and
     WHEREAS, all Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:
1.	DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS.
     1.1 Definitions. For purposes of this Agreement:
     “Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).
     “Accounting Changes” has the meaning ascribed thereto in Section 1.4.
     “Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or any other Person with respect to any of the foregoing.
     “Acquired Non-Core Assets” means any assets acquired in a Permitted Acquisition and designated as “non-core assets” by notice from Borrower Representative to Agent and the Co-Collateral Agents within 30 days after the consummation thereof so long as such assets do not constitute more than 25% of the assets acquired in any such Permitted Acquisition.
     “Acquisition” means, with respect to any Person, (a) the acquisition by such Person of the Stock of any other Person resulting in (i) such other Person becoming a Subsidiary of such Person or (ii) the acquisition of any minority interest held by a third party in a Subsidiary of such Person, (b) the acquisition by such Person of all or substantially all of the assets of any other Person or of a division or business line of such Person, or (c) any merger or consolidation of a Subsidiary of such Person with any other Person so long as the surviving entity of such merger or consolidation is a Subsidiary of such Person.

     “Activation Event” and “Activation Notice” have the meanings ascribed thereto in Annex A.
     “Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.
     “Affected Lender” has the meaning ascribed thereto in Section 2.14(d).
     “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.
     “Agent” means MSSF in its capacity as administrative agent for Lenders or its successor appointed pursuant to Section 10.6 or its successor.
     “Agreement” means this Revolving Loan Credit Agreement, dated as of October 1, 2010, as amended and restated as April 6, 2011 and effective as of the Second Amendment Effective Date, by and among the Borrowers, the other Credit Parties party hereto, Agent, the Co-Collateral Agents, the other agents party hereto, and the other Lenders and L/C Issuers from time to time party thereto, as the same may be amended, supplemented, restated, extended, refinanced or otherwise modified from time to time.
     “Aircraft” means each, any or all, as the context requires of: (a) the Airframe; (b) the Engines, and, where the context permits, (c) the applicable Technical Records.
     “Aircraft Mortgage and Security Agreement” means that certain Aircraft Mortgage (Revolver), dated as of the Closing Date, executed and delivered by the applicable Credit Parties in favor of Agent.
     “Airframe” means: (a) one (1) Gulfstream Aerospace model G-IV (described on the International Registry drop down menu as GULFSTREAM model Gulfstream G-IV (GIV-SP)) aircraft bearing manufacturer’s serial number 1227 and United States Registration Number N600VC; (b) any and all Parts so long as the same shall be incorporated or installed on or attached to the Airframe and for so long as any Credit Party owns them after removal from the Airframe; and, where the context permits, (c) the Technical Records relating to such Airframe and all of its Parts.
     “Alternate Currencies” means collectively, (i) Euros or (ii) Pounds; each sometimes individually referred to herein as an “Alternate Currency”.
     “Alternate Currency Loans” means Loans denominated in an Alternate Currency.

     “Appendices” has the meaning ascribed to it in the recitals to this Agreement.
     “Applicable Margins” means collectively the Applicable Revolver 1 Base Rate Margin, the Applicable Revolver 1 LIBOR Margin, the Applicable Revolver 2 Base Rate Margin and the Applicable Revolver 2 LIBOR Margin.
     “Applicable Revolver 1 Base Rate Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Base Rate applicable to the Revolver 1 Credit Advances, as determined by reference to Section 2.5(a), plus, the Incremental Facility Yield Adjustment, if any.
     “Applicable Revolver 1 LIBOR Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolver 1 Credit Advances, as determined by reference to Section 2.5(a) plus, the Incremental Facility Yield Adjustment, if any.
     “Applicable Revolver 2 Base Rate Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Base Rate applicable to the Revolver 2 Credit Advances, as determined by reference to Section 2.5(a), plus, the Incremental Facility Yield Adjustment, if any.
     “Applicable Revolver 2 LIBOR Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolver 2 Credit Advances, as determined by reference to Section 2.5(a) plus, the Incremental Facility Yield Adjustment, if any.
     “Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than a natural Person) or any Affiliate of any Person (other than a natural Person) that administers or manages such Lender.
     “Assignment Agreement” has the meaning ascribed to it in Section 11.1(a).
     “Availability” means as of any date of determination the Revolver 1 Availability plus Revolver 2 Availability.
     “Available Liquid Cash” means unrestricted and available cash and Cash Equivalents of the Borrowers and the Guarantors that are (a) appear (or would be required to appear) as “unrestricted” on a consolidated balance sheet of Visteon and its Restricted Subsidiaries, (b) are in accounts located in the United States and the United Kingdom, (c) are subject to deposit account control agreements (or similar agreements) or, if outside of the United States, a “charge over deposit accounts” or similar Liens with respect to such accounts, in each case, in favor of Agent and in form and substance reasonably satisfactory to the Co-Collateral Agents and (d) are otherwise generally available for use by Visteon or any of its Subsidiaries.

     “Aviation Authority” means any and all authorities or Persons responsible for the regulation and control of civil aviation, or otherwise being competent to issue directions in respect of the Aircraft, its repair, maintenance or operation, under the laws of the State of Registration.
     “Bank Products” means any one or more of the following types of services or facilities extended to the Credit Parties by a Person who at the time such services or facilities were extended was a Lender or Agent (or any Affiliate of a Lender or Agent): (a) any treasury or other cash management services, including (i) deposit account, (ii) automated clearing house (ACH) origination and other funds transfer, (iii) depository (including cash vault and check deposit), (iv) zero balance accounts and sweep, and other ACH Transactions, (v) return items processing, (vi) controlled disbursement, (vii) positive pay, (viii) lockbox, (ix) account reconciliation and information reporting, (x) payables outsourcing, (xi) payroll processing and (xii) daylight overdraft facilities and (b) card services, including (i) credit card (including purchasing card and commercial card), (ii) prepaid card, including payroll, stored value and gift cards, (iii) merchant services processing, and (iv) debit card services.
     “Bank Products Documents” means all agreements entered into from time to time by the Credit Parties in connection with any of the Bank Products.
     “Bank Products Obligations” means any debts, liabilities and obligations as existing from time to time of any Credit Party arising from or in connection with any Bank Products and, if Agent or any Lender ceases to be Agent or a Lender, as applicable, any debts, liabilities and obligations as existing from time to time of any Credit Party to Agent or such Lender, as applicable, arising from or in connection with any Bank Product Documents entered into at a time when Agent was Agent or such Lender was a Lender, as applicable.
     “Bankruptcy Code” shall have the meaning ascribed to it in the recitals to this Agreement.
     “Bankruptcy Court” shall have the meaning ascribed to it in the recitals to this Agreement.
     “Base Rate” means, for any day, a floating rate equal to the highest of (i) the rate that Funding Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (ii) the Federal Funds Rate plus 50 basis points per annum and (iii) LIBOR Rate for a LIBOR Period of one-month beginning on such day plus 1.00%. Each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.
     “Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate.
     “Blocked Accounts” has the meaning ascribed to it in Annex A.
     “Borrower Materials” has the meaning ascribed to it in Section 10.13(a).

     “Borrower Representative” means Visteon in its capacity as Borrower Representative pursuant to the provisions of Section 2.1(c).
     “Borrower Workplace” has the meaning ascribed to it in Section 10.13(a).
     “Borrowers” and “Borrower” have the respective meanings ascribed to them in the preamble to this Agreement.
     “Borrowing Base” means, collectively, Revolver 1 Borrowing Base and Revolver 2 Borrowing Base.
     “Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrower Representative in the form attached to this Agreement as Exhibit 5.2.
     “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.
     “Business Plan” means Borrowers’ and their Subsidiaries’ forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, and otherwise consistent with the historical Financial Statements of Borrowers and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.
     “Cape Town Convention” shall mean the Cape Town Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment.
     “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP but excluding (i) expenditures of insurance proceeds to acquire or repair any asset, (ii) leasehold improvement expenditures for which such Person is actually reimbursed by the lessor, sublessor or sublessee, (iii) the consideration for any Permitted Acquisition or Investments (other than Investments pursuant to Section 7.2(r)), (iv) capital expenditures recorded as a result of the consummation of any Sale-Leaseback Transaction permitted under Section 7.12, (v) capital expenditures financed with the Net Cash Proceeds of any issuance of Stock by Visteon after the Closing Date, (vi) capital expenditures in respect of the purchase price of Equipment to the extent the consideration therefore consists of any combination of (1) Equipment traded in at the time of such purchase pursuant to a Disposition permitted hereunder and (2) the proceeds of a concurrent Disposition pursuant to Section 7.8 of Equipment, in each case, in the ordinary course of business, (vii) capital expenditures funded with amounts permitted to be reinvested in accordance with Section 2.3(b), (viii) interest capitalized in respect of capital expenditures and (ix) expenditures that are accounted for as capital expenditures of such Person and that are actually paid for by a third party (excluding any Borrower and any of its Restricted Subsidiaries) and for which no Borrower or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), provided that the amount of capital expenditures excluded pursuant to this clause (ix) shall not exceed $50,000,000 during the term of this Agreement.
     “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person (except for temporary treatment of construction-related expenditures paid by any Person other than the Borrowers or any of their respective Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction”, which will ultimately be treated as operating leases upon a Sale-Leaseback Transaction permitted under Section 7.12) and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.
     “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the capitalized amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
     “Captive Insurance Restricted Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company under applicable law and which has been designated in writing as such by Borrower Representative to Agent.
     “Cash Collateral Account” has the meaning ascribed to it Section 2.2(c).
     “Cash Dominion Period” has the meanings ascribed thereto in Annex A.
     “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally, directly and fully guarantied by, the United States Government or any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition or, with respect to any Foreign Subsidiary, an equivalent obligation of the government of the country in which such Foreign Subsidiary transacts business, in each case maturing within one year from the date of acquisition and, in each case having, at the time of acquisition, one of the two highest ratings categories obtainable from either S&P or Moody’s; (b) Dollar denominated certificates of deposit or time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000 and a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s, and, with respect to any Foreign Subsidiary, time deposits, certificates of deposits, overnight bank deposits or bankers acceptances in the currency of any country in which such Foreign Subsidiary transacts business having maturities of twelve months or less from the date of acquisition issued by any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of another country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent); (c) commercial paper of an issuer rated at least

A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank with a term of not more than seven (7) days for underlying securities of the types described in clause (a) of this definition and satisfying the requirements of clause (b) of this definition with respect to securities issued or fully guarantied or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition that are issued or fully guarantied by any state, commonwealth or territory of the United States, any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government have, at the time of acquisition, one of the two highest ratings categories obtainable from either S&P or Moody’s; (f) securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent); (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds (including money market funds denominated in Euros) that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.
     “Cash Management Systems” has the meaning ascribed to it in Section 2.6.
     “CERCLA” has the meaning ascribed to it in the definition of “Environmental Laws”.
     “Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) other than the Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) and shall have acquired beneficial ownership, directly or indirectly, of 51% or more of the issued and outstanding shares of Stock of Visteon having the right to vote for the election of directors of Visteon under ordinary circumstances; (b) during the period of twelve (12) consecutive months, the board of directors of Visteon shall cease to consist of a majority of Continuing Directors; or (c) any Credit Party ceases to be a Wholly Owned Subsidiary of Visteon except as permitted under the Loan Documents.
     “Changed Circumstance” means, as determined by the Co-Collateral Agents in their Permitted Discretion, any material facts or circumstances which arise after the Closing Date or which otherwise first become known to the Co-Collateral Agents or Agent, as the case may be, after the Closing Date.

     “Chapter 11 Cases” shall have the meaning ascribed to it in the recitals to this Agreement.
     “Charges” means all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances owed by any Credit Party and upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income, capital or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.
     “Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.
     “Closing Date” means October 1, 2010.
     “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of New York, the term “Code” shall mean the Uniform Commercial Code in such other State.
     “Collateral” means Revolver Priority Collateral and Term Loan Priority Collateral.
     “Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Co-Collateral Agents, from any lessor of premises to any Credit Party or any other Person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other Person, inter alia, acknowledges the first priority security interest of Agent for the benefit of Lenders in such Collateral, agrees to waive or subordinate any and all claims such lessor, consignee or other Person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit the Co-Collateral Agents access to, and the right to remain on, the premises of such lessor, consignee or other Person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other Person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and agrees to follow the commercially reasonable instructions of the Co-Collateral Agents with respect thereto.
     “Co-Collateral Agents” means MSSF and Bank of America, N.A., in their capacity as Co-Collateral Agents on behalf of Lenders, and any replacement successor collateral agent.
     “Collateral Documents” means the Security Agreement, the Aircraft Mortgage and Security Agreement, the Pledge Agreement, the Guaranties, the Mortgages and all similar agreements entered into guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.
     “Collateral Reports” means the reports with respect to the Collateral referred to in Section 5.2.
     “Collection Account” means that certain account of Funding Agent, account number 9369337536 in the name of Funding Agent at Bank of America, N.A., ABA No. 0260-0959-3, or such other account as may be specified in writing by Funding Agent as the “Collection Account.”
     “Commercial Tort Claim” means a claim arising in tort with respect to which: (a) the claimant is an organization; or (b) the claimant is an individual and the claim: (i) arose in the course of the claimant’s business or profession; and (ii) does not include damages arising out of personal injury to or the death of an individual.
     “Commitment” means (a) as to any Lender, the aggregate of such Lender’s Revolver 1 Commitment and Revolver 2 Commitment and (b) as to all Lenders, the aggregate of all Lenders’ Revolver 1 Commitment and Revolver 2 Commitment, which aggregate commitment is Two Hundred Million Dollars ($200,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.
     “Commitment Termination Date” means the earliest of (a) October 1, 2015, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 9.2(b) or (c) the date of prepayment in full by the Borrowers of the Loans and the cancellation and return of all Letters of Credit or the cash collateralization (or delivery of back-to-back letters of credit from a financial institution reasonably satisfactory to Agent) of all Letter of Credit Obligations pursuant to Section 2.2, and the permanent reduction of all Commitments to zero dollars ($0).
     “Compliance Certificate” has the meaning ascribed to it in Section 5.1(b).
     “Concentration Accounts” has the meaning ascribed to it in Annex A.
     “Confirmation Order” has the meaning ascribed to it in Section 4.33.
     “Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrowers and their Restricted Subsidiaries for any period, the ratio of (a) EBITDA for the most recent four Fiscal Quarters up to the date of determination minus unfinanced Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period.
     “Consolidated Fixed Charges” means, with respect to the Borrowers and their Restricted Subsidiaries for any period, the sum, without duplication, of: (a) cash Interest Expense for such period (net of interest income actually received in cash during such period); (b) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period); (c) the principal amount of all scheduled amortization payments on all Indebtedness of the Borrowers and their Restricted Subsidiaries for such period (as determined on the first day of the respective period); and (d) to the extent not included in cash interest expense for such period, all cash dividends on any series of Disqualified Stock of the Borrowers and their Restricted Subsidiaries paid (without duplication) during such period (other than dividend payments to the Borrowers or any of their Restricted Subsidiaries).
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Visteon and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication, (i) the cumulative effect of any change in accounting principles during such period, (ii) the income (or loss) of any Subsidiary (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior approval of a Governmental Authority (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived), (iii) the income (or loss) of any Person (other than a Subsidiary) in which Visteon and its Restricted Subsidiaries have an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to Visteon or one of its Restricted Subsidiaries by such Person during such period, and (iv) except as contemplated in the definition of consolidated EBITDA, the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Visteon or any of its Restricted Subsidiaries. There shall be excluded in determining Consolidated Net Income unrealized losses or gains in respect of Swap Contracts and other embedded derivatives or similar contracts that require the same accounting treatment as Swap Contracts.
     “Continuing Directors” means the directors of Visteon on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Visteon is recommended by the committee of the board of directors designated to make such recommendations; provided that such committee has been appointed by 51% of the then Continuing Directors, or such other directors appointed by, or that received the vote of a majority of, the Permitted Holders.
     “Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.
     “Contractual Obligations” means, with respect to any Person, any security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
     “Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party or (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.
     “Controlled Affiliates” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries has Majority Control or is Majority Controlled by or is under common Majority Control with the Person specified.
     “Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright.
     “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and copyrightable works (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof and (b) all extensions or renewals thereof.
     “Credit Parties” means each Borrower and each Guarantor.
     “Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, Cash Equivalents and debts due from Affiliates.
     “Current Liabilities” means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Loans.
     “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
     “Default Rate” has the meaning ascribed to it in Section 2.5(d).
     “Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.
     “Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce the Credit Parties’ Accounts to a manner consistent with current and historical accounting practices of the Credit Parties, as applicable.

     “Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) Fiscal Month period most recently ended divided by (b) total gross sales by the Credit Parties for the twelve (12) Fiscal Month period most recently ended or such other amount as may be determined by Co-Collateral Agents in their Permitted Discretion in the event that the Credit Parties are unable to calculate dilution effectively in the manner contemplated.
     “Dilution Reserve” means, at any date, an amount to be not less than the amounts, if any, derived from the difference between (a) 100% less two times the Dilution Ratio plus five percent and (b) 85% multiplied by (c) the Eligible Accounts on such date. If the Dilution Ratio does not exceed 5.00%, the Dilution Reserve shall be zero.
     “Disbursement Accounts” has the meaning ascribed to it in Annex A.
     “Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Disqualified Stock” means any Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part within ninety (90) days of the Commitment Termination Date, (b) is secured by any assets of the Borrowers or any of their respective Subsidiaries, (c) is exchangeable or convertible at the option of the holder into Indebtedness of the Borrowers or any of their respective Subsidiaries or (d) provides for the mandatory payment of dividends regardless of whether or not the board of directors has declared any dividends. Notwithstanding the preceding sentence, any Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrowers or any of their Subsidiaries to repurchase such Stock upon the occurrence of a “change of control” or an asset Disposition shall not constitute Disqualified Stock if the terms of such Stock provide that the Borrowers or any of their Subsidiaries may not repurchase or redeem any such Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 7.14.
     “Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.
     “Dollar Equivalent” means, as of any particular date, the equivalent amount in Dollars of such amount expressed in an Alternate Currency (as presumptively ascertained by Funding Agent absent demonstrable error) which could be purchased by Funding Agent (in accordance with its normal practices) on such date.
     “Dollar Loans” means Loans denominated in Dollars.
     “Dollars” or “$” means lawful currency of the United States of America.
     “Domestic Subsidiary” of any Person means any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

     “EASA” means the European Aviation Safety Administration and any subdivision or office thereof, and any successor or replacement administrator, agency or other entity having the same or similar authority and responsibilities.
     “EBITDA” means, with respect to any Person for any fiscal period, an amount equal to the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, only to the extent deducted in calculating Consolidated Net Income for such period, (b) consolidated Interest Expense (provided that, for all fiscal periods ending prior to September 30, 2011, Interest Expense shall be annualized using the Interest Expense for the Fiscal Quarter ended on December 31, 2010), (c) consolidated income tax expense (including tax credits to income on a consolidated basis for such period) for all federal, state, local, withholding, franchise, foreign, state single business unitary and similar taxes, (d) consolidated depreciation expense, (e) consolidated amortization expense (including, without limitation, amortization of goodwill and other intangible assets and amortization or write-off of debt discount or deferred financing costs and debt issuance costs and commissions, discounts and other fees, costs, expenses and charges associated with Indebtedness (including, without limitation, the Loans), (f) expenses, fees or charges paid with respect to the Related Transactions (including cash charges in respect of strategic market reviews, management bonuses and early retirement of Indebtedness consistent with the Related Transaction Documents and in an amount not to exceed the applicable amounts set forth on Schedule (E-1)), (g) any non-recurring charges incurred on or prior to the second anniversary of the Closing Date in connection with the Chapter 11 Cases consistent with the Related Transaction Documents and in an aggregate amount not to exceed the applicable amounts set forth on Schedule (E-1), (h) net non-cash loss (or gain) on early extinguishment of debt, (i) net non-cash loss (or gain) from fresh start accounting adjustments relating to non-working capital assets, (j) any non-cash charges for inventory adjustments related to fresh start accounting, (k) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), (l) with respect to any discontinued operation, any loss resulting therefrom, (m) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or other Investment, (n) any extraordinary charges in accordance with GAAP, (o) plus or minus, as applicable (without duplication), any net non-cash gain or loss resulting in such period from hedging obligations and the application of Accounting Standards Codification 815 (formerly Statement of Financial Accounting Standards 133), (p) cash restructuring charges related to Dispositions permitted under Section 7.8(p), including, without limitation, those related to plant closures, severance costs and OPEB liabilities; provided that the aggregate amount of all such cash restructuring charges added pursuant to this clause (p) shall not exceed $130,000,000; provided, further that the aggregate amount of all such charges added pursuant to this clause (p) during the first four Fiscal Quarters following the Closing Date shall not exceed $100,000,000, (q) charges and expenses related to pension expense (minus actual cash pension payments and cash funding requirements), (r) any unusual or non-recurring non-cash charges (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (s) to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss, (t) to the extent non-recurring and not capitalized, any fees, costs and expenses of Borrowers and their Subsidiaries incurred as a result of the Second Amendment, Permitted Acquisitions, Investments and Dispositions permitted hereunder (including, without limitation, expenses in respect of earn-out obligations incurred, in each case, thereunder) and the issuance of Stock or Indebtedness permitted hereunder (and in each case, any proposed transaction which had it been consummated would have been permitted hereunder), (u) plus (or minus) losses (or gains) from foreign currency adjustments, (v) cash charges and expenses in connection with employee or management relocation or severance costs, including, without limitation, related to Permitted Acquisitions and Investments and Dispositions permitted hereunder, all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Permitted Acquisition, Investment or Disposition, (w) any unusual or non-recurring non-cash charges (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business that represent an accrual of, or reserve, for cash charges in a future period) and (x) restructuring charges taken by Borrowers and their Subsidiaries during such period that are eligible for reimbursement by Ford in accordance with the Ford Settlement Agreement which have not been reimbursed prior to the end of such period, and minus, to the extent included in the statement of such net income for such period, the sum of (i) any unusual or non-recurring non-cash income or gains, and (ii) with respect to any discontinued operation, any gain resulting therefrom, all as determined on a consolidated basis. For purposes of clarity, to the extent that there is any “gain” or “income”, then the amount of such gain or income shall be deducted from EBITDA, and to the extent that there is any “loss”, then the amount of such loss shall be added back to EBITDA. For the purposes of calculating EBITDA during any four Fiscal Quarter period in which a Material Acquisition or a Material Disposition has occurred (each, a “Reference Period”), (i) if at any time during such Reference Period, Borrowers or any of their respective Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period Borrowers or any of their restrictive Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving Pro Forma Effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and (iii) with respect to any Material Acquisition or Material Disposition, on a Pro Forma Basis, after giving effect to any synergies, operating expense reductions and other operating improvements and cost savings (including, without limitation, made in accordance with Regulation S-X under the Securities Act of 1933, as amended) as certified by a Financial Officer of Borrower Representative as having been determined in good faith to be reasonably anticipated to be realized within eighteen (18) months following any such Material Acquisition or Material Disposition.
     “EBITDA Disposition Percentage” means with respect to any Disposition, the percentage of EBITDA for the most recent period of four consecutive Fiscal Quarters for which financial statements have been delivered attributable to the property to be Disposed of in such Disposition.

     “E-Fax” means any system used to receive or transmit faxes electronically.
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent.
     “Eligible Accounts” means Accounts created by any Credit Party which meet the criteria set forth below as determined in Co-Collateral Agents’ Permitted Discretion. Eligible Accounts shall not include any Account:
          (a) which is not subject to a first priority perfected security interest in favor of Agent (including any necessary or commercially reasonable actions required by Agent in its Permitted Discretion under applicable foreign laws of the applicable Account Debtor with respect to the collection and enforcement of Agent’s Liens);
          (b) which is subject to any Lien other than (i) a Lien in favor of Agent and (ii) a Lien permitted pursuant to Section 7.7 which does not have priority over the Lien in favor of Agent;
          (c) which is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date therefor (or, with respect to any Account which is set forth on Schedule (A-3) (as such schedule may be updated from time to time, any such update to be acceptable to Co-Collateral Agent in their Permitted Discretion), which is unpaid more than one hundred and five (105) days after the date of the original invoice therefor or more than 60 days after the original due date therefore; provided that such Accounts shall not constitute more than $5,000,000, plus an amount to be determined by the Co-Collateral Agents with respect to Accounts owing from Peugeot and Nissan, of Eligible Accounts (but only to the extent in excess thereof)), or which has been written off the books of the Credit Parties or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than ninety (90) days from the date of invoice or more than sixty (60) days from the due date);
          (d) which is owing by an Account Debtor for which fifty percent (50%) or more of the dollar amount of all accounts owing from such Account Debtor and its Controlled Affiliates are ineligible pursuant to clause (c) above;
          (e) which is owing by an Account Debtor but only to the extent of the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Credit Parties in excess of twenty-five percent (25%) (or, with respect to Ford and/or any of its Controlled Affiliates as set forth in the definition of Revolver 1 Borrowing Base and Revolver 2 Borrowing Base) of the aggregate amount of Eligible Accounts of all Credit Parties;
          (f) with respect to which any applicable covenant, representation or warranty contained in this Agreement or in any other Loan Document (including documentation with respect to applicable foreign jurisdictions) has been breached or is not true, in each case in any material respect;

          (g) which (i) does not arise from the sale of goods in the ordinary course of the Credit Parties’ business, (ii) does not arise from the performance of services in the ordinary course of the Credit Parties’ business, (iii) is not evidenced by an invoice issued by a U.S. Credit Party which has been sent to the Account Debtor or other documentation (including, without limitation, documentation relating to self-billing) reasonably satisfactory to Co-Collateral Agents, (iv) represents progress billing or a billing that is contingent upon any Credit Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guarantied sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest, (vii) relates to restricted proceeds of Inventory which are subject to a title retention arrangement or (viii) relates to tooling or other similar activities;
          (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Credit Party or if such Account was invoiced more than once (including chargebacks, debit memos, credits and rebills);
          (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason (other than bank error);
          (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding up, or voluntary or involuntary case under any Insolvency Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to Co-Collateral Agents), (iv) has admitted in writing its inability, or is generally unable, to pay its debts as they become due, (v) become insolvent, or (vi) ceased operation (or has announced plans to cease operation) of its business (or a material portion thereof);
          (k) which is owed by any Account Debtor which has sold all or substantially all of its assets;
          (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under applicable law of the United States, any state of the United States, Canada, any province of Canada, the United Kingdom, Germany, Spain or Italy unless, in either case, such Account is backed by (y) a Letter of Credit acceptable to Co-Collateral Agents which is in possession of, has been assigned to and is directly drawable by Agent or (z) other reasonable credit insurance reasonably acceptable to Co-Collateral Agents in their Permitted Discretion;
          (m) which is owed in any currency other than in Dollars, Pounds or Euros;
          (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States unless such

Account is backed by a Letter of Credit acceptable to the Co-Collateral Agents which is in the possession of Agent, or (ii) the government of the United States, or any department, agency, public corporation or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of Agent in such Account have been complied with to Agent’s satisfaction;
          (o) which is owed by any Controlled Affiliate, employee, officer, director or agent of any Credit Party;
          (p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof, in each case, unless a no- set-off letter in form and substance reasonably acceptable to Co-Collateral Agents has been provided by the Account Debtor with respect to any claims, rights, setoff or dispute;
          (q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
          (r) which is evidenced by any promissory note, chattel paper, or instrument;
          (s) with respect to which such Credit Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Credit Party created a new receivable for the unpaid portion of such Account;
          (t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, foreign or local, including, without limitation, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
          (u) which was created on cash on delivery terms; and
          (v) which the Co-Collateral Agents determine in their Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Co-Collateral Agents otherwise determine in their Permitted Discretion is unacceptable for any reason whatsoever, in each case based upon any Changed Circumstances;
     Subject to Section 12.2(b), the Co-Collateral Agents shall establish a Dilution Reserve, a Secured Hedging Obligations Reserve and a FX Currency Reserve (if any with respect to any FX Currency Reserve) and shall have the right to establish, modify or eliminate such other Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Co-Collateral Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth above and to establish new criteria with respect to Eligible Accounts, in each case, in their Permitted Discretion, based on Changed Circumstances, subject to the approval of all Lenders in the case of adjustments or new criteria which have the effect of making more credit available. Notwithstanding anything to the contrary set forth herein, all determinations of the Co-Collateral Agents under the Loan Documents shall be made jointly by the Co-Collateral Agents. This provision shall be binding upon any successor to a Co-Collateral Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.
     In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower Representative shall exclude such Account from Eligible Accounts on, and at the time of submission to the Co-Collateral Agents of, the next Borrowing Base Certificate. In determining the amount of the Eligible Account, the face amount of an Account shall be reduced by, without duplication and to the extent such reduction is not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including, any amount that any Credit Party is obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by any Credit Party to reduce the amount of such Account. In determining the aggregate amount from the same Account Debtor that is unpaid more than ninety (90) days (or one hundred five (105) days, if applicable) from the date of invoice or more than sixty (60) days from the due date pursuant to clause (c) above, there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor with invoice dates more than ninety (90) days (or one hundred five (105) days, if applicable) from the date of invoice or more than sixty (60) days from the due date.
     “Eligible Corporate Aircraft” means the Aircraft owned by a Credit Party so long as Agent is satisfied in its Permitted Discretion that all actions necessary in order to create a perfected first priority Lien on such Aircraft have been taken, including, the filing and recording of the Aircraft Mortgage.
     “Eligible Inventory” means, as to a Credit Party, Inventory of such Credit Party consisting of finished goods, raw materials and work-in-progress meeting the criteria set forth below as determined in Co-Collateral Agents’ Permitted Discretion. Eligible Inventory shall not include:
          (a) Inventory which is not subject to a first priority perfected Lien in the United States or Mexico, as applicable, in favor of Agent;
          (b) Inventory which is subject to any Lien other than (i) a Lien in favor of Agent and (ii) any Lien permitted pursuant to Section 7.7 which (A) does not have priority over the Lien in favor of Agent or (B) is subject to a title retention agreement (but without limiting the right of Co-Collateral Agents to establish any Reserves with respect to amounts secured by such security interest or Lien in favor of any Person if permitted herein);
          (c) Inventory with respect to which any applicable covenant, representation or warranty contained in this Agreement or the Security Agreement has been breached or is not true, in each case in any material respect, and which does not conform in all material respects to all standards with respect to such Inventory imposed by any Governmental Authority;

          (d) Inventory which constitutes spare or replacement parts (other than after market parts available for sale in the ordinary course of business), tooling, subassemblies, packaging and shipping material, manufacturing supplies (other than raw materials), samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (other than returned Inventory that otherwise is Eligible Inventory that the Co-Collateral Agents in their Permitted Discretion allow), repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of the Credit Parties’ business;
          (e) Inventory located in locations leased by such Credit Party unless (A) the lessor has delivered to the Co-Collateral Agents a Collateral Access Agreement, or subordination agreement acceptable to the Co-Collateral Agents, and such other documentation as the Co-Collateral Agents may reasonably require or (B) a Rent Reserve has been established by the Co-Collateral Agents in their Permitted Discretion (it being understood that such Credit Party shall use commercially reasonable efforts to obtain such Collateral Access Agreement with respect to any location with Inventory having a fair market value greater than $2,500,000 in the aggregate);
          (f) Inventory which is either (i) not located in the United States or Mexico or (ii) in transit outside, or to or from a point outside, North America, except to the extent that such Inventory is in transit with a common carrier from vendors or suppliers, in each case, on terms and conditions, and subject to documentation, acceptable to the Co-Collateral Agents;
          (g) Inventory which is the subject of a consignment by such Credit Party as consignor (other than Inventory consigned by a Credit Party to a maquiladora and with respect to which such Credit Party has perfected its interest and Agent has a first priority perfected security interest);
          (h) Inventory which contains or bears any intellectual property rights licensed to such Credit Party unless the Co-Collateral Agents are reasonably satisfied that they may sell or otherwise dispose of such Inventory on reasonably satisfactory terms without (i) infringing on the rights of such licensor, or (ii) violating any contract with such licensor;
          (i) Inventory which is, in the Co-Collateral Agents’ opinion, slow moving (provided that Inventory shall not be considered to be “slow moving” solely due to planned shutdowns or strikes, so long as the Credit Parties account and reserve for such Inventory in accordance with their established policy (and so long as such policy is reasonable to the Co-Collateral Agents)), obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quality;
          (j) Inventory that is not owned by a Credit Party;
          (k) Inventory that is located in any third party warehouse or in the possession of a bailee (including a third party processor) and not evidenced by a Document unless (i) with respect to any third party processor, (A) such processing arrangement has been specifically disclosed to the Co-Collateral Agents and (B) the relevant Credit Party has filed such Code financing statements or comparable documents (including any filings required under the laws of

Mexico with respect to the attachment, perfection, priority or remedies with respect to any Collateral located in Mexico) against such third party processor as are required to perfect and/or preserve such Credit Party’s interest in such Inventory as against such processor and its creditors, (ii) such warehouseman, bailee or third party processor has delivered to the Co-Collateral Agents a Collateral Access Agreement, or subordination agreement reasonably acceptable to the Co-Collateral Agents, and such other documentation as the Co-Collateral Agents may require, or (iii) a Reserve for rent, charges and other amounts due or to become due with respect to such premises has been established by the Co-Collateral Agents in their Permitted Discretion;
          (l) Inventory which is a discontinued product or component thereof in excess of quantities required under customer purchase agreements;
          (m) Inventory which is not reflected in a current perpetual inventory report of such Credit Party;
          (n) Inventory for which reclamation rights have been asserted by the seller; or
          (o) Inventory which the Co-Collateral Agents otherwise determine in their Permitted Discretion is unacceptable for any reason whatsoever based upon any Changed Circumstances.
     Subject to Section 12.2(b), the Co-Collateral Agents shall establish the Secured Hedging Obligations Reserve, the Rent Reserves and the FX Currency Reserve (if any with respect to the FX Currency Reserve) shall have the right to establish, modify or eliminate such other Reserves against Eligible Inventory from time to time in their Permitted Discretion. In addition, Co-Collateral Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth above and to establish new criteria with respect to Eligible Inventory, in their Permitted Discretion, based on Changed Circumstances, subject to the approval of all Lenders in the case of adjustments or new criteria which have the effect of making more credit available. Notwithstanding anything to the contrary set forth herein, all determinations of the Co-Collateral Agents under the Loan Documents shall be made jointly by the Co-Collateral Agents. This provision shall be binding upon any successor to a Co-Collateral Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.
     “Eligible Real Estate” means, Real Estate owned by a Credit Party listed as a Mortgaged Property on the Closing Date, in each case:
     (a) that is acceptable in the Permitted Discretion of the Co-Collateral Agents for inclusion in the Borrowing Base;
     (b) in respect of which an existing appraisal report has been delivered to the Co-Collateral Agents;
     (c) in respect of which the Co-Collateral Agents are satisfied in their Permitted Discretion that all actions necessary or desirable pursuant to Sections 3.1(xi) or 6.9 and 6.10, as applicable, in order to create a perfected first priority Lien in favor of Agent on such Real Estate have been taken, including, the filing and recording of Mortgages,

     (d) in respect of which an environmental assessment report has been completed and delivered to Agent in form and substance reasonably satisfactory to the Co-Collateral Agents and which does not indicate any material pending, threatened or existing Environmental Liability, or material noncompliance with any Environmental Law, in any case which could reasonably be expected to impair the value of such Real Estate in any material respect or result in any material liability to the owner thereof, except (in the case of any such Real Estate) to the extent a Reserve has been imposed by the Co-Collateral Agents in their Permitted Discretion with respect to such Environmental Liability or such non-compliance with Environmental Law,
     (e) which is adequately protected by Title Insurance; and
     (f) with respect to which Agent has received a Real Estate Survey and a Mortgage Opinion.
     “Engines” (a) each, any or all, as the context may require of: (i) two (2) Rolls Royce model Tay MK611-8 (described on the International Registry drop down menu as ROLLS ROYCE model TAY611) aircraft engines bearing manufacturer’s serial numbers 16550 and 16570; or (ii) any engine which is, from time to time, substituted for such an engine, or a previously substituted engine, pursuant to the terms of the Aircraft Mortgage and Security Agreement; in either case, whether or not any such engine is from time to time installed on the Airframe; and (b) any and all Parts, so long as they are incorporated in or installed on or attached to any such engine or so long as any Credit Party owns them after removal from any such engine; and, where the context permits, (c) the Technical Records, relating to such engines and all of their Parts.
     “Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof including any applicable judicial or administrative order, consent decree, order or judgment, in each case having the force or effect of law, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, soil, vapor, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes related to the protection of human health, safety or the environment.
     “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
     “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
     “Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.
     “Equity Commitment Agreement” means that certain Equity Commitment Agreement, dated as of May 6, 2010, among Visteon and the Investors party thereto, as amended, restated, supplemented or otherwise modified prior to the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
     “ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which the thirty (30) day notice period is waived); (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (h) the loss of a Qualified Plan’s qualification or tax exempt status; or (i) the termination of a Plan described in Section 4064 of ERISA.
     “ERISA Lien” as defined in Section 6.13.
     “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

     “E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
     “Euros” or “€” means the single currency of the Participating Member States.
     “Event of Default” has the meaning ascribed to it in Section 9.1.
     “Excess Availability” means, at any time, the remainder of (a) the sum of (i) the lesser of (A) the aggregate Commitments or (B) the Borrowing Base as then in effect, plus (ii) Available Liquid Cash, less (b) the aggregate principal amount of all Loans and Letter of Credit Obligations then outstanding (except to the extent any Letters of Credit are cash collateralized) at such time.
     “Excluded Domestic Subsidiary” means any Domestic Subsidiary of a direct or indirect Foreign Subsidiary of any Borrower in respect of which either (a) the pledge of more than 65% of the Stock of such Subsidiary as Collateral, (b) the guarantying by such Subsidiary of the Obligations or (c) the pledge of its assets in support of the Obligations would, in the good faith judgment of the Borrowers, result in material adverse tax consequences to Borrowers or their respective Subsidiaries; provided, however, that utilization of the net operating losses of Borrowers and their respective Subsidiaries shall be excluded from Borrowers’ determination of whether any pledge or guaranty would result in material adverse tax consequences to Borrowers or any of their respective Subsidiaries. As of the Closing Date, the following shall be deemed to be an “Excluded Domestic Subsidiary”: VIHI, LLC, VEHC, LLC, Halla Climate Systems Alabama Corp., Visteon Holdings, LLC, Visteon EU Holdings, LLC and Visteon Automotive Holdings, LLC.
     “Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either (a) the pledge of more than 65% of the Stock of such Subsidiary as Collateral or (b) the guarantying by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrowers, result in material adverse tax consequences to Borrowers and their respective Subsidiaries; provided, however, that utilization of the net operating losses of Borrowers and their respective Subsidiaries shall be excluded from Borrowers’ determination of whether any such pledge or guaranty would result in material adverse tax consequences to Borrowers or any of their respective Subsidiaries.
     “Excluded Party” means (i) any Person engaged principally in the manufacture or sale of automotive parts or components or automobiles (each, a “Competitor”) and (ii) any Person that has Majority Control over a Competitor.
     “Excluded Subsidiaries” means (a) The Visteon Fund, (b) any Subsidiary created after the Closing Date in connection with the establishment of a Joint Venture with any Person (other than Borrowers and their respective Subsidiaries) which Subsidiary is not, and was never, a Wholly Owned Subsidiary of Borrowers, (c) any Excluded Domestic Subsidiary, (d) any Excluded Foreign Subsidiary, (e) any Immaterial Subsidiary, (f) any Unrestricted Subsidiary (g) any Securitization Subsidiary, (h) each Captive Insurance Subsidiary, (i) each Non-Profit

Restricted Subsidiary, (j) each non-wholly owned Restricted Subsidiary that was a non-wholly owned Restricted Subsidiary on the Closing Date, to the extent that the laws of any Governmental Authority prohibit such Person from providing a guaranty of the Obligations and (k) each Foreign Stock Holding Company (other than Visteon International Holdings, Inc., Visteon European Holdings, Inc., Visteon Global Technologies, Inc. and any other Foreign Stock Holding Company that is a Domestic Subsidiary and owns, directly or indirectly, Foreign Subsidiaries other than Excluded Subsidiaries and Excluded Foreign Subsidiaries).
     “Existing Credit Agreement” that certain Revolving Loan Credit Agreement, dated as of October 1, 2010, by and among the Borrowers; the other Credit Parties signatory thereto; Agent; the other agents party thereto; and the Lenders and L/C Issuers signatory hereto from time to time, as in effect immediately prior to the Second Amendment Effective Date.
     “FAA” means, collectively, (a) the Federal Aviation Administration of the United States Department of Transportation and any subdivision or office thereof, and any successor or replacement administrator, agency or other entity having the same or similar authority and responsibilities and (b) the National Transportation Safety Board of the United States of America and any subdivision or office thereof, and any successor or replacement administrator, agency or other entity having the same or similar authority and responsibilities.
     “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.
     “FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement.
     “Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Funding Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     “Fee Letter” means that certain Revolving Loan Facility Fee Letter, dated as of the August 25, 2010, between MSSF and Visteon with respect to certain Fees to be paid from time to time by Borrowers to MSSF, as may be amended, modified or supplemented from time to time.
     “Fees” means any and all fees and other amounts payable to Agent, Co-Collateral Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.
     “FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security that administers the National Flood Insurance Program.
     “Financial Officer” means, with respect to any Group Member, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer, the assistant treasurer and the controller thereof.
     “Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Borrowers delivered in accordance with Section 4.4 and Section 5.1.

     “FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
     “Fiscal Month” means any of the monthly accounting periods of Borrowers.
     “Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30, and December 31 of each year.
     “Fiscal Year” means any of the annual accounting periods of Borrowers ending on December 31 of each year.
     “Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.
     “Flood Insurance” means, for any Mortgaged Property located in a Special Flood Hazard Area, private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount consistent with Section 6.4(a).
     “Ford” means Ford Motor Company, a Delaware corporation.
     “Ford Account” means any Eligible Account with respect to which Ford or any of its Controlled Affiliates is the Account Debtor.
     “Foreign Plan” means any employee benefit plan maintained or contributed to by Borrowers and their respective Restricted Subsidiaries that provides pension benefits to employees employed outside the United States, including, without limitation, the Visteon UK Pension Plan.
     “Foreign Stock Holding Company” means any Domestic Subsidiary or any Foreign Subsidiary of Borrowers created or acquired to hold the Stock of first-tier Foreign Subsidiaries (excluding any Foreign Subsidiary that is a Foreign Stock Holding Company) or other Foreign Stock Holding Companies. It is understood and agreed that each such Subsidiary shall be a holding company (with the principal assets of such Subsidiary being the Stock of first-tier Foreign Subsidiaries or other Foreign Stock Holding Companies and other assets incidental to its operations). As of the Closing Date, each of the following entities shall be deemed to be a “Foreign Stock Holding Company”: Visteon Holdings, LLC, Visteon EU Holdings, LLC, Visteon International Holdings, Inc., Visteon European Holdings, Inc., Visteon Global Technologies, Inc., Visteon Holdings Hungary Kft, VIHI, LLC, VEHC, LLC, Visteon Holdings GmbH, Visteon Automotive Holdings, LLC, Infinitive Speech Systems Corp. and SunGlas, LLC.
     “Foreign Subsidiary” means any Subsidiary of Visteon organized outside of the United States.
     “Funding Agent” means Bank of America, N.A.

     “FX Currency Reserve” means, at any date, the amount, if any, equal to (i) the amount of Eligible Accounts denominated in Pounds or Euros multiplied by (ii) largest one-month percentage decline in the Euro or Pound versus the Dollar during the twelve months immediately prior to determination (each such calculation based on the value as of the first day of the applicable monthly period compared to the value as of the last day of the applicable monthly period, and averaged to determine the monthly change) multiplied by (iii) 1.05.
     “GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Section 1.4.
     “General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill, all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.
     “Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded Software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Group Members” means the collective reference to Borrowers and their Subsidiaries.
     “Guarantied Obligations” means as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantied Obligations shall not include endorsements of instruments for deposit or collection or standard contractual indemnities, in each case in the ordinary course of business. The amount of any Guarantied Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantied Obligations is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantied Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
     “Guaranties” means the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), in respect of the Obligations.
     “Guarantors” means each Subsidiary Guarantor and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of the Secured Parties (as defined in the Security Agreement), in connection with the transactions contemplated by this Agreement and the other Loan Documents.
     “Halla” means Halla Climate Control Corporation.
     “Halla Transactions” means the transactions set forth on Schedule (H-1).
     “Hazardous Material” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, toxic mold, mycotoxins, toxic microbial matter (naturally occurring or otherwise), infectious waste and radioactive substances or any other substance that is regulated under Environmental Law due to its toxic, ignitable, reactive, corrosive, caustic, or dangerous properties.
     “Hedge Bank” means any Person that, at the time the applicable Swap Contract was entered into, is a Lender, Agent, or an Affiliate of a Lender or Agent, in its capacity as party to a Secured Hedge Agreement.
     “Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by Borrower Representative to Agent that had consolidated assets representing 5.0% or less of the consolidated total assets of Borrowers and their respective Restricted Subsidiaries on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination; provided, that consolidated assets of all Subsidiaries that would otherwise be deemed Immaterial Subsidiaries under this definition shall not exceed 10.0% of the consolidated assets, as applicable, of Borrower and its Restricted Subsidiaries on a consolidated basis. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule (A-2).
     “Impacted Lender” means any Lender that fails to promptly provide any Borrower or Agent, upon such Person’s reasonable request, reasonably satisfactory evidence that such Lender will not become a Non-Funding Lender.
     “Incremental Facility Yield Adjustment” means, to the extent the applicable margin (including any minimum LIBOR Rate, upfront fees and original issue discount with respect thereto (based on an assumed 4-year average life to maturity)) being charged on the Incremental Revolving Loans is equal to or greater than fifty (50) basis points above the Applicable Margin (including any minimum LIBOR Rate, upfront fees and original issue discount with respect thereto (based on an assumed 4-year average life to maturity)) being charged on the then existing Revolver 1 Credit Advances or Revolver 2 Credit Advances, as applicable, an amount, if any, equal to the difference between (a) the applicable margin being charged on the Incremental Revolving Loans, including any minimum LIBOR Rate, upfront fees and original issue discount with respect thereto (based on an assumed 4-year average life to maturity), minus (b) the Applicable Margin charged on the Revolver 1 Credit Advances or Revolver 2 Credit Advances, as applicable, immediately prior to the date the Incremental Revolving Loans is implemented, including any minimum LIBOR Rate, upfront fees and original issue discount with respect thereto (based on an assumed 4-year average life to maturity) minus (c) fifty (50) basis points.
     “Incremental Lender” has the meaning ascribed to it in Section 2.16(a).
     “Incremental Revolving Loans” has the meaning ascribed to it in Section 2.16(a).
     “Incremental Revolving Loan Amendment” has the meaning ascribed to it in Section 2.16(a).
     “Incremental Term Loans” has the meaning ascribed to it in Section 7.3(y).
     “Incremental Term Loan Documents” means all agreements, instruments, documents and certificates executed and delivered in connection with the Incremental Term Loans and including all pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter executed by or on behalf of any Credit Party or their respective Subsidiaries, and delivered in connection with the Incremental Term Loans or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to an Incremental Term Loan Document shall include all appendices, exhibits or schedules thereto, as the same may be amended, restated, extended, refinanced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
     “Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business and excluding accrued expenses and intercompany items, (b) all reimbursement and other obligations with respect to letters of credit, bankers’

acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured; provided, the amount of any such obligations shall be deemed to be the Termination Value, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured; provided, the amount of any such obligations shall be deemed to be the Termination Value, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that if such Indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the fair market value of such property or assets, and (i) the Obligations.
     “Indemnified Liabilities” has the meaning ascribed to it in Section 2.11.
     “Indemnified Person” has the meaning ascribed to in Section 2.11.
     “Insolvency Laws” means any of the Bankruptcy Code, as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
     “Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
     “Intellectual Property” means any and all Patents, Copyrights and Trademarks.
     “Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the Closing Date, made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party, as amended from time to time.
     “Intercompany Notes” means Indebtedness consisting of intercompany loans and advances evidenced by notes between and among the Credit Parties and their Subsidiaries.
     “Intercreditor Agreement” means an intercreditor agreement entered into with Agent, Borrowers and the applicable lender or agent with respect to any Incremental Term Loan with terms to be mutually acceptable to Agent, Co-Collateral Agents, the Borrowers and Requisite Lenders; provided, however, that the terms set forth in the Intercreditor Agreement (as defined in the Existing Credit Agreement) as modified to increase the maximum principal amount of Indebtedness that may be secured by the Term Loan Priority Collateral on a first priority basis to $1,000,000,000 are deemed acceptable to Agent, Co-Collateral Agents, the Borrowers and the Requisite Lenders.
     “Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date.
     “Interest Payment Date” means (a) as to any Base Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under this Agreement.
     “International Registry” has the meaning ascribed to such term in the Cape Town Convention.
     “Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded Software.
     “Investment Available Amount” has the meaning ascribed to it in Section 7.2(g).
     “Investment Property” means all “investment property” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Credit Party; (d) all commodity contracts of any Credit Party; and (e) all commodity accounts held by any Credit Party.
     “Investments” has the meaning ascribed to it in Section 7.2.

     “IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.
     “IRS” means the Internal Revenue Service.
     “Joint Venture” means any Person a portion (but not all) of the Stock of which is owned directly or indirectly by Borrower but which is not a Wholly Owned Subsidiary and which is engaged in a business which is similar to or complementary with the business of Borrowers and their Subsidiaries as permitted under this Agreement.
     “Junior Financing” means any unsecured Indebtedness of Borrowers or their Restricted Subsidiaries that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions acceptable to Co-Collateral Agents and Requisite Lenders, (b) is not scheduled to mature prior to the date that is one hundred and eighty-one (181) days after the scheduled Commitment Termination Date, (c) has no scheduled amortization or payments of principal prior to the Commitment Termination Date, and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those set forth in this Agreement.
     “Junior Financing Documentation” means any documentation governing any Junior Financing.
     “L/C Issuer” means Morgan Stanley Bank, N.A., in its capacity as issuer of any Letter of Credit, or Bank of America, N.A., in its capacity as issuer of any Letter of Credit, or such other Lenders or Affiliates of a Lender as Borrower Representative and Agent may select as the L/C Issuer under this Agreement.
     “L/C Sublimit” has the meaning ascribed to it in Section 2.2.
     “Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership and operating control) by the United States government or other Governmental Authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvency, bankrupt or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.
     “Lenders” means Revolver 1 Lenders and Revolver 2 Lenders named on the signature pages of this Agreement, and, if any such Lender shall decide to assign (in accordance with

Section 11.1) all or any portion of the Obligations, such term shall include any permitted assignee of such Lender.
     “Letter of Credit Fee” has the meaning ascribed to it in Section 2.2(d).
     “Letter of Credit Obligations” means all outstanding obligations incurred by Agent, L/C Issuer and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the L/C Issuer or the purchase of a participation as set forth in Section 2.2 with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by L/C Issuer, Agent or Lenders thereupon or pursuant thereto.
     “Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.
     “Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer.
     “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
     “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.
     “LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
     “LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to this Agreement and ending one, two, three or six months (and if available to all Lenders, nine or twelve months or one or two weeks) thereafter, as selected by Borrower Representative’s irrevocable notice to Funding Agent as set forth in Section 2.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:
     (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

     (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days’ prior to such date;
     (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month; and
     (d) Borrower Representative shall select LIBOR Periods so that there shall be no more than ten (10) separate LIBOR Loans in existence at any one time.
     “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Funding Agent equal to:
     (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Funding Agent) as the London interbank offered rate for deposits in Dollars or an Alternate Currency, as applicable, for a term comparable to the applicable period of three months (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), and in each case subject to the reserve percentage prescribed by Governmental Authorities; divided by
     (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days’ prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.
     “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.
     “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any capital lease or title retention agreement, any financing lease (other than operating leases) having substantially the same economic effect as any of the foregoing, and the authorized filing of any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).
     “Litigation” has the meaning ascribed to it in Section 4.13.
     “Loan Account” has the meaning ascribed to it in Section 2.10.

     “Loan Documents” means this Agreement, the Notes, the Collateral Documents, any Intercreditor Agreement, the Fee Letter and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, and delivered to Agent, the Co-Collateral Agents or any Lender in connection with this Agreement or the transactions contemplated thereby, and solely with respect to Section 13, the Secured Hedge Agreements. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Loans” means the Revolving Loans and the Swing Line Loans.
     “Lock Boxes” has the meaning ascribed to it in Annex A.
     “Maintenance Program” means the manufacturer’s recommended maintenance programs (including corrosion prevention and control programs) applicable to the Aircraft and its operation as adapted and modified to the Credit Parties’ operations as approved at any time by Agent, the Aviation Authority and the FAA.
     “Majority Control” means with respect to any Person (the “parent”) at any date, (i) the ownership, control, or holding by parent of securities or other ownership interests representing 50% or more of the ordinary voting power or, in the case of a partnership, 50% or more of the general partnership interest of any other corporation, limited liability company, partnership, association or other entity (the “subject person”), (ii) occupation of 50% or more of the seats (other than vacant seats) on the board of directors of the subject person by Persons who were nominees, designees or Related Persons of parent, or (iii) any circumstances that could require the accounts of the subject Person to be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Terms such as “Majority Controlled” and “Majority Controlling” shall have corresponding meanings.
     “Manufacturer Warranties” means all warranty agreements, performance guaranties, service life policies and other agreements existing from time to time containing warranties or undertakings relating to the manufacture, condition, operation, performance, use or repair of the Aircraft, any Engine or any Part.
     “Margin Stock” has the meaning ascribed to in Section 4.10.
     “Material Acquisition” means any one or more related Acquisitions that becomes consolidated with Borrowers in accordance with GAAP and that involve the payment of consideration (including, without limitation, the assumption of Indebtedness) by Borrowers and their Subsidiaries in excess of $25,000,000 in the aggregate.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance or properties of Borrowers and their respective Subsidiaries,

taken as a whole, after giving effect to the Related Transactions, (b) the ability of Borrowers or the other Credit Parties to perform their obligations under the Loan Documents when due and (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of Agent and the Lenders under any of the Loan Documents.
     “Material Contract” means each of the agreements set forth on Schedule (4.28) to this Agreement.
     “Material Disposition” means any one or more related Dispositions by any Borrower or any Subsidiary of any business entity or entities, or of any operating unit or units of any Borrower or any Subsidiary, that become unconsolidated with Borrowers in accordance with GAAP and that involve the receipt of consideration by Borrowers and their Subsidiaries in excess of $25,000,000 in the aggregate.
     “Maximum Lawful Rate” has the meaning ascribed to it in Section 2.5(f).
     “Maximum Amount” means, as of any date of determination, the Maximum Revolver 1 Amount and the Maximum Revolver 2 Amount.
     “Maximum Revolver 1 Amount” means, as of any date of determination, an amount equal to the Commitment of all Revolver 1 Lenders as of that date. As of the Closing Date, the Maximum Revolver 1 Amount is $168,000,000.
     “Maximum Revolver 2 Amount” means, as of any date of determination, an amount equal to the Commitment of all Revolver 2 Lenders as of that date. As of the Closing Date, the Maximum Revolver 2 Amount is $52,000,000.
     “Monthly Average Availability” means, as of the end of any Fiscal Month, the sum of daily Availability on each day during such Fiscal Month, divided by the number of days in such Fiscal Month.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage” means the mortgages, deeds of trust or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Property, all in form and substance reasonably satisfactory to Agent.
     “Mortgage Opinion” has the meaning ascribed to such term in Section 3.1(a)(xi) of the Existing Credit Agreement.
     “Mortgaged Property” means the real property owned by the Credit Parties in fee and listed on Schedule (4.25(b)).
     “MNPI” means information that is (a) not publicly available with respect to the Borrowers (or any Subsidiary of the Borrowers, as the case may be) and (b) material with respect to the Borrowers (or their Subsidiaries) or their securities for purpose of United States federal and state securities laws.

     “MSSF” means Morgan Stanley Senior Funding, Inc.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
     “National Flood Insurance Program” means the program created by the United States Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities when such real property improvements are granted as security for a loan and provides protection to property owners through a Federal insurance program.
     “Net Cash Proceeds” means (i) with respect to any incurrence of Indebtedness, asset Disposition, casualty or condemnation, (a) the cash proceeds actually received in respect of such event, including (1) any cash received in respect of any non-cash proceeds, but only as and when received, and (2) in the case of a casualty or condemnation, insurance proceeds and condemnation awards, net of (b) the sum of (1) all fees, costs and expenses paid by the Borrowers and their Restricted Subsidiaries, including, without limitation, customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Member) in connection with such event, (2) the amount of all taxes paid (or reasonably and in good faith estimated to be payable) by Borrowers and their Restricted Subsidiaries in connection with such event, including any withholding taxes imposed on the repatriation of proceeds (subject to Section 2.3(f)), (3) in the case of a Disposition, casualty or condemnation, the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Loans and any Incremental Term Loans, if any) which is secured by a Lien on the properties subject to such Disposition, casualty or condemnation (so long as such Lien was permitted to encumber such properties under the Loan Documents) and which is repaid with such proceeds, (4) any payments to be made by any Group Member as agreed between such Group Member and the purchaser of any assets subject to a Disposition, casualty or condemnation in connection therewith, and (5) the amount of any reasonable reserves established by the Borrowers and their Restricted Subsidiaries in accordance with GAAP (other than any taxes deducted pursuant to clause (2) above) (x) associated with the assets that are the subject of such event and (y) retained by any Borrower or any of its Restricted Subsidiaries to fund contingent liabilities that are directly attributable to such event and that are reasonably estimated to be payable by any Borrower or any of its Restricted Subsidiaries within 18 months following the date that such event occurred (other than in the case of contingent tax liabilities, which shall be reasonably estimated to be payable within the current or immediately succeeding tax year); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Cash Proceeds” on the date of such reduction and (ii) with respect to any issuance of Preferred Stock or issuance of Indebtedness or debt securities, the cash proceeds paid to or received in respect of such issuance of Preferred Stock or Indebtedness, as the case may be, (including cash proceeds subsequently as and when received at any time in respect of such issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses incurred by any Group Member in connection therewith (other than those paid to another Group Member).
     “Net Orderly Liquidation Value” means, with respect to any category of Eligible Inventory, the estimated net recovery value as reasonably determined by Co-Collateral Agents based on the most recent appraisal report for such Eligible Inventory performed by an appraiser reasonably acceptable to Co-Collateral Agents, applying an approach to valuation which is consistent with the approach used in appraisals prepared for Co-Collateral Agents’ use prior to the Closing Date, which reflects the estimated net cash value expected by the appraiser to be derived from a sale or disposition at a liquidation or going-out-of-business sale of such Eligible Inventory after deducting all reasonable costs, expenses and fees attributable to such sale or disposition, including, without limitation, all reasonable fees, costs and expenses of any liquidator engaged to conduct such sale or disposition and all reasonable costs and expenses of removing and delivering the same to a purchaser.
     “Non-Funding Lender” means any Lender (a) that has failed to fund any payments required to be made by it under this Agreement within three (3) Business Days (or with respect to any indemnification or reimbursement of costs or expenses claimed by Agent, ten (10) Business Days) after any such payment is due, (b) that has given verbal or written notice to a Borrower, Agent, Funding Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of any Settlement Date or (c) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Lender or any Person that directly or indirectly controls such Lender and Agent has determined that such Lender may become a Non-Funding Lender, unless with respect to clauses (a) and (b) of this definition such failure to pay relates to any payment or funding that is the subject of a good faith dispute by such Lender that it does not have an obligation to make any such funding or payment, identified by such Lender in writing to Agent. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.
     “Non-Profit Subsidiaries” means any Restricted Subsidiary that is exempt from income taxes and is organized and operated exclusively for charitable, scientific, testing for public safety or educational purposes (within the meaning of Section 501(c)(3) of the IRC or, in the case of any Non-U.S. Restricted Subsidiary, any similar provision under the laws of the jurisdiction in which such Non-U.S. Restricted Subsidiary is organized).
     “Non-Qualifying Preferred Stock” means Preferred Stock which meets the requirements of Disqualified Stock.
     “Non-Recourse Debt” means all Indebtedness which, in accordance with GAAP, is not required to be recognized on a consolidated balance sheet of Borrowers as a liability.
     “Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.3(b) and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. Borrowers shall promptly notify Agent of any application of such amount as contemplated by clause (b) above.
     “Notes” means, collectively, the Revolving Notes and the Swing Line Notes.
     “Notice of Conversion/Continuation” has the meaning ascribed to it in Section 2.5(e).
     “Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 2.1(a).
     “Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent, Funding Agent, the Co-Collateral Agents or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement or any of the other Loan Documents, Bank Products Documents or Secured Hedge Agreements. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Secured Hedging Obligations, Bank Products Obligations, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Loan Documents, Bank Product Documents or Secured Hedge Agreements.
     “OFAC” has the meaning ascribed to it in Section 4.29.
     “Other Factoring Assets” means, with respect to any Receivable subject to a Permitted Factoring Program, all collections relating to such Receivable and all lock-boxes and similar arrangements and collection accounts into which the proceeds of such Receivable or a Related Security with respect to such Receivable are collected or deposited, all rights of the applicable Foreign Subsidiary in, to and under the related purchase and sale agreements, and all other rights and payments relating to such Receivable. For the avoidance of doubt, Other Factoring Assets shall not include any assets included in the Collateral or any assets of any Credit Party.
     “Other Taxes” has the meaning ascribed to it in Section 2.13(b).
     “Other Securitization Assets” means, with respect to any Receivable subject to a Permitted Receivables Financing, all collections relating to such Receivable and all lock-boxes and similar arrangements and collection accounts into which the proceeds of such Receivable or Related Security with respect to such Receivable are collected or deposited, all rights of the applicable Foreign Subsidiary in, to and under the related purchase and sale agreements, and all other rights and payments relating to such Receivable. For the avoidance of doubt, Other Securitization Assets shall not include any assets included in the Collateral or any assets of any Credit Party.
     “Overadvance” means, as of any date of determination, (a) with respect to the Revolver 1 Commitment, the sum of (i) Revolver 1 Advances plus the Revolver 1 Lenders’ Pro Rata Share of Letters of Credit and Swing Line Loans then outstanding less (ii) the Revolver 1 Borrowing

Base and (b) with respect to the Revolver 2 Commitment, the sum of (i) Revolver 2 Advances plus the Revolver 2 Lenders’ Pro Rata Share of Letters of Credit and Swing Line Loans then outstanding less (ii) the Revolver 2 Borrowing Base.
     “Participating Member State” means the member states of the European Communities that adopt or have the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
     “Parts” means all appliances, accessories, computers, instruments, assemblies, modules, components and other items of equipment which are part of or are installed on the Airframe or the Engines at the date of creation of the Aircraft Mortgage and Security Agreement or any appliances, accessories, computers, instruments, assemblies, modules, components and other items of equipment installed on the Airframe or the Engines in accordance with the Aircraft Mortgage and Security Agreement by way of replacement for such appliances, accessories, computers, instruments, assemblies, modules, components and other items of equipment or any previous such replacements and, where the context permits, such of the Technical Records as relate thereto.
     “Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any Patent.
     “Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all issuances and recordings thereof, and all applications for letters patent of the United States or of any other country, including issuances, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.
     “Patriot Act” has the meaning ascribed to it in Section 4.30.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means a Plan described in Section 3(2) of ERISA.
     “Permitted Acquisition” means any Acquisition with respect to which each of the following conditions has been satisfied:
     (a) immediately before and immediately after giving Pro Forma Effect to any such Acquisition, no Event of Default shall have occurred and be continuing;
     (b) such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition and shall not have commenced any action which alleges that any such Acquisition will violate applicable law;

     (c) Borrowers shall, upon consummation of such Acquisition, be in compliance with the requirements of Section 6.15 with respect to the assets and Stock acquired in such Acquisition;
     (d) Borrowers shall have Availability on a Pro Forma Basis after giving effect to such Acquisition of at least $100,000,000;
     (e) the acquired Person or assets are in the same or substantially similar, ancillary or related line of business as the Credit Parties; and
     (f) Borrower shall have delivered to Agent, for the benefit of the Lenders, no later than the date on which any such Acquisition is consummated, a certificate of a Financial Officer of Borrower Representative, in form and substance reasonably satisfactory to Agent, certifying that all of the requirements set forth in clauses (a) through (e) have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.
     “Permitted Discretion” means the good faith determination of Agent, Funding Agent or Co-Collateral Agents, as the case may be, in its commercially reasonable credit judgment from the perspective of a secured asset based lender.
     “Permitted Encumbrances” means the encumbrances and Liens permitted under Section 7.7.
     “Permitted Factoring Program” means (a) Non-Recourse Debt relating to the sale or financing of Receivables (other than Receivables included in the Collateral) and any Related Security or (b) other sales (in connection with the financings of) and financings of Receivables and any Related Security (it being understood that Standard Factoring Undertakings shall be permitted in connection with such financings).
     “Permitted Holders” means the Persons listed on Schedule (P-1) and any of their respective Affiliates.
     “Permitted Receivables Financing” means (a) Non-Recourse Debt relating to the sale or financing of Receivables and Related Security (in each case, to the extent not included in the Collateral) or (b) any transaction or series of transactions entered into by any Foreign Subsidiary or a Securitization Subsidiary pursuant to which such Foreign Subsidiary or Securitization Subsidiary, as applicable, sells, conveys or otherwise transfers to (1) a Securitization Subsidiary in the case of any Foreign Subsidiary or (2) any other Person in the case of a transfer by a Securitization Subsidiary or transfers an undivided interest in or grants a security interest in any Receivables (whether now existing or arising in the future) of any Foreign Subsidiary (it being understood that Standard Securitization Undertakings shall be permitted in connection with such financings).
     “Permitted Restructuring Transaction” means the transactions described on Schedule (P-2).
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution,

public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
     “Petition Date” shall have the meaning ascribed to it in the recitals to this Agreement.
     “Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.
     “Plan Documents” has the meaning ascribed to it in Section 3.1(k) of the Existing Credit Agreement.
     “Plan of Reorganization” has the meaning ascribed to it in the recitals to this Agreement.
     “Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, made by the Credit Parties in favor of Agent, on behalf of itself and the Lenders, as amended from time to time.
     “Postpetition Letter of Credit Facility” means that certain Letter of Credit Reimbursement and Security Agreement, dated as of November 13, 2009, by and between Borrower Representative and U.S. Bank National Association, a national banking institution, as amended, restated, supplemented or otherwise modified prior to the date hereof.
     “Pounds” and “£”means the lawful currency of the United Kingdom.
     “Preferred Stock” means any Stock of any Person which is not common Stock.
     “Prepayment Amount” has the meaning ascribed to it in Section 2.3(d).
     “Prepayment Option Notice” has the meaning ascribed to it in Section 2.3(d).
     “Prepetition Loan Agreements” means (i) that certain Credit Agreement, dated as of August 14, 2006 (“Prepetition Term Loan Agreement”), among Borrower Representative, certain of its Subsidiaries, the lenders party thereto, Wilmington Trust FSB, as administrative agent, and the other parties thereto, as amended, restated, supplemented or otherwise modified prior to the date hereof, and (ii) that certain Amended and Restated Credit Agreement, dated as of April 10, 2007 (“Prepetition ABL Agreement”), among Borrower Representative, the lenders party thereto, Bank of New York Mellon, as administrative agent, and the other parties thereto, as amended, restated, supplemented or otherwise modified prior to the date hereof.
     “Prior Agents” means (i) Bank of New York Mellon, as successor administrative agent under the Prepetition ABL Agreement and (ii) Wilmington Trust FSB, as successor administrative agent under the Prepetition Term Loan Agreement.

     “Prior Lender” means any lender under the Prepetition Loan Agreements, or any holder of the Prior Lender Obligations.
     “Prior Lender Obligations” means all obligations of any Credit Party and any of their Subsidiaries pursuant to the Prepetition Loan Agreements and all instruments and documents executed pursuant thereto or in connection therewith.
     “Prior Loan Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date.
     “Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Term Loan Priority Collateral or Revolver Priority Collateral, as applicable, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent, or (ii) for past, present or future infringement of any Copyright or Trademark, or for dilution of, or injury to the goodwill associated with any Trademark, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
     “Pro Forma” means the unaudited consolidated balance sheet of Borrowers and each of their respective Subsidiaries as of June 30, 2010 after giving Pro Forma Effect to the Related Transactions.
     “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, (a) pro-forma adjustments which would be permitted or required by Regulation S-X or S-K under the Securities Act and such other adjustments as may be reasonably agreed between Borrower Representative and Agent and (b) for purposes of calculating compliance with each of the covenants in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all the assets of or all the Stock of any Subsidiary of such Person or of any division or product line of such Person or any of its Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Borrowers or any of their respective Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
     “Pro Rata Share” means:
          (a) with respect to all matters relating to any Revolver 1 Lender, (i) with respect to the Revolver 1 Advances, the percentage obtained by dividing (A) the Revolver 1 Commitment of that Lender by (B) the aggregate Revolver 1 Commitments of all Lenders, as any such percentages may be adjusted by increases or decreases in Revolver 1 Commitments pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1, and (ii) with respect to all Revolver 1 Advances on and after the Commitment Termination Date, the percentage obtained by dividing (A) the aggregate outstanding principal balance of the Revolver 1 Advances held by that Lender, by (B) the outstanding principal balance of the Revolver 1 Advances held by all Lenders;
          (b) with respect to all matters relating to any Revolver 2 Lender, (i) with respect to the Revolver 2 Advances, the percentage obtained by dividing (A) the Revolver 2 Commitment of that Lender by (B) the aggregate Revolver 2 Commitments of all Lenders, as any such percentages may be adjusted by increases or decreases in Revolver 2 Commitments pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1, and (ii) with respect to all Revolver 2 Advances on and after the Commitment Termination Date, the percentage obtained by dividing (A) the aggregate outstanding principal balance of the Revolver 2 Advances held by that Lender, by (B) the outstanding principal balance of the Revolver 2 Advances held by all Lenders; and
          (c) with respect to all matters relating to any Lender, (i) with respect to the Revolving Loans, the percentage obtained by dividing (A) the Commitment of that Lender by (B) the aggregate Commitments of all Lenders, as any such percentages may be adjusted by increases or decreases in Commitments pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1, (ii) with respect to all Loans, the percentage obtained by dividing (A) the aggregate Commitments of that Lender by (B) the aggregate Commitments of all Lenders, and (iii) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (A) the aggregate outstanding principal balance of the Loans held by that Lender, by (B) the outstanding principal balance of the Loans held by all Lenders.
     “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.
     “Real Estate” has the meaning ascribed to it in Section 4.6.
     “Receivables” means any indebtedness, accounts receivable and other obligations owed to any Foreign Subsidiary, or in which such party has a security interest or other interest, or any right of such Foreign Subsidiary to payment from or on behalf of an obligor, whether constituting an account, chattel paper, instrument or general intangible contract rights including rights to returned or repossessed goods, insurance policies, security deposits, indemnities, checks or other negotiable instruments relating to debtor(s) obligations, arising in connection with the sale or lease of goods or the rendering of services by such Foreign Subsidiary, including, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.
     “Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Permitted Receivables Financing to repurchase Receivables arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a Receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
     “Records” means all “records” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.
     “Refinance” which shall mean, in respect of any Indebtedness, to refinance (including, without limitation, by means of the sale of debt securities), extend, renew, defease, amend, modify, supplement, restructure, replace (whether upon termination or otherwise), or to issue other Indebtedness, in exchange or replacement for, such Indebtedness so long as (a) the refinancing Indebtedness is in an aggregate principal amount that does not exceed the aggregate principal amount of the Indebtedness being refinanced, plus the amount of accrued and unpaid interest thereon and any reasonable premium or make-whole amount required pursuant to the documents evidencing such Indebtedness (provided, however, nothing herein shall prohibit the combining of the refinanced Indebtedness with Indebtedness permitted under Section 7.3), plus fees, costs and expenses related to such refinancing, (b) the refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being refinanced, (c) the refinancing Indebtedness does not bear a rate of interest that exceeds a market rate (as determined in good faith by the Borrowers) as of the date of such refinancing, (d) the refinancing Indebtedness shall not be secured by a Lien on any assets that did not secure the Indebtedness being refinanced (other than as may be secured by (i) Liens permitted under Section 7.7 (other than Section 7.7(j)) and/or (ii) first priority Liens on the Term Loan Priority Collateral as set forth Section 7.7(j); provided, however, any such refinancing Indebtedness secured by Liens permitted under Section 7.7 and/or the Term Loan Priority Collateral shall reduce the basket for such permitted Incremental Term Loans under Section 7.3(y) on a dollar-for-dollar basis), (e) except as permitted by the immediately preceding clause (d), payments under the refinancing Indebtedness and/or the Liens securing such refinancing Indebtedness shall be subordinated to payment of the Obligations or the Liens securing the Obligations to at least the same or substantially similar extent, if any, as payments under the Indebtedness and/or the Liens securing the Indebtedness being refinanced and (f) at the time of and immediately after giving effect to such refinancing, no Event of Default shall have occurred and be continuing (with “Refinanced” and “Refinancing” having correlative meanings).
     “Refunded Swing Line Loan” has the meaning ascribed to it in Section 2.1(b)(iii).
     “Register” has the meaning ascribed to it in Section 11.1.
     “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

     “Related Security” means with respect to any Receivable, (a) all of the relevant Foreign Subsidiary’s interest, in any inventory and goods (including returned or repossessed inventory and goods), and documentation or title evidencing the shipment or storage of any inventory and goods (including returned or repossessed inventory and goods), relating to any sale giving rise to such Receivable, and all insurance contracts with respect thereto; (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such Receivable, together with all Code financing statements or similar filings and security agreements describing any collateral relating thereto; (c) all guaranties, letters of credit, letter of credit rights, supporting obligations, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable; (d) all service contracts and other contracts, agreements, instruments and other writings associated with such Receivable; (e) all records related to such Receivable or any of the foregoing; (f) all of the relevant Foreign Subsidiary’s right, title and interest in, to and under the sales agreement and related performance guaranty and the like in respect of such Receivable; and (g) all proceeds of any of the foregoing.
     “Related Transactions” means the initial borrowing under this Agreement and the Term Loan Credit Agreement (as defined in the Existing Credit Agreement) on the Closing Date, the equity issuance and contribution under the Equity Commitment Agreement, the Prior Loan Refinancing on the Second Amendment Effective Date, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.
     “Related Transactions Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.
     “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the environment, including the migration of Hazardous Material through or in the air, soil, surface water, ground water or property.
     “Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located (other than any inventory with respect to which Co-Collateral Agents have determined that such Liens have been waived or subordinated to Co-Collateral Agents’ reasonable satisfaction pursuant to a landlord waiver, bailee letter or comparable agreement), a reserve not in excess of three (3) months’ rent at such store, warehouse distribution center, regional distribution center or depot.
     “Replacement Lender” has the meaning ascribed to it in Section 2.14(d).
     “Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans, in each case excluding Non-Funding Lenders.
     “Reserves” means reserves against the Borrowing Base, including, without limitation, the Dilution Reserve, the Rent Reserve, the Secured Hedging Obligations Reserve, the FX Currency

Reserve, if any, and such additional other reserves as the Co-Collateral Agents may establish from time to time in their Permitted Discretion. Notwithstanding anything to the contrary set forth herein, all determinations of the Co-Collateral Agents under the Loan Documents shall be made jointly by the Co-Collateral Agents. This provision shall be binding upon any successor to a Co-Collateral Agent.
     “Restricted Payment” means, with respect to any Person (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (whether in cash, securities or other property) in respect of Stock (other than dividends payable solely in the form of common Stock of such Person); (b) any payment (whether in cash, securities or other property) on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment (whether in cash, securities or other property) made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (d) any payment (whether in cash, securities or other property) of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person that is prohibited by Section 7.4; and (f) any voluntary or optional payment or prepayment of principal of, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, or acquisition for value of, any Junior Financing.
     “Restricted Subsidiary” means any Subsidiary of any Borrower other than an Unrestricted Subsidiary.
     “Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.
     “Revolver 1 Availability” means, as of any date of determination, the amount (if any) by which (a) the lesser of (i) the Revolver 1 Commitment, or (ii) the Revolver 1 Borrowing Base as most recently reported by the Credit Parties on or prior to such date of determination, exceeds (b) the Revolver 1 Credit Advances and the Revolver 1 Lenders’ Pro Rata Share of Letter of Credit Obligations (other than Letter of Credit Obligations cash collateralized in accordance with the terms of the Loan Documents) and Swing Line Loans on such date of determination.
     “Revolver 1 Borrowing Base” means, as of any date of determination by Co-Collateral Agents, from time to time, as to Credit Parties an amount equal to the sum at such time of:
          (a) the product of (i) 85% multiplied by (ii) Credit Parties’ Eligible Accounts; plus

          (b) the lesser of:
               (i) the product of (A) 65% multiplied by (B) Credit Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, and
               (ii) the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal obtained by the Co-Collateral Agents multiplied by the Credit Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time; plus
          (c) the product of (i) 50% multiplied by (ii) the Credit Parties’ Eligible Real Estate, valued at the appraised value identified in the most recent appraisal obtained by the Co-Collateral Agents; plus
          (d) the product of (i) 75% multiplied by (ii) the Credit Parties’ Eligible Corporate Aircraft, valued at the appraised value identified in the most recent appraisal obtained by the Co-Collateral Agents; minus
          (e) the Secured Hedging Obligations Reserves, the FX Currency Reserve (if any), the Dilution Reserve, the Rent Reserve and such other Reserves established by the Co-Collateral Agents in their Permitted Discretion.
          The maximum amount of Ford Accounts which may be included as part of the Revolver 1 Borrowing Base is 30% of the Credit Parties’ total Eligible Accounts. The sum of Revolver 1 Borrowing Base Availability created by clauses (c) and (d) above shall not at any time exceed 25% of the Borrowing Base at any such time of determination. For purposes of determining availability under the Revolver 1 Borrowing Base, the valuation of Eligible Corporate Aircraft and Eligible Real Estate shall be subject to straight line amortization over a 10 year life, in each case applied on a quarterly basis commencing with the first full Fiscal Quarter ending after the Closing Date; provided, however, so long as the Total Net Leverage Ratio is not greater than 2.50 to 1.00 as of the most recent financial statements delivered pursuant to Section 5.1 prior to such determination, after the third anniversary of the Closing Date, Borrowers may make a one-time election to have the Eligible Real Estate and Eligible Corporate Aircraft reappraised , in which case the amortization schedule will be reset (it being understood that any such appraisal shall be at the sole cost and expense of Borrowers and shall not reduce the number of appraisals permitted to be conducted by the Co-Collateral Agents hereunder). The Co-Collateral Agents may, in their Permitted Discretion, establish or adjust Reserves based on Changed Circumstances, with any such changes to be effective three (3) Business Days after receipt of notice thereof by the Borrower Representative (which may be oral notice, confirmed in writing); provided, however, for purposes of calculating Availability for any Advances requested after any such notice has been issued by the Co-Collateral Agents, such Reserves shall be deemed to be immediately in effect. The Revolver 1 Borrowing Base shall at any time be determined by reference to the most recent Borrowing Base Certificate delivered to Co-Collateral Agents pursuant to Section 5.2. Notwithstanding anything to the contrary contained herein, determinations as to Reserves, eligibility and other similar matters related to the Borrowing Base shall be made by the Co-Collateral Agents in their Permitted Discretion.

     “Revolver 1 Commitment” means (a) as to any Revolver 1 Lender, the aggregate commitment of such Revolver 1 Lender to make Revolving Credit Advances (including, without duplication, Swing Line Lender’s Swing Line Commitment as a subset of its Revolver 1 Commitment) and incur Letter of Credit Obligations as set forth on Annex C or in the most recent Assignment Agreement executed by such Revolver 1 Lender and (b) as to all Revolver 1 Lenders, the aggregate commitment of all Revolver 1 Lenders to make Revolving Credit Advances (including, without duplication, Swing Line Lender’s Swing Line Commitment as a subset of its Revolver 1 Commitment) and incur Letter of Credit Obligations, which aggregate commitment is One Hundred Fifty-Five Million Dollars ($155,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced or adjusted from time to time in accordance with this Agreement.
     “Revolver 1 Credit Advances” means Revolving Credit Advances made by Revolver 1 Lenders.
     “Revolver 1 Lenders” means the Lenders with a Revolver 1 Commitment.
     “Revolver 2 Availability” means, as of any date of determination, the amount (if any) by which (a) the lesser of (i) the Revolver 2 Commitment, or (ii) the Revolver 2 Borrowing Base as most recently reported by the Credit Parties on or prior to such date of determination, exceeds (b) the Revolver 2 Credit Advances and the Revolver 2 Lenders’ Pro Rata Share of Letter of Credit Obligations (other than Letter of Credit Obligations cash collateralized in accordance with the terms of the Loan Documents) and Swing Line Loans on such date of determination.
     “Revolver 2 Borrowing Base” means, as of any date of determination by Co-Collateral Agents, from time to time, as to Credit Parties an amount equal to the sum at such time of:
          (a) the product of (i) 85% multiplied by (ii) Ford Accounts that are not included in the Revolver 1 Borrowing Base; minus
          (b) the Secured Hedging Obligations Reserves, the FX Currency Reserve (if any), the Dilution Reserve and such other Reserves established by Co-Collateral Agents in their Permitted Discretion.
     The maximum amount of Ford Accounts which may be included as part of the Revolver 2 Borrowing Base is 60% of the Credit Parties’ total Eligible Accounts less the amount of Ford Accounts included as part of the Revolver 1 Borrowing Base. Co-Collateral Agents may, in their Permitted Discretion, establish or adjust Reserves based on Changed Circumstances, with any such changes to be effective three (3) Business Days after receipt of notice thereof by the Borrower Representative (which may be oral notice, confirmed in writing); provided, however, for purposes of calculating Availability for any Advances requested after any such notice has been issued by the Co-Collateral Agents, such Reserves shall be deemed to be immediately in effect. The Revolver 2 Borrowing Base shall at any time be determined by reference to the most recent Borrowing Base Certificate delivered to the Co-Collateral Agents pursuant to Section 5.2.
     “Revolver 2 Commitment” means (a) as to any Revolver 2 Lender, the aggregate commitment of such Revolver 2 Lender to make Revolving Credit Advances (including, without duplication, Swing Line Lender’s Swing Line Commitment as a subset of its Revolver 2

Commitment) and incur Letter of Credit Obligations as set forth on Annex C or in the most recent Assignment Agreement executed by such Revolver 2 Lender and (b) as to all Revolver 2 Lenders, the aggregate commitment of all Revolver 2 Lenders to make Revolving Credit Advances (including, without duplication, Swing Line Lender’s Swing Line Commitment as a subset of its Revolver 2 Commitment) and incur Letter of Credit Obligations, which aggregate commitment is Forty-Five Million Dollars ($45,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced or adjusted from time to time in accordance with this Agreement.
     “Revolver 2 Credit Advances” means Revolving Credit Advances made by Revolver 2 Lenders.
     “Revolver 2 Lenders” means the Lenders with a Revolver 2 Commitment.
     “Revolver Priority Collateral” means all interests of each Credit Party in the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located: (a) all cash and all cash equivalents (other than proceeds of Term Loan Priority Collateral), (b) Intercompany Notes, and the intercompany loans and advances evidenced thereby, owed by any Credit Party to any other Credit Party, (c) Accounts (other than Accounts arising in connection with any sale or other Disposition of Term Loan Priority Collateral) and related Records, (d) all Chattel Paper, (e) all Deposit Accounts and all checks and other negotiable instruments, funds and other evidences of payment held therein (other than identifiable proceeds of Term Priority Collateral), (f) all Inventory, (g) all Eligible Real Property and Eligible Corporate Aircraft to the extent, and only to the extent, included in the Borrowing Base, (h) solely to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) through (g), all Documents, General Intangibles, Instruments, Investment Property, Letter of Credit Rights and insurance, (i) all books and records, solely relating to the foregoing, and (j) all Proceeds, including insurance Proceeds, of any and all of the foregoing and all collateral, security and guarantees given by any Person solely with respect to any of the foregoing, in each case, of each of any Credit Party.
     “Revolving Credit Advance” has the meaning ascribed to it in Section 2.1(a)(i).
     “Revolving Loan” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding to Borrowers plus (b) the aggregate Letter of Credit Obligations incurred on behalf of Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.
     “Revolving Note” has the meaning ascribed to it in Section 2.1(a)(ii).
     “Rights Offering” has the meaning ascribed to such term in the Equity Commitment Agreement.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

     “Sale-Leaseback Transaction” means any sale-leaseback, synthetic lease or similar transaction.
     “Schedules” means the Schedules prepared by Borrowers and denominated as Schedules (A-1) through (7.20) in the Index to this Agreement.
     “SDN List” has the meaning ascribed to it in Section 4.29.
     “SEC” means the United States Securities and Exchange Commission.
     “Second Amendment” means that certain Second Amendment to Revolving Loan Credit Agreement, dated as of April 6, 2011, among the Borrowers, the other Credit Parties signatory thereto, Agent, the Co-Collateral Agents and the Lenders.
     “Second Amendment Effective Date” means April 6, 2011.
     “Secured Hedge Agreement” means any Swap Contract that, at the time such Swap Contract was entered into, is entered into by and between any Credit Party and any Hedge Bank.
     “Secured Hedging Obligations” means the obligations of any Credit Party arising under any Secured Hedge Agreement.
     “Secured Hedging Obligations Reserve” means a Reserve in an amount equal to the Termination Value of all Secured Hedge Agreements as notified by the respective Hedge Bank or any Credit Party to Agent and the Co-Collateral Agents and as may be updated from time to time. Each Hedge Bank shall be required to notify the Co-Collateral Agents of any Secured Hedge Agreement within two Business Days of the date which it is executed, and to provide the Co-Collateral Agents monthly updates of the Termination Value of such Secured Hedge Agreements on or before the fifth (5th) Business Day of each calendar month (or more frequently as may be requested by the Co-Collateral Agents), in form and substance reasonably satisfactory to the Co-Collateral Agents. For the avoidance of doubt, any failure by any such Hedge Bank to comply with the foregoing notice and update requirements shall not alter in any way the qualification of the relevant Swap Contract as a Secured Hedge Agreement.
     “Secured Parties” has the meaning ascribed to such term in the Security Agreement.
     “Securitization Subsidiary” means a Subsidiary of the Borrowers or another Person formed for the purposes of engaging in a Permitted Receivables Financing and to which a Foreign Subsidiary transfers Receivables and which engages in no activities other than in connection with the financing of Receivables of Foreign Subsidiaries, and any business or activities incidental or related to such financing, and in the case of a Subsidiary which is designated by the board of directors of Borrower Representative (as provided below) to be a Securitization Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guarantied by the Borrowers or any of their Restricted Subsidiaries (excluding guaranties of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (2) is recourse to or obligates the Borrowers or any of their Restricted Subsidiaries (other than the Securitization Subsidiary) in any other way other than pursuant to Standard Securitization Undertakings or (3) subjects any property or asset of the Borrowers or any of their Restricted Subsidiaries (other than Receivables and Related Security as provided in the definition of “Permitted Receivables Financing”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrowers nor any of their Restricted Subsidiaries has any material contract, agreement, arrangement or understanding (other than on terms which the Borrowers reasonably believe to be no less favorable to the Borrowers and their Restricted Subsidiaries than those that might be obtained at the time from Persons who are not Affiliates of the Borrower) other than fees payable in the ordinary course of business in connection with servicing Receivables, and (c) with which neither the Borrowers nor any of their Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of Borrowers Representative will be evidenced to Agent by filing with Agent a certified copy of a resolution of the board of directors of Borrower Representative giving effect to such designation, together with a certificate of a Financial Officer of Borrower Representative certifying that such designation complied with the foregoing conditions.
     “Security Agreement” means that certain Security Agreement, dated as of the Closing Date, made by the Credit Parties in favor of Agent, on behalf of itself and Lenders, as amended, restated, supplemented or otherwise modified from time to time.
     “Senior Note Documents” means the Senior Notes Indenture and all other agreements, instruments, documents and certificates executed and delivered in connection with the Senior Notes and including all pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, and delivered in connection with the Senior Notes, the Senior Notes Indenture or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Senior Note Document shall include all appendices, exhibits or schedules thereto, as the same may be amended, restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
     “Senior Notes Indenture” means that certain Indenture, dated as of April 6, among Visteon, the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Senior Notes.
     “Senior Notes” means those certain 6.75% Senior Notes due April 15, 2019 issued under the Senior Notes Indenture.
     “Settlement Date” has the meaning ascribed to it in Section 10.8(a)(ii).
     “Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information related thereto.
     “Solvent” means, with respect to any Person organized under the laws of the United States or any state thereof, on a particular date, that on such date (a) the fair value of the property (on a going concern basis) of such Person is greater than the total amount of

“liabilities”, including “contingent liabilities”, of such Person, (b) the “present fair salable value” of the assets (on a going concern basis) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the normal course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in the normal course of business, and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute unreasonably small capital. The meaning of each of the quoted terms in the foregoing sentence is determined in accordance with applicable federal and state laws governing the insolvency of debtors. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably expected to become an actual or matured liability.
     “Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1.00%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
     “Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Stock of any Restricted Subsidiary or of any division or product line of any Borrower or any of its Restricted Subsidiaries, (b) Permitted Acquisition, (c) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.16, or (d) the proposed incurrence of Indebtedness or making of any Restricted Payment in respect of which compliance with the covenants hereunder is by the terms of this Agreement required to be calculated on a Pro Forma Basis.
     “SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.
     “Standard Factoring Undertakings” means representations, warranties, covenants and indemnities entered into by a Foreign Subsidiary which are reasonably customary in a factoring or other sales (in connection with financings of) and financings of Receivables and Related Security, including, without limitation, those relating to the servicing of assets of such factoring or financing; provided that in no event shall Standard Factoring Undertakings include any guaranty of indebtedness incurred in connection with the such factoring, guaranties of obligations of participating Foreign Subsidiaries or any other Group Member (other than in the case of Section 7.3(g), guaranties of obligations or participating Foreign Subsidiaries in respect thereof by other Foreign Subsidiaries).
     “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guaranties of performance entered into by a Foreign Subsidiary which are customary in a Permitted Receivables Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
     “State of Registration” means the United States of America.

     “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
     “Stockholder” means, with respect to any Person, each holder of Stock of such Person.
     “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.
     “Subsidiary Guarantors” means all Subsidiaries of Borrowers other than Excluded Subsidiaries and Subsidiaries which are Borrowers. As of the Closing Date, the Subsidiary Guarantors are listed on Schedule (A-1).
     “Subsidiary Guaranty” means that certain Subsidiary Guaranty, substantially in the form as agreed to by Agent, dated as of the Closing Date, executed by the Subsidiary Guarantors in favor of Agent and Lenders, as amended from time to time.
     “Supermajority Lenders” means Lenders having (a) 66.667% or more of the Commitments of all Lenders, or (b) if the Commitments have been terminated, 66.667% or more of the aggregate outstanding amount of the Revolving Credit Advances.
     “Supermajority Revolver 1 Lenders” means Revolver 1 Lenders having (a) 66.667% or more of the Revolver 1 Commitments of all Lenders, or (b) if the Commitments have been terminated, 66.667% or more of the aggregate outstanding amount of the Revolver 1 Credit Advances.
     “Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.
     “Swap Contract” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrowers or any of their respective Subsidiaries shall be a “Swap Agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.
     “Swing Line Advance” has the meaning ascribed to it in Section 2.1(b)(i).
     “Swing Line Availability” has the meaning ascribed to it in Section 2.1(b)(i).
     “Swing Line Commitment” means, as to Swing Line Lender, the commitment of Swing Line Lender to make Swing Line Advances as set forth on Annex C, which commitment constitutes a subfacility of the Commitment of Swing Line Lender.
     “Swing Line Lender” means Bank of America, N.A.
     “Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers.
     “Swing Line Note” has the meaning ascribed to it in Section 2.1(b)(ii).
     “Taxes” means present and future taxes (including, but not limited to, income, corporate, capital, excise, property, ad valorem, sales, use, payroll, value added and franchise taxes, deductions, withholdings and custom duties), charges, fees, imposts, levies, deductions or withholdings and all liabilities with respect thereto, imposed by any Governmental Authority excluding, in the case of Section 2.13 only, (a) taxes imposed on or measured by the net income or capital of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located and (c) in the case of a Lender (other than an assignee pursuant to a request by Borrowers under Section 2.14(d)), any withholding tax that is imposed on amounts payable to such Lender and is the result of any law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Lender becomes a party to this Agreement (or designates a new lending office, unless such designation is at the request of Borrowers) or is attributable to such Lender’s failure to comply with Section 2.13(d), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.13(a).
     “Technical Records” means all records, logs, manuals, technical data, tags and other materials and documents supplied to or created by the Borrower or required (a) by the Aviation Authority, the FAA or EASA, and/or (b) the Aircraft Mortgage and Security Agreement and/or (c) in accordance with the customary prudent operating practices of major scheduled airlines, together with all replacements, additions, revisions and renewals from time to time made to them in accordance with the provisions of the Aircraft Mortgage and Security Agreement, to be maintained by the Borrowers relating to the Aircraft, its condition, maintenance, repair and modification.
     “Term Loan Priority Collateral” means all interests of each Credit Party in the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located: (a) all Investment Property (including equity interests in any Subsidiaries of the Borrowers), (b) all Documents, (c) all General Intangibles, including, without limitation, contracts, (d) all Intellectual Property, (e) all Equipment, (f) all real property (including both fee and leasehold interests), any title insurance with respect to such real property and the proceeds thereof and fixtures, in each case not constituting Revolver Priority Collateral, (g) all Instruments, (h) all insurance, (i) all Letter of Credit Rights, (j) all Commercial Tort Claims, (k) all other personal property (whether tangible or intangible) not constituting Revolver Priority Collateral, (l) Intercompany Notes, and the intercompany loans and advances evidenced thereby, owed by any Foreign Subsidiary to any Credit Party, (m) all books and records related to the foregoing, (n) to the extent relating to any of the foregoing, all Supporting Obligations, and (o) all Proceeds, including insurance proceeds, of any and all of the foregoing and all collateral security and guaranties given by any Person solely with respect to any of the foregoing; provided that the foregoing shall not include any property or assets included in clauses (g), (h) or (j) of the definition of Revolver Priority Collateral.
     “Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full in cash, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged or paid (other than contingent indemnification obligations for which no claim has been asserted), (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Section 2.2, and (d) none of Borrowers shall have any further right to borrow any monies under this Agreement.
     “Termination Value” means, on any date in respect of any Swap Contract or other swap or hedging agreement or obligation, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, other swap or hedging agreement, (a) if such Swap Contract or other swap or hedging agreement has been terminated as of such date, an amount equal to the termination value determined in accordance with such Swap Contract or other swap or hedging agreement and (b) if such Swap Contract or other swap or hedging agreement has not been terminated as of such date, an amount equal to the mark-to-market value for such Swap Contract or other swap or hedging agreement, which mark-to-market value shall be determined by Co-Collateral Agents by reference to one or more mid-market value or other readily available quotations provided by any recognized dealer (including any Lender or any Affiliate of any Lender) of such Swap Contract or other swap or hedging agreement.
     “Title Insurance” has the meaning assigned to such term in Section 3.1(xi)(b) of the Existing Credit Agreement.
     “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     “Total Net Leverage Ratio” means, with respect to Borrowers and their Restricted Subsidiaries, on a consolidated basis, the ratio of (a) (i) all Indebtedness included on the balance sheets of Borrowers and their Restricted Subsidiaries (excluding Guarantied Obligations) less (ii) unrestricted cash and Cash Equivalents of Borrowers and their Restricted Subsidiaries, to (b) EBITDA of Borrowers and their Restricted Subsidiaries, on a consolidated basis, for the most recent twelve months up to the date of determination; provided that for the purpose of calculating the Total Net Leverage Ratio on any day prior to the expiration of four full Fiscal Quarters since the Closing Date, EBITDA shall be determined for the period commencing on the Closing Date and ending on the last day of the most recently ended Fiscal Quarter, annualized on a simple arithmetic basis.
     “Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.
     “Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, domain names, corporate names, business names, trade dresses, service marks, logos, other source or business identifiers, all registrations and recordings thereof; and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
     “Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction, and (c) any similar amount with respect to Foreign Plans.
     “Unrestricted Subsidiary” means any Subsidiary of Borrowers designated by a Financial Officer of Borrower Representative as an Unrestricted Subsidiary pursuant to Section 6.16.
     “Visteon” means Visteon Corporation, a Delaware corporation.
     “Wholly Owned Subsidiary” means as to any Person, any other Person all of the Stock of which (other than directors’ qualifying shares or other de minimis shares held by any Person, each as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

     1.2 Rules of Construction. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition in Article or Division 9 shall control. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.
     1.3 Interpretive Matters. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.
     1.4 GAAP. Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given to such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrowers’ certified accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.
2. AMOUNT AND TERMS OF CREDIT
     2.1 Credit Facilities.
          (a) Revolving Credit Facility.
               (i) Subject to the terms and conditions hereof, each Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”). The Pro Rata Share of the Loans of (a) any Revolver 1 Lender shall not at any time exceed its separate Revolver 1 Commitment or (b) any Revolver 2 Lender shall not at any time exceed its separate Revolver 2 Commitment, as the case may be. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 2.1(a); provided, that (x) the amount of any Revolving Credit Advances to be made at any time shall not exceed Availability at such time, (y) the amount of any Revolving Credit Advance allocable to the Revolver 1 Commitment to be made at any time shall not exceed Revolver 1 Availability at such time, and (z) the amount of any Revolving Credit Advance allocable to Revolver 2 Commitment to be made at any time shall not exceed Revolver 2 Availability at such time. Each Revolving Credit Advance shall be made on notice by Borrower Representative to one of the representatives of Funding Agent identified in Schedule (2.1) at the address specified therein. Any such notice must be given no later than (1) 11:00 a.m. (Chicago, Illinois time) on the date of the proposed Revolving Credit Advance, in the case of a Base Rate Loan, or (2) 11:00 a.m. (Chicago, Illinois time) on the date which is three (3) Business Days’ prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan or an Alternate Currency Loan. Each such notice (a “Notice of Revolving Credit Advance”) may be given verbally by telephone but must be immediately confirmed in writing (by telecopy, electronic mail or overnight courier) substantially in the form of Exhibit 2.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Funding Agent. If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 2.5(e).

               (ii) Except as provided in Section 2.10, if requested by Lenders, Borrowers, jointly and severally, shall execute and deliver (A) to each Revolver 1 Lender a note (each a “Revolver 1 Note” and, collectively, the “Revolver 1 Notes”) to evidence the Revolver 1 Commitments of that Revolver 1 Lender and (B) to each Revolver 2 Lender a note (each a “Revolver 2 Note” and, collectively, the “Revolver 2 Notes”) to evidence the Revolver 2 Commitments of that Revolver 2 Lender. Each note shall be in the principal amount of the Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 2.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note (or, if a Revolving Note is not requested, this Agreement) shall represent the joint and several obligation of Borrowers to pay the amount of the applicable Lender’s Commitment or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans to such Borrower together with interest thereon as prescribed in Section 2.5. The entire unpaid balance of the aggregate Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date (and the Commitment, for purposes of this Agreement, shall thereafter be zero).
               (iii) All Revolving Credit Advances shall be denominated in Dollars; provided, however, the Borrowers may elect, by notice from Borrower Representative to Funding Agent in accordance with the procedures set forth in this Section 2.1, to borrow Revolving Credit Advances in one or more Alternate Currencies up to the Maximum Revolver 2 Amount at any time outstanding, which Alternate Currency Loans shall be LIBOR Loans. Notwithstanding anything to the contrary contained herein, any Alternate Currency Loans shall be provided solely by the Revolver 2 Lenders, based on their Pro Rata Share of the requested Alternate Currency Loans, in each case not to exceed (i) the lesser of (a) Maximum Revolver 2 Amount or (b) the Revolver 2 Borrowing Base or (ii) with respect to any Revolver 2 Lender, its separate Revolver 2 Commitment.
          (b) Swing Line Facility.
               (i) Funding Agent shall notify Swing Line Lender upon Funding Agent’s receipt of any Notice of Revolving Credit Advance which requests Base Rate Loans. Subject to the terms and conditions hereof, Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 2.1(b) shall not relieve Lenders of their obligations to make Revolving Credit Advances under Section 2.1(a); provided, that if Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of the Maximum Amount and the Borrowing Base, in each case, less the outstanding balance of the Revolving Loans at such time (“Swing Line Availability”). Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 2.1(b). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered to Funding Agent by Borrower Representative in accordance with Section 2.1(a)(i). Any such notice must be given no later than 2:00 p.m. (New York time) on the Business Day of the proposed Swing Line Advance. Unless Swing Line

Lender has received at least one Business Day’s prior written notice from Requisite Lenders instructing it not to make any Swing Line Advance, Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 3.2, be entitled to fund any requested Swing Line Advance, and to have each Lender make Revolving Credit Advances in accordance with Section 2.1(b)(iii) or purchase participating interests in accordance with Section 2.1(b)(vi). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute a Base Rate Loan and shall only be denominated in Dollars. Borrowers shall repay the Swing Line Loan upon written demand therefor by Funding Agent.
               (ii) Upon request by Swing Line Lender, Borrowers shall execute and deliver to each Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 2.1(b)(ii) (each a “Swing Line Note” and, collectively, the “Swing Line Notes”). Each Swing Line Note (or, if Swing Line Notes are not requested, this Agreement) shall represent the obligation of each Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to such Borrower together with interest thereon as prescribed in Section 2.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.
               (iii) If no Lender is a Non-Funding Lender, then the Swing Line Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, shall on behalf of Borrowers (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (including the Swing Line Lender) to make a Revolving Credit Advance for the account of Borrowers (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of Borrowers’ Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. If any Lender is a Non-Funding Lender and the conditions precedent set forth in Section 3.2 are satisfied at such time, that Non-Funding Lender’s reimbursement obligations with respect to the Swing Line Loans shall be reallocated to and assumed by the other Lenders in accordance with their Pro Rata Share of the Revolving Loans (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately). If any Lender is a Non-Funding Lender, upon receipt of the demand described above, each Lender that is not a Non-Funding Lender will be obligated to pay to Funding Agent for the account of the Swing Line Lender its Pro Rata Share of the outstanding Swing Line Loans (increased as described above); provided that no Revolver 1 Lender shall be required to fund any amount in excess of its Revolver 1 Commitment and no Revolver 2 Lender shall be required to fund any amount in excess of its Revolver 2 Commitment. Unless any of the events described in Sections 9.1(k) or (l) has occurred (in which event the procedures of Section 2.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Lender shall disburse directly to Funding Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of Borrowers.

               (iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 2.1(b)(iii), one of the events described in Sections 9.1(k) or 9.1(l) has occurred, then, subject to the provisions of Section 2.1(b)(v) below, each Lender shall, on the date such Revolving Credit Advance was to have been made, purchase, or be deemed to have purchased, from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
               (v) Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.1(b)(iii) and to purchase participation interests in accordance with Section 2.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to Funding Agent or Swing Line Lender, as applicable, the amount required pursuant to Section 2.1(b)(iii) or 2.1(b)(iv), as the case may be, Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter.
          (c) Reliance on Notices; Appointment of Borrower Representative. Funding Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice reasonably believed by Funding Agent to be genuine. Funding Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Funding Agent has actual knowledge to the contrary. Each Borrower hereby designates Visteon or any of its authorized representatives as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of providing notices in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Funding Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

     2.2 Letters of Credit.
          (a) Issuance. Subject to the terms and conditions of this Agreement, Funding Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of Borrowers’ and for Borrowers’ account, Letter of Credit Obligations with respect to Letters of Credit to be issued by an L/C Issuer for Borrowers’ account. Each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Funding Agent, as more fully described in Section 2.2(b)(ii). The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) $75,000,000 (the “L/C Sublimit”), (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and (iii) the Availability. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, but may contain provisions for automatic renewal thereof for periods not in excess of one (1) year, unless otherwise reasonably determined by Funding Agent and L/C Issuer, in their respective sole discretion, and neither Funding Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the 5th day prior to the date set forth in clause (a) of the definition of Commitment Termination Date; provided, further that a Letter of Credit may, upon the request of the applicable Borrower, be renewed for a period beyond the date that is five Business Days prior to the maturity date thereof if such Letter of Credit has become subject to cash collateralization (at 105% of the face value of such Letter of Credit) or other arrangements, in each case reasonably satisfactory to Funding Agent and the L/C Issuer, and the L/C Issuer has released the Lenders in writing from their participation obligations with respect to such Letter of Credit. Notwithstanding anything to the contrary contained herein, any L/C Issuer may only issue Letters of Credit to the extent permitted by applicable law. If (i) any Lender is a Non-Funding Lender or Agent determines that any of the Lenders is an Impacted Lender and (ii) the reallocation of that Non-Funding Lender’s or Impacted Lender’s Letter of Credit Obligations to the other Lenders would reasonably be expected to cause the Letter of Credit Obligations and Loans of any Lender to exceed its Commitment (an “Affected L/C Issuer”), taking into account the amount of outstanding Revolving Loans, then no Affected L/C Issuer shall issue or renew any Letters of Credit unless the Non-Funding or Impacted Lender has been replaced, the Letter of Credit Obligations have been cash collateralized, or the Commitment of the other Lenders has been increased in accordance with Section 12.2(c) by an amount sufficient to satisfy Agent that all additional Letter of Credit Obligations will be covered by all Lenders who are not Non-Funding Lenders or Impacted Lenders. Each Letter of Credit will be denominated in Dollars or an Alternate Currency, at the request of Borrowers.
          (b) Advances Automatic; Participations.
               (i) If no Lender is a Non-Funding Lender, in the event that Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance under Section 2.1(a) regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrowers’ failure to satisfy the conditions precedent set forth in Section 3.2, and, if no Lender is a Non-Funding Lender, (or if the only Non-Funding Lender is the L/C Issuer that issued such Letter of Credit), each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with this Agreement. If any Lender is a Non-Funding Lender and the conditions precedent set forth in Section 3.2 are satisfied at such time, that Non-Funding Lender’s Letter of Credit Obligations shall be reallocated to and assumed by the other Lenders pro rata in accordance with their Pro Rata Share of the Revolving Loan (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately). If any Lender is a Non-Funding Lender, each Lender that is not a Non-Funding Lender shall pay to Funding Agent for the account of such L/C Issuer its Pro Rata Share (increased as described above) of the Letter of Credit Obligations that from time to time remain outstanding; provided that no Lender shall be required to fund any amount in excess of its Revolver 1 Commitment or Revolver 2 Commitment, as the case may be. The failure of any Lender to make available to Funding Agent for Funding Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Funding Agent to the L/C Issuer shall not relieve any other Lender of its obligation hereunder to make available to Funding Agent its Pro Rata Share thereof.
               (ii) If it shall be illegal or unlawful for Borrowers to incur Revolving Credit Advances as contemplated by Section 2.2(b)(i) above or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to the L/C Issuer, then (A) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Lender’s Pro Rata Share (based on its Commitment) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Lender’s Pro Rata Share (based on its Commitment) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Credit Advances
               (iii) In determining whether to pay under any Letter of Credit, no L/C Issuer shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an L/C Issuer under or in connection with any Letter of Credit issued by it shall not create for such L/C Lender any resulting liability to the Borrowers, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with bad faith, gross negligence, or willful misconduct on the part of such L/C Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (c) Cash Collateral.
               (i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Commitment Termination Date, Borrowers will pay to Agent for the ratable benefit of itself and Lenders cash or Cash

Equivalents (“Cash Collateral”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent, and Agent shall use its commercially reasonable efforts to make such Cash Collateral Account an interest bearing account. The Cash Collateral Account shall be in the name of Borrowers and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent, the other Secured Parties and L/C Issuer, in a manner satisfactory to Agent. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement shall constitute a security agreement under applicable law.
               (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Credit Parties shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a banking institution, and shall be subject to such terms and conditions, as are be reasonably satisfactory to Agent in its sole discretion.
               (iii) From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrowers to Agent and Lenders with respect to such Letter of Credit Obligations and, upon the satisfaction in full of all Letter of Credit Obligations and after the Commitment Termination Date, to any other Obligations of any Borrower then due and payable.
               (iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Credit Parties to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest, if any, earned on deposits in the Cash Collateral Account shall be held as additional collateral.
          (d) Fees and Expenses. Borrowers agree to pay to Agent for the benefit of Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable documented out-of-pocket costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each Fiscal Quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit

Fee”) in an amount equal to the sum of (A) Applicable Revolver 1 LIBOR Margin then in effect multiplied by the maximum amount available from time to time to be drawn allocable to the Revolver 1 Commitment under the applicable Letter of Credit and (B) Applicable Revolver 2 LIBOR Margin then in effect multiplied by the maximum amount available from time to time to be drawn allocable to the Revolver 2 Commitment under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first Business Day of each Fiscal Quarter and on the Commitment Termination Date. In addition, Borrowers shall pay to the L/C Issuer, (i) upon the issuance of any Letter of Credit, solely for the L/C Issuer’s own account, a fronting fee equal to 0.25% multiplied by the maximum amount of such Letter of Credit, and (ii) on demand, such reasonable fees, reasonable documented out-of-pocket charges and expenses of the L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
          (e) Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give Agent and the L/C Issuer least three (3) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. Each such request for a Letter of Credit, and any Letter of Credit issued pursuant thereto, shall be on the LC Issuer’s standard form documents. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Agent and L/C Issuer.
          (f) Obligation Absolute. The joint and several obligations of Borrowers to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:
               (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;
               (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);
               (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment by Agent (except as otherwise expressly provided in Section 2.2(g)(ii)(C) below) or the L/C Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit;
               (v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or
               (vi) the fact that a Default or an Event of Default has occurred and is continuing.
          (g) Indemnification; Nature of Lenders’ Duties.
               (i) In addition to amounts payable as elsewhere provided in this Agreement, Borrowers jointly and severally hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable documented attorneys’ fees of one counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Agent or any Lender seeking indemnification or of the L/C Issuer to honor a demand for payment under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence, bad faith or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).
               (ii) As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of clauses (A), (B) or (C) of this Section 2.2(g)(ii), any payment by Agent under any Letter of Credit, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence, bad faith or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under this Agreement.
               (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of the L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and the L/C Issuer.
          (h) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Funding Agent, in form and substance satisfactory to Funding Agent, each of the following on the following dates: (i) (A) on or prior to any issuance of any Letter of Credit by such L/C Issuer, (B) immediately after any drawing under any such Letter of Credit or (C) immediately after payment (or failure to pay when due) by Borrowers of any related Letter of Credit Obligation, notice thereof, which shall contain a reasonably detailed description of such issuance, drawing or payment, and Funding Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (ii) upon the request of Funding Agent (or any Lender through Funding Agent), copies of any Letter of Credit issued by such L/C Issuer and any related Letter of Credit reimbursement agreement and such other documents and information as may be reasonably requested by Funding Agent; and (iii) on the first Business Day of each calendar week, a schedule of the Letters of Credit issued by such L/C Issuer, in form and substance reasonably satisfactory to Funding Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
          (i) Notwithstanding anything to the contrary contained herein, the first $35,000,000 of outstanding Letters of Credit shall be allocated to Revolver 1 Lenders based on their Pro Rata Share of the Revolver 1 Commitment. All Letters of Credit in excess of $35,000,000 shall be allocated between the Revolver 1 Lenders and the Revolver 2 Lenders based on their the Pro Rata Share of all Commitments. All risk participation, fees and other allocations regarding Letters of Credit under this Agreement shall be made in accordance with this Section 2.2(h).
          (j) The L/C Issuer may be replaced with another Lender (or an Affiliate of a Lender) at any time by written agreement among Borrower Representative, Agent and the successor L/C Issuer. Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor L/C Issuer and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.
     2.3 Prepayments.

          (a) Voluntary Prepayments; Reductions in Commitments. Borrowers may at any time on at least three (3) Business Days’ prior written notice by Borrower Representative to Agent and Funding Agent permanently reduce (but not terminate) the Commitment; provided that (i) any such prepayments or reductions shall be in a minimum principal amount of $1,000,000 or a whole multiple thereof, (ii) the Commitment shall not be reduced to an amount that is less than the amount of the Revolving Loan then outstanding and (iii) after giving effect to such reductions, Borrowers shall comply with Section 2.3(b)(i). In addition, Borrowers may at any time on at least ten (10) days’ prior written notice by Borrower Representative to Agent and Funding Agent terminate the Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Section 2.2 hereto. Any voluntary prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. Any voluntary prepayment and any reduction or termination of the Commitment must be accompanied by the payment of any LIBOR funding breakage costs in accordance with Section 2.11(b). Upon any such reduction or termination of the Commitment, each Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Commitment shall require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied.
          (b) Mandatory Prepayments.
               (i) If at any time the Loans exceed the lesser of (A) the Maximum Amount and (B) the Borrowing Base, Borrowers shall immediately, but in no event later than three Business Days, repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess; provided, however, if such Overadvance is the result of increases in Reserves, changes in eligibility criteria or other permitted changes to the Borrowing Base hereunder subsequent to the Closing Date, such three Business Day period shall commence on the date of notice of establishment or increase in Reserves, changes in eligibility criteria or other permitted changes to the Borrowing Base hereunder by Co-Collateral Agents or Agent, as the case may be. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 2.2 to the extent required to eliminate such excess. In addition, if at any time the principal amount of the Loans and Letter of Credit Obligations of any individual Lender exceed (a) its separate Revolver 1 Commitment or (b) its separate Revolver 2 Commitment, as the case may be, then Borrowers shall immediately, but in no event later than three (3) Business Days after notice thereof, repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.
               (ii) Until the Termination Date, subject to any Intercreditor Agreement (if any) and the exceptions provided in this clause (ii) below and Section 2.3(d), within three (3) Business Days of receipt by any Credit Party of Net Cash Proceeds of any asset Disposition or any casualty or condemnation event, Borrowers shall prepay the Loans (such prepayments to be applied in accordance with and subject to any applicable Intercreditor Agreement, if any) in an amount equal to all such Net Cash Proceeds. Any such prepayment shall be applied in accordance with Section 2.3(c) and any applicable Intercreditor Agreement (if any). The following shall not be subject to mandatory prepayment under this clause (ii): (1) proceeds of asset Dispositions in an aggregate amount not to exceed $3,000,000 per Fiscal Year, (2) proceeds of asset Dispositions pursuant to Section 7.2(v) and Section 7.8 (other than Sections 7.8(f)-(h), (n), (s), (t) and (u); provided that the exclusion with respect to Section 7.8(u) shall only apply to Revolver Priority Collateral) and (3) proceeds that are reinvested within three hundred sixty-five (365) days following receipt thereof so long as no Event of Default has occurred and is continuing; provided, that if a binding commitment to reinvest is entered into within such period, the reinvestment period shall be extended an additional one hundred eighty (180) days from the end of such 365 day period; provided, further, that Borrowers shall notify Agent and Funding Agent of their intent to reinvest at the time such proceeds are received (provided a failure to so notify Agent and Funding Agent shall not affect Borrowers’ reinvestment rights hereunder) and when such reinvestment occurs.
               (iii) Subject to any applicable Intercreditor Agreement (if any), if any Credit Party issues any debt securities other than the Indebtedness permitted by Section 7.3, no later than the Business Day following the date of receipt of the Net Cash Proceeds thereof, such issuing Credit Party shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds. Any such prepayment shall be applied in accordance with Section 2.3(c) and any applicable Intercreditor Agreement (if any).
               (iv) Subject to any applicable Intercreditor Agreement, if any, if any Credit Party issues Non-Qualifying Preferred Stock after the Closing Date, no later than the Business Day following the date of receipt of the Net Cash Proceeds thereof such Credit Party shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds. Any such prepayment shall be applied in accordance with Section 2.3(c) and any applicable Intercreditor Agreement, if any.
          (c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to Sections 2.3(b)(ii), (iii) or (iv) above shall be applied as follows: first, to reasonable fees and reimbursable expenses of Agent and Co-Collateral Agents then due and payable pursuant to any of the Loan Documents; second, to prepayment of the Swing Line Advances until paid in full; third, to prepayment of the Revolving Credit Advances until paid in full (provided, however, that any Net Cash Proceeds of any asset Disposition of, or any casualty or condemnation event relating to, the Eligible Corporate Aircraft or the Eligible Real Estate shall be applied first to the prepayment of the Revolver 1 Credit Advances until paid in full and then to the Revolver 2 Credit Advances until paid in full); and fourth, to replace outstanding Letter of Credit Obligations and/or deposit an amount in cash in a cash collateral account established with Agent for the benefit of Lenders on terms and conditions satisfactory to Agent. The Commitment and the Swing Line Commitment shall not be permanently reduced by the amount of all prepayments made by Borrowers pursuant to Sections 2.3(b)(ii)-(iv) to the extent applied pursuant to clauses third and fourth above. The application of any prepayment pursuant to Section 2.3(b), shall be made, first, to Base Rate Loans and, second, to LIBOR Rate Loans. Each prepayment of Loans under Section 2.3(b) shall be accompanied by accrued and unpaid interest to the date of such prepayment on the amount prepaid.

          (d) Intentionally Omitted.
          (e) No Implied Consent. Nothing in this Section 2.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
          (f) Limitations on Payments. All prepayments referred to in Section 2.3(b)(ii) above are subject to permissibility under (i) applicable local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (ii) material constituent document restrictions existing as of the Closing Date (including as a result of minority ownership). There will be no requirement to make any prepayment under Section 2.3(b)(ii) if Borrowers and their Subsidiaries or any of their Affiliates provide reasonable evidence to Agent and Lenders that it would incur a material tax liability, including a deemed dividend pursuant to Section 956 of the IRC; provided, further, that utilization of the net operating losses of Borrowers and their Subsidiaries shall be excluded from Borrowers’ determination of whether such prepayment would result in material adverse tax liabilities to Borrowers or any of their respective Subsidiaries. The non-application of any prepayment amounts as a consequence of the foregoing provisions shall not, for the avoidance of doubt, constitute an Event of Default under Section 9.1(a), and such amounts shall be available for working capital purposes of Borrowers and their Subsidiaries, subject to the terms and conditions of this Agreement, so long as such amounts are not required to be prepaid in accordance with the following provisions. Borrowers and their Subsidiaries shall use commercially reasonable efforts to reduce or eliminate the foregoing restrictions and/or minimize any such costs of prepayment and/or use the other cash resources of Borrowers and their Subsidiaries (subject to the considerations above) to make the relevant payment; provided, however, such efforts shall not include the application or use of net operating losses of Borrowers and their Subsidiaries. If at any time within one year of a required prepayment date that is excused under this Section 2.3(f), such restrictions are removed, any relevant proceeds will be applied in prepayment of the Loans. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by Borrowers and their Subsidiaries or any of their Affiliates arising solely as a result of compliance with the preceding sentence, and Borrowers and their Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to their Affiliates in an amount sufficient to cover such tax liability, costs or expenses.
     2.4 Use of Proceeds. Borrowers shall utilize the proceeds of the Loans (a) to fund payment of fees, costs and expenses related to the Chapter 11 Cases and the Related Transactions, (b) to provide working capital from time to time for the Borrowers and their respective Subsidiaries and (c) for other general corporate purposes.
     2.5 Interest; Applicable Margins; Commitment Fees.
          (a) Borrowers shall pay interest to Funding Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolver 1 Credit Advances, the Base Rate plus the Applicable Revolver 1 Base Rate Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver 1 LIBOR Margin per annum; (ii) with respect to the Revolver 2 Credit Advances, the Base Rate plus the Applicable Revolver 2 Base Rate Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver 2 LIBOR Margin per annum; and (iii) with respect to the Swing Line Loan, the Base Rate plus the Applicable Revolver 1 Base Rate Margin.
     As of the Second Amendment Effective Date, the Applicable Margins are as follows:

Applicable Revolver 1 Base Rate Margin:	1.75%

Applicable Revolver 1 LIBOR Margin:	2.75%

Applicable Revolver 2 Base Rate Margin:	2.25%

Applicable Revolver 2 LIBOR Margin:	3.25%

Revolver 1 Commitment Fee:	0.50%

Revolver 2 Commitment Fee:	0.50%
     After the Second Amendment Effective Date, the Applicable Revolver 1 Base Rate Margin, Applicable Revolver 1 LIBOR Margin, Applicable Revolver 2 Base Rate Margin, Applicable Revolver 2 LIBOR Margin, Revolver 1 Commitment Fee and Revolver 2 Commitment Fee will be determined by reference to the following grid based upon the Monthly Average Availability for the Fiscal Month then ended:
Revolver 1:

		Applicable	Applicable
		Revolver 1	Revolver 1	Revolver 1
	Monthly Average	LIBOR	Base Rate	Commitment
Tier	Availability	Margin:	Margin:	Fee:
1	Greater than or equal to $50,000,000	2.75%	1.75%	0.50%
2	Less than $50,000,000	3.00%	2.00%	0.50%
Revolver 2:

		Applicable	Applicable
		Revolver 2	Revolver 2	Revolver 1
	Monthly Average	LIBOR	Base Rate	Commitment
Tier	Availability	Margin:	Margin:	Fee:
1	Greater than or equal to $50,000,000	3.25%	2.25%	0.50%
2	Less than $50,000,000	3.50%	2.50%	0.50%

     If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred, in the case of Base Rate Loans and LIBOR Loans, until the first day of the first calendar month following the date on which such Event of Default is waived or cured.
          (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
          (c) All computations of Fees calculated on a per annum basis and interest shall be made by Funding Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable, except that with respect to Base Rate Loans based on the prime or base commercial lending rate the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Base Rate is a floating rate determined for each day. Each determination by Funding Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.
          (d) So long as an Event of Default has occurred and is continuing under Sections 9.1(a), (k) or (l) or any Event of Default under Section 9.1(b) solely with respect to Section 7.10, the interest rates applicable to the Loans and the Letter of Credit Fees shall automatically be increased by two percentage points (2.00%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent and Requisite Lenders elect to waive such increase or impose a smaller increase (the “Default Rate”), and all outstanding Obligations (other than Obligations from Bank Products) shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default and for so long as such Event of Default is continuing and shall be payable upon demand.
          (e) Subject to the conditions precedent set forth in Section 3.2, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Base Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to a Base Rate Loan and subject to payment of LIBOR breakage costs in accordance with Section 2.11(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued; provided, however, that no Revolving Credit Advance shall be converted to, or continued at the end of the LIBOR Period applicable thereto as a LIBOR Loan for a LIBOR Period of longer than one (1) month if any Event of Default has occurred and is continuing. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount.

Any such election must be made by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Base Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 3.2 shall not have been satisfied), that LIBOR Loan shall be converted to a LIBOR Loan with a LIBOR Period of one (1) month at the end of its LIBOR Period (or with respect to any Alternate Currency Loans, shall be converted to a LIBOR Loans with a one (1) LIBOR Period). Borrower Representative must make such election by notice to Funding Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.5(e). Notwithstanding anything to the contrary contained herein, Borrowers shall not, at any time, be permitted to obtain or convert a LIBOR Loan that is an Alternate Currency Loan into a Base Rate Loan.
          (f) Anything herein to the contrary notwithstanding, the obligations of Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (the “Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Funding Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Funding Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.9 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order. No Loan may be made as or converted into a LIBOR Loan until the earlier of (i) thirty (30) days after the Closing Date or (ii) completion of a “successful syndication” (as defined in the Fee Letter).

     2.6 Cash Management Systems. On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex A (the “Cash Management Systems”).
     2.7 Fees.
          (a) Borrowers shall pay to MSSF, individually, the Fees specified in the Fee Letter at the times specified for payment therein.
          (b) As additional compensation for Revolver 1 Lenders, Borrowers shall pay to Funding Agent, for the ratable benefit of such Lenders, in arrears, on each Interest Payment Date, on the date of any permanent reduction of the Commitment in accordance with Section 2.3(a) and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to the Revolver 1 Commitment Fee as set forth in Section 2.5 per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (A) the amount of the Revolver 1 Commitment (as it may be reduced from time to time) and (B) the average for the period of the daily closing balances of the aggregate Revolver 1 Credit Advances and the Swing Line Loan allocable to the Revolver 1 Lenders outstanding during the period for which such Fee is due.
          (c) As additional compensation for Revolver 2 Lenders, Borrowers shall pay to Funding Agent, for the ratable benefit of such Lenders, in arrears, on each Interest Payment Date, on the date of any permanent reduction of the Commitment in accordance with Section 2.3(a) and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to the Revolver 2 Commitment Fee as set forth in Section 2.5 per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (A) the amount of the Revolver 2 Commitment (as it may be reduced from time to time) and (B) the average for the period of the daily closing balances of the aggregate Revolver 2 Credit Advances and the Swing Line Loan allocable to the Revolver 2 Lenders outstanding during the period for which such Fee is due.
          (d) Borrowers shall pay to Funding Agent, for the ratable benefit of Lenders, the Letter of Credit Fee as provided in Section 2.2.
     2.8 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 1:00 p.m. (Chicago, Illinois time) on the day when due in immediately available funds in Dollars with respect to Dollar Loans or in the applicable Alternate Currency with respect to Alternate Currency Loans, in each case to the Collection Account. For purposes of computing interest and Fees and determining Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds are received in the Collection Account prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. If Funding Agent receives any payment from or on behalf of any Credit Party in a currency other than the currency in which such Obligation is denominated, Funding Agent may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the currency of the relevant Obligation at the exchange rate that Funding Agent would be prepared to sell the currency in which the relevant Obligation is denominated against the currency received on the Business Day immediately preceding the date of actual payment. The Obligations shall be satisfied only to the extent of the amount actually received by Funding Agent upon such conversion. Funding Agent shall distribute such payments to Lender or other applicable Persons in like funds as received.
     2.9 Application and Allocation of Payments.
          (a) Subject to the terms of any applicable Intercreditor Agreement (if any), so long as no Event of Default has occurred and is continuing, (i) payments of regularly scheduled payments then due shall be applied to those scheduled payments, (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.3(a), and (iii) mandatory prepayments shall be applied as set forth in Sections 2.3(c). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other mandatory payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower. All voluntary prepayments shall be applied as directed by Borrower Representative; provided, however, any voluntary repayment of the Revolving Credit Advances will be made pro rata between Revolver 1 Credit Advances and Revolver 2 Credit Advances (or otherwise as required hereunder). In all circumstances, subject to any applicable Intercreditor Agreement (if any), after an Event of Default, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s and Co-Collateral Agents’ expenses reimbursable hereunder and to all obligations owing to Agent, Swing Line Lender, any L/C Issuer or any other Lender by any Non-Funding Lender under the Loan Documents; (2) to interest on the Swing Line Loans; (3) to principal payments on the Swing Line Loans; (4) to interest on the other Loans and Secured Hedging Obligations, ratably in proportion to the interest accrued as to each Loan and Secured Hedging Obligations; (5) to principal payments on the other Loans (or cash collateral with respect to the Letter of Credit Obligations) and Secured Hedging Obligations, ratably in proportion to the principal balance of each Loan, each Secured Hedging Obligation and the Letter of Credit Obligations (provided, however, that any payments and proceeds of Eligible Corporate Aircraft and Eligible Real Estate shall be applied first to principal payments on the Revolver 1 Credit Advances until paid in full and then to principal payments on the other Loans (or cash collateral with respect to the Letter of Credit Obligations) and Secured Hedging Obligations, ratably in proportion to the principal balance of each Loan, each Secured Hedging Obligation and the Letter of Credit Obligations); (6) to the payment of the Bank Products Obligations then due and payable; (7) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 12.3. Notwithstanding anything to the contrary contained herein, at all times after the acceleration of the Obligations, a Commitment Termination Date, the failure to comply with the requirements under Section 7.10 or any Event of Default arising under Section 9.1(a), (h), (k) or (l), payments and proceeds of Collateral shall be applied as follows: (A) to Fees and Agent’s and the Co-Collateral Agents’ expenses reimbursable hereunder and to all obligations owing to Agent, Swing Line Lender, any L/C Issuer or any other Lender by any Non-Funding Lender under the Loan Documents; (B) to interest on the Swing Line Loans; (C) to principal payments on the Swing Line Loans;

(D) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan and Secured Hedging Obligations; (E) to principal payments on the other Loans and Secured Hedging Obligations as follows: first, pro rata to the principal balance of the Loans (and cash collateral with respect to Letter of Credit Obligations) made by the Revolver 1 Lenders and the Secured Hedging Obligations with respect to the proceeds of (i) all Collateral (other than Ford Accounts) and (ii) Ford Accounts up to an amount not to exceed 30% of the total Eligible Accounts at the time of the Commitment Termination Date (“Revolver 1 Ford Accounts”), ratably in proportion to the principal balance of each Loan made by the Revolver 1 Lenders and the Secured Hedging Obligations until paid in full, and second, the Loans (and cash collateral with respect to Letter of Credit Obligations) made by the Revolver 2 Lenders, provided, however, any proceeds from the Ford Accounts that do not qualify as Revolver 1 Ford Accounts will be applied under this clause (E) first to the Loans (and cash collateral with respect to Letter of Credit Obligations) made by the Revolver 2 Lenders; (F) to the payment of the Bank Products Obligations then due and payable; and (G) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 12.3.
          (b) Funding Agent is authorized to, and at its sole election may, upon prior notice to Borrower Representative charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including, insurance premiums in accordance with Section 6.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents, if and to the extent, Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Availability at such time or would cause the balance of the Revolving Loan and the Swing Line Loan to exceed the Borrowing Base after giving effect to such charges (provided, any such Overadvance shall be subject to the cure period with respect to fees as set forth in Section 9.1(a)(ii)). At Funding Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.
     2.10 Loan Account and Accounting. Funding Agent shall maintain a loan account (the “Loan Account”) on its books and records: all Advances, Letters of Credit, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Funding Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Funding Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. Funding Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Funding Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall be deemed presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the applicable Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.
     2.11 Indemnity.
          (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Co-Collateral Agents, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, actual losses, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements and other reasonable documented out-of-pocket costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, actual loss, liability or expense results from that Indemnified Person’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons other than claims against Agent or Co-Collateral Agents, in such capacity in connection with fulfilling any such roles. In the absence of an actual conflict of interest, or in the written opinion of counsel a potential conflict of interest, the Borrowers and their Subsidiaries will not be responsible for the fees and expenses of more than one legal counsel for all Indemnified Persons and appropriate local legal counsel; provided that in the case of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest exists, Borrowers and their Subsidiaries shall be responsible for one additional counsel in each applicable jurisdiction for the affected Indemnified Parties, taken as a whole. No party hereto shall be responsible or liable to any other Person party to any Loan Document, any successor, assignee or third party beneficiary of such person or any other person asserting claims derivatively through such Party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of credit having been extended, suspended or terminated under any Loan Document or as a result of any other transaction contemplated hereunder or thereunder.
          (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith; or (v) an assignment of LIBOR Loans is mandated pursuant to Sections 2.14(d) or 12.2(d), then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all actual losses, costs and reasonable documented out-of-pocket expenses resulting from or arising from any of the foregoing. Such indemnification shall include any actual and documented out-of-pocket loss or expense (other than loss of anticipated profits), if any, arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written and detailed calculation of all amounts payable pursuant to this Section 2.11(b), and such calculation shall be binding on the parties hereto absent manifest error, in which case Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.
     2.12 Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon reasonable notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent, Co-Collateral Agents, Lenders (coordinated through Agent) and any of their representatives and designees access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, Co-Collateral Agents, Lenders and any of their officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, Co-Collateral Agents, Lenders and their representatives and other designees, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party; provided, that to the extent that no Event of Default has occurred, Borrowers shall only be responsible for the costs of such activities as set forth in Section 5.2. Furthermore, so long as any Event of Default has occurred and is continuing under Sections 9.1 (k) or (l) or at any time after all or any portion of the Obligations have been declared due and payable pursuant to Section 9.2(b), Borrowers shall provide reasonable assistance to Agent to obtain access, which access shall be coordinated in scope and substance in consultation with the Borrowers, to their suppliers and customers. Each Credit Party (i) shall be available to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members (so long as senior management of Borrower Representative is notified of any such discussion and is permitted to be present) and (ii) agrees to use commercially reasonable efforts to assist Agent in obtaining reasonable access, which access shall be coordinated in scope and substance in consultation with Borrower Representative, to its independent certified public accountants and financial advisors.
     2.13 Taxes.

          (a) All payments by each Credit Party hereunder, under the Notes or under any other Loan Document will be made without setoff, counterclaim or defense. Any and all payments by each Credit Party hereunder (including any payments made pursuant to Section 13), under the Notes or under any other Loan Documents shall be made, in accordance with this Section 2.13, free and clear of and without deduction for any and all present or future Taxes. If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any payments made pursuant to Section 13) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.13), Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such withholdings and deductions been made, (ii) such Credit Party shall make such withholdings and deductions, and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Within thirty (30) days after the date of any such payment of Taxes, Borrowers shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.
          (b) In addition, each Credit Party agrees to pay any present or future stamp, recording or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under this Agreement or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents and any other agreements and instruments contemplated hereby or thereby (“Other Taxes”). Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of any circumstances referred to above which would result in additional payments under this Section 2.13, it shall notify Borrowers thereof.
          (c) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Funding Agent and each Lender for the full amount of Taxes and Other Taxes (including, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by (or on behalf of) Funding Agent or such Lender as a result of payments made pursuant to this Agreement, as appropriate, and any liability (including, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted; provided, however, that no Credit Party shall be required to compensate Funding Agent or any Lender for any Taxes or Other Taxes incurred more than one hundred eighty (180) days prior to the date that such Funding Agent or Lender notifies Borrower Representative of such Taxes or Other Taxes and of such Funding Agent or Lender’s intention to claim compensation therefore; provided, further, however that if the circumstances giving rise to such Taxes or Other Taxes are retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such Taxes and evidence of payment thereof submitted to the Credit Parties shall be prima facie evidence, absent manifest error, of the amount due from the Credit Parties to Funding Agent or such Lenders. Upon actually learning of the imposition of Taxes, Funding Agent or Lender, as the case may be, shall act in good faith to notify the Borrowers of the imposition of such Taxes arising hereunder.
          (d) Each Lender and the successors and assignees of such Lender, that is a “United States person” within the meaning of section 7701(a)(30) of the IRC and not an exempt recipient (as defined in Treasury Regulation Section 1.6049-4(c)) shall deliver to Borrower Representative (with a copy to Funding Agent) a properly completed and executed IRS Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by Funding Agent and Borrower Representative to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender, and the successors and assignees of such Lender, organized under the laws of a jurisdiction outside of the United States (“Foreign Lender”) to whom payments to be made under this Agreement or under the Notes may be exempt from, or eligible for a reduced rate of, United States withholding tax (as applicable) under the law of the jurisdiction in which the relevant Borrower is located or under any tax treaty to which such jurisdiction is a party shall, at the time or times prescribed by applicable law, provide to Borrower Representative (with a copy to Funding Agent) a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States.
          (e) If any of Funding Agent or any Lender, as applicable, determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Funding Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
          (f) The provisions of this Section 2.13 shall survive the termination of this Agreement and repayment of all Obligations.
     2.14 Capital Adequacy; Increased Costs; Illegality.
          (a) If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Funding Agent) pay to Funding Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Funding Agent shall, absent manifest error, be final, conclusive and binding for all purposes.
          (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Funding Agent), pay to Funding Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Funding Agent by such Lender, shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.14(b).
          (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan or fund an Alternate Currency Loan, each as contemplated by this Agreement, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan or Alternate Currency Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Funding Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans or fund an Alternate Currency Loan shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans or Alternate Currency Loans, as the case may be, owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Base Rate Loans. The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith (collectively, the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from the Dodd-Frank Act.
          (d) Within thirty (30) days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), Borrower Representative may, at its option, notify Funding Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this Section 2.14(d) shall terminate with respect to such Affected Lender for such request for additional amounts or increased costs and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b). An exercise of the Borrowers’ option under this Section 2.14(d) shall not suspend the Borrowers’ obligation to pay such increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b) until such Affected Lender is replaced.
     2.15 Single Loan. All Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.
     2.16 Incremental Revolving Loans.
          (a) Borrowers may on any date on or after the date that is 90 days following the Closing Date, by notice to Agent (whereupon Agent shall promptly deliver a copy to each of the Lenders), increase the Revolver 1 Commitment or Revolver 2 Commitment hereunder with incremental revolving loan commitments (the “Incremental Revolving Loans”) in an amount not to exceed $50,000,000 in the aggregate (with minimum amounts of not less than $20,000,000 per increase (and $5,000,000 increments thereof, or the balance of the Incremental Revolving Loan limit if it is less than $5,000,000); provided that at the time of the effectiveness of any Incremental Revolving Loan Amendment referred to below, (a) no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to extensions of credit to be made on such date, (b) each of the representations and warranties made by any Credit Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and (c) Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Borrower Representative. Incremental Revolving Loans may be made by any existing Lender or by any other financial institution or any fund that regularly invests in bank loans selected by Borrower Representative (any such other financial institution or fund being called an “Incremental Lender”); provided that Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Incremental Lender’s making such Incremental Revolving Loans if such consent would be required under Section 11.1 for an assignment of Loans to such Lender or Incremental Lender. No consent of the Lenders shall be required (other than the Lenders providing such Incremental Revolving Loans). Commitments in respect of Incremental Revolving Loans shall be made pursuant to an amendment (an “Incremental Revolving Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrowers, each Lender agreeing to provide such Incremental Revolving Loans, if any, each Incremental Lender, if any, and Agent. Any Incremental Revolving Loans made hereunder shall be deemed “Loans” hereunder and shall be subject to the same terms and conditions applicable to the existing Loans. No Lender shall be obligated to provide any Incremental Revolving Loans, unless it so agrees. On the date of any borrowing of Incremental Revolving Loans, Borrowers shall be deemed to have repaid and reborrowed all outstanding Loans as of such date (with such reborrowing to consist of the types of Loans, with related LIBOR Periods, if applicable, specified in a notice to Agent (which notice must be received by Agent in accordance with the terms of this Agreement)). The deemed payments made pursuant to the immediately preceding sentence in respect of each LIBOR Loan shall be subject to indemnification by Borrowers pursuant to the provisions of Section 2.14 if the deemed payment occurs other than on the last day of the related LIBOR Periods.
          (b) Notwithstanding anything to the contrary contained herein, any Incremental Revolving Loans shall be subject to the same terms as the existing Revolving Loans (including voluntary and mandatory prepayment provisions), except that, unless such Incremental Revolving Loans are made a part of the Revolving Loans (in which case all terms thereof shall be identical to those of the Revolving Loans), provided that (a) the “effective margin” applicable to the respective Incremental Revolving Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life to maturity of such Incremental Revolving Loans and (2) four years) payable to all Lenders providing such Incremental Revolving Loans or the imposition of an interest rate floor, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Revolving Loans) determined as of the initial funding date for such Incremental Revolving Loans, may exceed the “effective margin” applicable to any Revolving Loans or any other Incremental Revolving Loans (determined on the same basis as provided in the preceding parenthetical) by up to 0.50% per annum (after giving effect to any Incremental Facility Yield Adjustment, (b) the final stated maturity date for such Incremental Revolving Loans may be later but not sooner) than the Commitment Termination Date, (c) [intentionally omitted], (d) other than as set forth in clause (a) above, any minimum LIBOR Rate or Base Rate applicable to such Incremental Revolving Loans may exceed the minimum LIBOR Rate and Base Rate applicable to the outstanding Revolving Loans if such minimum LIBOR Rate and/or Base Rate applicable to all then outstanding Revolving Loans is increased to match such minimum LIBOR Rate and/or Base Rate applicable to such Incremental Revolving Loans, (e) Incremental Revolving Loans may (i) rank junior in right of security and/or payment with the other Revolving Loans made on the Closing Date or (ii) be unsecured, in the case of clauses (i) or (ii), the Incremental Revolving Loans will be established by a separate facility from the then existing Revolving Loans, and (f) other terms may differ if reasonably satisfactory to Agent, Borrowers and the Lenders providing such Incremental Revolving Loans.
          (c) If the existing Lenders are unwilling to increase their applicable Commitments by an amount equal to the requested Incremental Revolving Loans, Agent, in consultation with Borrowers, will use its commercially reasonable efforts to obtain one or more financial institutions which are not then Lenders (which financial institution may be suggested by Borrowers) to become a party to this Agreement and to provide the requested Incremental

Revolving Loans; provided, however, that compensation for any such assistance by Agent shall be mutually agreed by Agent and Borrowers.
     2.17 Bank Products. Any Credit Party may request and any Lender or Agent may, in its sole and absolute discretion, arrange for such Credit Party to obtain from such Lender or any Affiliate of such Lender or Agent, as applicable, Bank Products although no Credit Party is required to do so. If any Bank Products are provided by an Affiliate of any Lender or Agent, the Credit Parties agree to indemnify and hold the Lenders, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lenders, or any of them, which arise from any indemnity given by such Lender or Agent to any of their respective Affiliates, as applicable, related to such Bank Products; provided, however, nothing contained herein is intended to limit the Credit Parties’ rights, with respect to such Lender or Agent or any of their respective Affiliates, as applicable, if any, which arise as a result of the execution of documents by and between the Credit Parties and such Person which relate to any Bank Products. The agreement contained in this Section 2.17 shall survive termination of this Agreement. The Credit Parties acknowledge and agree that the obtaining of Bank Products from any Lender or Agent or their respective Affiliates (a) is in the sole and absolute discretion of such Lender or Agent or their respective Affiliates, and (b) is subject to all rules and regulations of such Lender or Agent or their respective Affiliates.
3. CONDITIONS PRECEDENT
     3.1 Conditions to the Restatement of Existing Credit Agreement. The effectiveness of the amendment and restatement of the Existing Credit Agreement pursuant to the Second Amendment is subject to the satisfactions of the conditions precedent set forth in Section 3 of the Second Amendment.
     3.2 Further Conditions to Each Loan and Each Continuation/Conversion. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof:
          (a) (i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (with respect to any representation or warranty that is not otherwise qualified as to materiality) as of such date as determined by Agent, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;
          (b) (i) any Default or Event of Default has occurred and is continuing and (ii) Agent or Requisite Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or
          (c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount, in each case, less the then outstanding principal amount of the Swing Line Loan.
The request and acceptance by any Borrower of the proceeds of any Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, a representation and warranty by Borrowers that the conditions in this Section 3.2 have been satisfied.
4. REPRESENTATIONS AND WARRANTIES
     To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.
     4.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Schedule (4.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities which could, in the aggregate, reasonably be expected to result in a Material Adverse Effect; (c) has the requisite power and authority, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and the legal right to own and operate in all material respects its properties, to lease the property it operates under lease and to conduct its business in all material respects as now, heretofore and proposed to be conducted and has the requisite power and authority and the legal right to pledge, mortgage, hypothecate or otherwise encumber the Collateral; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     4.2 Jurisdiction of Organization; Chief Executive Offices; Collateral Locations; FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization and the current location of each Credit Party’s jurisdiction of organization, chief executive office, principal place of business and the warehouses and premises at which any Collateral is located are set forth in Schedule (4.2), except as set forth on such schedule, none of such locations has changed within the four (4) months preceding the Closing Date and each Credit Party has only one state of incorporation or organization. In addition, Schedule (4.2) lists the federal employer identification number and organizational identification number, if any, of each Credit Party.

     4.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, material lease, loan agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except (i) those referred to in Section 3.1 of the Existing Credit Agreement, all of which will have been duly obtained, made or complied with prior to the Closing Date, (ii) the filings referred to in Section 4.25 and (iii) consents, authorizations, filings and notices obtained or made in the ordinary course of business (except with respect to the incurrence and repayment of the Loans, the Liens granted under the Collateral Documents or any other material rights of Agent and the Lenders under the Loan Documents). Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and, each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     4.4 Financial Statements and Business Plan. Except for the Business Plan, all Financial Statements concerning Visteon and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and fairly present, in all material respects, the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
          (a) Financial Statements. The following Financial Statements attached to a certificate of a Financial Officer of Borrower Representative have been delivered on the Closing Date:
               (i) The audited consolidated balance sheets at December 31, 2009 and the related statements of income and cash flows of Visteon and its Subsidiaries for the Fiscal Years then ended, certified by PricewaterhouseCoopers LLP.
               (ii) The unaudited balance sheets at March 31, 2010 and June 30, 2010 and the related statements of income and cash flows of Visteon and its Subsidiaries for the Fiscal Quarters then ended.

               (iii) The unaudited balance sheets and related statements of income of Visteon and its Subsidiaries for the months ended July 31, 2010 and August 31, 2010.
          (b) Pro Forma. The Pro Forma delivered on the Closing Date and attached to a certificate of a Financial Officer of Borrower Representative was prepared by Borrowers giving Pro Forma Effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Borrowers and each of their respective Subsidiaries dated June 30, 2010 and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Visteon to be reasonable at the time made, it being acknowledged and agreed by the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of Visteon and its Subsidiaries, (c) no assurances are given by any of Visteon or its Subsidiaries that the results forecasted in the projections will be realized and (d) the actual results may differ from the forecasted results in such projections and such differences may be material.
          (c) Business Plan. The Business Plan delivered on the Closing Date and attached to a certificate of a Financial Officer of Borrower Representative has been prepared by Borrowers in light of the past operations of their businesses, and reflect monthly forecasts for the twelve month period commencing October 1, 2010 through September 30, 2011, and annual forecasts on a year-by-year basis thereafter through Fiscal Year 2017. The Business Plan is based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers’ good faith estimates believed to be reasonable by Visteon at the time made of the future financial performance of Borrowers for the period set forth therein. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Visteon to be reasonable at the time made, it being acknowledged and agreed by the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of Visteon and its Subsidiaries, (c) no assurances are given by any of Visteon or its Subsidiaries that the results forecasted in the projections will be realized and (d) the actual results may differ from the forecasted results in such projections and such differences may be material.
          (d) Undisclosed Liabilities; Burdensome Restrictions. None of the Borrowers or their respective Restricted Subsidiaries has any material Guarantied Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 4.4. During the period from August 31, 2010 to and including the Closing Date, there has been no disposition by any Borrower or any of its Restricted Subsidiaries of any material part of its business or property. No Credit Party knows of any unusual or unduly burdensome restriction, restraint or hazard relative to the business or properties of the Credit Parties and their Restricted Subsidiaries that is not customary for or generally applicable to similarly situated businesses in the same industry as the Credit Parties and their Restricted Subsidiaries.
     4.5 Material Adverse Effect. Since the Closing Date, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.
     4.6 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule (4.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. Schedule (4.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Schedule (4.6) also describes any purchase options, rights of first refusal or other similar contractual rights, if any, pertaining to any material Real Estate. As of the Closing Date, all of the Collateral (including, without limitation, Inventory, Equipment, books and records) is at one or more of the locations listed on Schedule (4.6) or is in-transit between such locations. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.
     4.7 Labor Matters. Except as set forth on Schedule (4.7) or as could not reasonably be expected to result in a Material Adverse Effect, (a) no strikes or other material labor disputes against any Credit Party or any Restricted Subsidiary of any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party and each Restricted Subsidiary of any Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party or any Restricted Subsidiary of any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party or such Restricted Subsidiary; (d) there is no organizing activity involving any Credit Party or any Restricted Subsidiary of any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (e) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board or any other applicable labor relations board, and no labor organization or group of employees of any Credit Party or any Restricted Subsidiary of any Credit Party has made a pending demand for recognition; and (f) there are no material complaints or charges against any Credit Party or any Restricted Subsidiary of any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party or any Restricted Subsidiary of any Credit Party of any individual.
     4.8 Subsidiaries and Joint Ventures. As of the Closing Date, (a) Schedule (4.8) sets forth the name and jurisdiction of incorporation of each Subsidiary and Joint Venture of the Borrowers and, as to each such Subsidiary and Joint Venture, the percentage of each class of Stock owned by any Credit Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Stock of the Borrowers or any of their respective Subsidiaries, except as created by the Loan Documents.
     4.9 Government Regulation. No Credit Party is an “investment company” or a company controlled by an “investment company,” as such terms are defined in the Investment Company Act of 1940. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the SEC or any other securities regulation authority or securities exchange.
     4.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
     4.11 Taxes. All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party or any Restricted Subsidiary have been filed (after giving effect to any extensions) with the appropriate Governmental Authority, and all Taxes have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Taxes or other amounts being contested in accordance with Section 6.2(b). Except as described in Schedule (4.11), each Credit Party and each Restricted Subsidiary has withheld from its respective employees for all periods all material Taxes required to have been withheld pursuant to all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Schedule (4.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s or Restricted Subsidiary’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments (in writing) in connection with such audit, or otherwise currently outstanding. Except as described in Schedule (4.11), as of the Closing Date, no Credit Party or any Restricted Subsidiary has executed or filed with the IRS or any other domestic or foreign Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges or Taxes. Except as described on Schedule (4.11), as of the Closing Date, none of the Credit Parties, Restricted Subsidiaries and their respective predecessors is liable for any Charges: (a) under any agreement (including any tax sharing agreements other than those solely among Credit Parties and their Restricted Subsidiaries) or (b) to each Credit Party’s knowledge, as a transferee. Except as described on Schedule (4.11), as of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.
     4.12 ERISA.
          (a) Borrowers have previously delivered or made available to Agent all Pension Plans (including Title IV Plans and Multiemployer Plans) and all Retiree Welfare Plans, as now in effect. Except with respect to Multiemployer Plans, each Qualified Plan has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and to the knowledge of any Credit Party nothing has occurred that would be reasonably expected to cause the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA. Except as has not resulted, or could not reasonably be expected to result, in an ERISA Lien (whether or not perfected), neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.
          (b) Except as could not reasonably be expected to have a Material Adverse Effect: (i) no Title IV Plan or Foreign Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or to the knowledge of any Credit Party is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).
          (c) Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of applicable law and has been maintained, where required, in good standing with applicable regulatory authorities, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. Neither any Borrower nor any Restricted Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect.
     4.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or any Restricted Subsidiary of any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges such Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party or any Restricted Subsidiary of any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule (4.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened in writing, that seeks damages in excess of $5,000,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party or any Restricted Subsidiary of any Credit Party.
     4.14 Brokers. Except as set forth on Schedule (4.14), no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
     4.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it and material to such Credit Party’s business, taken as a whole, except where failure to so own or have rights could not reasonably be expected to result in a Material Adverse Effect. Each issued or applied-for Patent, registered or applied-for Trademark, registered or applied-for Copyright owned by any Credit Party is listed, together with application or registration numbers, as applicable, on Schedule (4.15). Schedule (4.15) also sets forth a list of Licenses that are material to each Credit Party’s business as now conducted by it. To the best of Borrowers’ knowledge, each Credit Party conducts its business and affairs without infringement of any Intellectual Property of any other Person that could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule (4.15), no Credit Party is aware of any material infringement claim by any other Person with respect to any material Intellectual Property owned by such Credit Party.
     4.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party (other than the projections referred to below and information of a general economic or industry nature) and delivered hereunder or any written statement prepared by any Credit Party and furnished (taken as a whole) by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto). The Business Plans from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith estimates of the future financial performance of Borrowers and their respective Subsidiaries and of the other information projected therein for the period set forth therein. Such Business Plan is not a guaranty of future performance and actual results may differ from those set forth in such Business Plan. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Visteon to be reasonable at the time made, it being acknowledged and agreed by the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of Visteon and its Subsidiaries, (c) no assurances are given by any of Visteon or its Subsidiaries that the results forecasted in the projections will be realized and (d) the actual results may differ from the forecasted results in such projections and such differences may be material.
     4.17 Environmental Matters.
          (a) Except as set forth in Schedule (4.17), as of the Closing Date: (i) the Real Estate of each Credit Party and each of their Restricted Subsidiaries is free of contamination from any Hazardous Material except for such contamination that would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; (ii) no Credit Party nor any Restricted Subsidiary of any Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate except for such Release of Hazardous Materials that would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; (iii) the Credit Parties and each of their Restricted Subsidiaries are and have, for the past eight (8) years, been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect; (iv) the Credit Parties and each of their Restricted Subsidiaries (A) have obtained, (B) possess as valid, uncontested and in good standing, and (C) are in compliance with all Environmental Permits required by Environmental Laws for the operation of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain, possess or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; (v) to the best of Borrowers’ knowledge, there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses the payment of which could reasonably be expected to have a Material Adverse Effect or injunctive relief which could reasonably be expected to have a Material Adverse Effect against, or that alleges criminal misconduct by, any Credit Party or any Restricted Subsidiary of any Credit Party; (vi) no written notice has been received by any Credit Party or any Restricted Subsidiary of any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, except for such notice that would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; and (vii) the Credit Parties and each of their Restricted Subsidiaries have provided to Agent copies of existing environmental reports, reviews and audits and written information sufficient, along with Schedule (4.17), to disclose actual or potential material Environmental Liabilities, in each case relating to any Credit Party or any Restricted Subsidiary of any Credit Party.
          (b) Each Credit Party hereby acknowledges and agrees that none of Agent, any other secured party under the Loan Documents or any of their respective officers, directors, employees, attorneys, agents and representatives (i) is now, or has ever been, in control of any of the Real Estate or any Credit Party’s or any Restricted Subsidiary of any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Loan Documents or otherwise to direct or influence any (A) Credit Party’s or any Restricted Subsidiary of any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate, (B) undertaking, work or task performed by any employee, agent or contractor of any Credit Party or any Restricted Subsidiary of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance of any Credit Party or any Restricted Subsidiary of any Credit Party with Environmental Laws or Environmental Permits.
     4.18 Insurance. Borrowers have previously delivered or made available to Agent lists of all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party and each Restricted Subsidiary, as well as a summary of the material terms of each such policy.
     4.19 Deposit and Disbursement Accounts. Schedule (4.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     4.20 Government Contracts. Except as set forth in Schedule (4.20), as of the Closing Date, no Credit Party is a party to any material contract with any Governmental Authority which are customers of a Credit Party and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
     4.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Borrower, threatened termination or cancellation of, or any material adverse modification or change in, the business relationship of any Credit Party or any Restricted Subsidiary of any Credit Party with any customer or group of customers that could reasonably be expected to result in a Material Adverse Effect.

     4.22 Bonding. Except as set forth on Schedule (4.22), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it.
     4.23 Intentionally Omitted.
     4.24 No Default. No Credit Party and none of its Restricted Subsidiaries are in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     4.25 Creation and Perfection of Security Interests.
          (a) The Security Agreement is effective to create in favor of Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), as secured parties, a legal and valid security interest in the Collateral described therein and proceeds thereof. In the case of the portion of the pledged Collateral consisting of the certificated securities represented by the certificates described in the Pledge Agreement, when stock certificates representing such pledged Collateral are delivered to Agent and such stock certificates are held in New York, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule (4.25(a)) in appropriate form are filed in the offices specified on Schedule (4.25(a)), the Security Agreement shall constitute a fully perfected Lien under the Code on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Agreement), in each case prior and superior (subject to any applicable Intercreditor Agreement, if any) in right to any other Person (except, in the case of Collateral, Liens permitted by Section 7.7).
          (b) Each of the Mortgages is effective to create in favor of Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule (4.25(b)), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than applicable Liens permitted by Section 7.7 and listed as exceptions in the applicable title insurance policy with respect thereto), subject to the terms of any applicable Intercreditor Agreement, if any. Schedule (4.25(b)) lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrowers and their Restricted Subsidiaries that has a value, in the reasonable opinion of Borrowers, in excess of $2,500,000.
     4.26 Accounts; Inventory.
          (a) With respect to Eligible Accounts included in the most recent Borrowing Base Certificate (as of the date of such Borrowing Base Certificate), (i) all Accounts listed as Eligible Accounts satisfy the requirements of Eligible Accounts; (ii) they represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of each

Credit Party’s business and are not evidenced by a judgment, Instrument or Chattel Paper; (iii) there are no setoffs, claims or disputes existing or asserted with respect thereto and no Credit Party has made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by such Credit Party in the ordinary course of its business for prompt payment and disclosed to the Co-Collateral Agents; (iv) to the respective Credit Party’s knowledge, there are no material facts, events or occurrences which in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder as shown on such Credit Party’s books and records and any invoices, statements and Collateral Reports delivered to Agent and the Lenders with respect thereto; (v) to the respective Credit Party’s knowledge, no Credit Party has received any notice of proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in such Account Debtor’s financial condition; and (vi) no Credit Party has knowledge that any Account Debtor is unable generally to pay its debts as they become due. Further, with respect to the accounts, (x) the amounts shown on all invoices, statements and Collateral Reports which may be delivered to the Co-Collateral Agents with respect thereto are actually and absolutely owing to such Credit Party as indicated thereon and are not in any way contingent; (y) no payments have been or shall be made thereon except payments promptly delivered to the applicable Blocked Accounts or Agent as required pursuant to the terms of Annex A; and (z) to each Credit Party’s knowledge, all Account Debtors have the capacity to contract.
          (b) With respect to Eligible Inventory included in the most recent Borrowing Base Certificate (as of the date of such Borrowing Base Certificate), (i) such Inventory is located at one of the applicable Credit Party’s locations set forth on Schedule (4.2), or in transit thereto, as applicable; (ii) such Inventory is now, or shall at any time or times hereafter be, stored at any other location without the Co-Collateral Agents’ prior consent, and if the Co-Collateral Agents given such consent, each applicable Credit Party will concurrently therewith obtain, to the extent required by this Agreement, bailee, landlord and mortgagee agreements; (iii) except as specifically disclosed in the most recent Borrowing Base Certificate, the applicable Credit Party has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to Agent, for the benefit of Agent and the Lenders, as secured parties, except for Permitted Encumbrances; (iv) such Inventory is Eligible Inventory of good and merchantable quality, free from any defects, (v) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or Disposition of that Inventory or the payment of any monies to any third party upon such sale or other Disposition; and (vi) the completion of manufacture, sale or other Disposition of such Inventory by Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which any Credit Party is a party or to which such property is subject.
     4.27 Solvency. Immediately after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of proceeds of such Loans pursuant to the instructions of the Borrower Representative, (c) the Prior Loan Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a whole, are and will be Solvent.
     4.28 Material Contracts. Except as otherwise set forth on Schedule (4.28), as of the Closing Date, except as could not reasonably be expected to have a Material Adverse Effect, none of the Credit Parties which are party to any Material Contract is in default or alleged to be in default under any Material Contract, and no asserted or, to the best knowledge of the Borrowers, unasserted claim or dispute under any Material Contract exists that could reasonably be expected to have a Material Adverse Effect.
     4.29 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all United States economic sanctions, laws, executive orders and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary of a Credit Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanctions laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person or (c) is controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.
     4.30 Patriot Act. Each Credit Party, each of its Subsidiaries and each of its Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the USA PATRIOT ACT (Title 111of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. The Borrowers shall use the proceeds of the Loans only as provided in Section 2.4. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
     4.31 Regulation H. Except as set forth on Schedule (4.31), no Mortgaged Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

     4.32 Intentionally Omitted.
     4.33 Plan of Reorganization. The Bankruptcy Court has entered an order, in form and substance reasonably satisfactory to Agent (the “Confirmation Order”), confirming the Plan of Reorganization, there have been no amendments or other changes to the Plan of Reorganization that would increase the amount to be paid, shorten the time for payment or otherwise be materially adverse to the Lenders unless otherwise agreed to by Agent. The Confirmation Order has not been stayed, and no motion for rehearing or reconsideration, no notice of appeal from the Confirmation Order nor any motion to set aside or vacate the Confirmation Order has been filed, and the Effective Date under (and as defined in) the Plan of Reorganization has occurred.
5. FINANCIAL STATEMENTS AND INFORMATION
     5.1 Financial Reports and Notices. Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the following Financial Statements, notices, Business Plans and other information at the times, to the Persons and in the manner set forth below:
          (a) Monthly Financials. (i) Upon an Activation Event and at all times during a Cash Dominion Period, to Agent and Lenders, within thirty (30) days after the end of each Fiscal Month (or forty-five (45) days after the last month in each Fiscal Quarter), financial information regarding Visteon and its consolidated Subsidiaries, certified by a Financial Officer of Visteon, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income for that portion of the Fiscal Year ending as of the close of such Fiscal Month and (ii) unaudited statements of income for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Business Plan for such Fiscal Year. Such financial information shall be accompanied by the certification of a Financial Officer of Visteon that such financial information and any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default has occurred and is continuing as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
          (b) Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated financial information regarding Visteon and its consolidated Subsidiaries, certified by a Financial Officer of Borrower Representative, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Business Plan for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by a statement in reasonable detail (each, a “Compliance Certificate”) including the certification of a Financial Officer of Borrower Representative that (i) such financial information fairly presents, in all material respects in accordance with GAAP (except as approved by accountants or officers, as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception (it being understood that any financial covenants or tests under this Agreement shall be calculated without giving effect to any such non-compliance with GAAP), and subject to normal year-end adjustments and the absence of footnote disclosure), the financial position, results of operations and statements of cash flows of Visteon and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default has occurred and is continuing as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrowers shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.
          (c) Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Visteon and its consolidated Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP (except as approved by accountants or officers, as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception (it being understood that any financial covenants or tests under this Agreement shall be calculated without giving effect to any such non-compliance with GAAP)), and certified without qualification as to going-concern or qualification arising out of the scope of the audit (except that such opinion may be qualified with a “going concern” or like qualification or exception solely as a result of the impending Commitment Termination Date), by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, and (ii) the certification of a Financial Officer of Borrower Representative that all such Financial Statements fairly present, in all material respects in accordance with GAAP, the financial position, results of operations and statements of cash flows of Borrowers and each of their respective Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that no Default or Event of Default has occurred and is continuing as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
     Notwithstanding the financial statement reporting periods set forth in clauses (a), (b) and (c) above and the related comparable prior period comparative forms, Borrowers may deliver or cause to be delivered such financial statements as are prescribed under GAAP taking into account Borrower’s “fresh start” accounting as applicable in connection with the effectiveness of the Plan of Reorganization.

     Information required to be delivered pursuant to this Sections 5.1(a), (b), or (c) shall be deemed to have been delivered to Agent and the Lenders on the date on which Borrower Representative provides written notice to Agent that such information has been posted on Borrower Representative’s website on the Internet at http://www.visteon.com or is available via the EDGAR system of the SEC on the Internet (to the extent such information has been posted or is available as described in such notice). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communication pursuant to procedures approved hereunder.
          (d) Business Plan. To Agent and Lenders, as soon as available, but not later than forty-five (45) days after the end of each Fiscal Year, an annual business plan for Visteon, on a consolidated basis, approved by the board of directors of Visteon for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes quarterly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Visteon to be reasonable at the time made, it being acknowledged and agreed by the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of Visteon and its Subsidiaries, (c) no assurances are given by any of Visteon or its Subsidiaries that the results forecasted in the projections will be realized and (d) the actual results may differ from the forecasted results in such projections and such differences may be material.
          (e) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all final management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.
          (f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after a Financial Officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied or electronic notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.
          (g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders (in their capacity as such); and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the SEC or any governmental or private regulatory authority; provided that in each case such delivery shall be deemed to have been made upon delivery of notice to Agent that such statements and reports are available via the EDGAR System of the SEC on the Internet.
          (h) Intentionally Omitted.
          (i) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened in writing against any Credit Party that (i) could reasonably be expected to result in damages in excess of $50,000,000 (net of insurance coverages for such damages), (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan or any Foreign Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan or Foreign Plan or (iv) involves any product recall that could reasonably be expected to have a Material Adverse Effect.
          (j) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 6.4.
          (k) Hedging Agreements. To the Co-Collateral Agents within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.
          (l) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party’s or any Subsidiary of any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.
          (m) Intentionally Omitted.
          (n) Environmental Matters. To Agent, notice of any matter under any Environmental Law that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from the commencement of, or any material adverse development in, any litigation or proceeding affecting any Credit Party or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any alleged noncompliance by any Credit Party or as any of its Restricted Subsidiaries with any Environmental Law.
          (o) ERISA/Pension Matters. To Agent, notice of (i) the occurrence of any ERISA Event (or similar event with respect to a Foreign Plan) that has resulted or could reasonably be expected to result in liability of the Borrowers and their Restricted Subsidiaries in an aggregate amount exceeding $5,000,000 and (ii) any “financial support direction or contribution notice” under any Foreign Plan (including, without limitation, the “Visteon UK Pension Plan”).
          (p) Lease Default Notices. To Agent, (i) within five (5) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or warehouse where Revolver Priority Collateral is located and (ii) such other notices or documents as Agent may reasonably request.

     5.2 Collateral Reporting. Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Co-Collateral Agents or to Co-Collateral Agents and Lenders, as required, the following Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 5.2) at the times, to the Persons and in the manner set forth below:
          (a) To Co-Collateral Agents, and if requested by Lenders, to Lenders upon their request, and in any event no less frequently than 12:00 p.m. (New York time) on the tenth Business Day of each Fiscal Month commencing with the Fiscal Month ending October 31, 2010 during the term of this Agreement, each of the following reports, each of which shall be prepared by the Borrowers as of the last day of the immediately preceding month; provided, however, that if (i) Excess Availability is less than $65,000,000 or (ii) an Event of Default has occurred and is continuing, then the following shall be delivered no less frequently than 12:00 p.m. (New York time) on the Wednesday of each week commencing on the first Wednesday after Excess Availability is less than $65,000,000 for so long as Excess Availability is less than $65,000,000 or such Event of Default occurs and for so long as such Event of Default is continuing, as applicable:
               (i) a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by Co-Collateral Agents, in their Permitted Discretion;
               (ii) a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Co-Collateral Agents, in their Permitted Discretion; and
               (iii) a monthly trial balance showing Accounts outstanding aged from due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail (including invoice date) and documentation as shall be requested by Co-Collateral Agents in their Permitted Discretion.
          (b) To Co-Collateral Agents, and if requested by Lenders, to Lenders, on a monthly basis except to the extent that the Borrowing Base is being delivered on a weekly basis, and in that instance, to then be delivered on a weekly basis (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to Credit Parties, including all additions and reductions (cash and non-cash) with respect to Accounts of Credit Parties, in each case accompanied by such supporting detail and documentation as shall be requested by Co-Collateral Agents in their Permitted Discretion each of which shall be prepared by Borrowers as of the last day of the immediately preceding month (or such other time as may be requested by Co-Collateral Agents);
          (c) To Co-Collateral Agents, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Section 5.1, an aging of accounts payable, accompanied by such supporting detail and documentation as shall be requested by Co-Collateral Agents in their Permitted Discretion.

          (d) To Co-Collateral Agents, at the time of delivery of each of the quarterly or annual Financial Statements delivered pursuant to Section 5.1, a listing of government contracts of each Credit Party subject to the Federal Assignment of Claims Act of 1940;
          (e) Borrowers shall pay all reasonable fees incurred by Co-Collateral Agents in connection with (i) Inventory and, to the extent included in the Borrowing Base, Real Estate and Aircraft appraisals (which will be FIRREA compliant with respect to Real Estate) on an annual basis (including one full appraisal and one “desk-top” appraisal, each on an annual basis) at the discretion of Agent and Co-Collateral Agents and (ii) two (2) field examinations per Fiscal Year; provided, that notwithstanding the foregoing, Co-Collateral Agents may perform physical appraisals and collateral audits at any time during any Fiscal Year at its own expense; provided, further, that upon the occurrence and during the continuance of a Default or Event of Default or if Excess Availability is less than $50,000,000, Co-Collateral Agents may perform physical appraisals and collateral audits at any time and at Borrower’s reasonable expense without regard to the limits set forth above; and
          (f) Such other reports, statements and reconciliations (including reconciliations of Inventory and Accounts from general ledger to financial statements to Borrowing Base) with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Co-Collateral Agents shall from time to time request in their Permitted Discretion.
6. AFFIRMATIVE COVENANTS
     Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the Closing Date and until the Termination Date:
     6.1 Maintenance of Existence and Conduct of Business. Except as otherwise permitted under Section 7.1, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence and (b) its material rights and franchises except where the failure to maintain such material rights and franchises could not reasonably be expected to result in a Material Adverse Effect; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder (including under Section 7.5); at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear and except for casualties and condemnations) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     6.2 Payment of Charges and Taxes.
          (a) Subject to Section 6.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all material Charges and Taxes (other than charges in an aggregate amount not to exceed $2,000,000) payable by it, including: (i) Charges and Taxes imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security, employer contributions and unemployment withholding with respect to its employees; (ii) lawful claims for labor, materials, supplies and services or otherwise; and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.
          (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 6.2(a) and not pay or discharge such Charges, Taxes or claims while so contested; provided, that: (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees or as permitted under Section 7.7) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such non-payment could not reasonably be expected to have a Material Adverse Effect; and (v) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 6.2(b) are no longer met.
     6.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements provided on the Closing Date attached to a certificate of a Financial Officer of Borrower Representative.
     6.4 Insurance; Damage to or Destruction of Collateral.
          (a) Borrowers will, and will cause each of their respective Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). The Borrowers will furnish to the Co-Collateral Agents, upon request, information in reasonable detail as to the insurance so maintained, including, without limitation, for any Mortgaged Property, Flood Insurance equal to the least of (i) the full, unpaid balance of the Loans and any prior liens on the Mortgaged Property, (ii) the maximum amount of coverage available under the National Flood Insurance Program for the particular type of building or (iii) the full insurable value of the building and/or its contents, in each case with deductibles customarily carried by businesses of the size, character and creditworthiness of the business of the Credit Parties.
          (b) Borrowers will, and will cause each of the other Credit Parties to, at all times keep its property which constitutes Collateral insured in favor of Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to

Agent’s reasonable satisfaction for the benefit of Agent (including, without limitation, by naming Agent as loss payee and/or additional insured) and (ii) shall state that such insurance policies shall not be canceled without at least thirty (30) days’ prior written notice thereof by the respective insurer to Agent (or at least ten (10) days’ prior written notice in the case of non-payment of premium).
          (c) If Borrowers or any of their respective Subsidiaries shall fail to maintain insurance in accordance with this Section 6.4, or if Borrowers or any of their respective Subsidiaries shall fail to so endorse all policies or certificates with respect thereto, Agent shall have the right, upon ten (10) days’ prior notice to Borrowers (but shall be under no obligation), to procure such insurance and Borrowers agree to reimburse Agent for all reasonable costs and reasonable out-of-pocket expenses of procuring and maintaining such insurance.
          (d) Sections 6.4(b) and (c) shall only apply to insurance in respect of assets included in the Collateral; provided, however, Sections 6.4(b) and (c) shall not apply to credit insurance.
     6.5 Compliance with Laws and Contractual Obligations. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all United States federal, state and local laws, regulations and decrees and all foreign laws, regulations and decrees, in each case, applicable to it, including those relating to ERISA, and employment and labor matters (except those relating to Environmental Laws and Environmental Permits which are covered by Section 6.8), and its Contractual Obligations, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     6.6 Intentionally Omitted.
     6.7 Intellectual Property. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, conduct its business and affairs without infringement of any Intellectual Property of any other Person that could reasonably be expected to result in a Material Adverse Effect and shall comply in all material respects with the terms of its Licenses.
     6.8 Environmental Matters.
          (a) Except in each of the following cases to the extent the failure to do so could not in the aggregate reasonably be expected to result in a Material Adverse Effect, each Credit Party shall, and shall (i) cause its Restricted Subsidiaries to, comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and (ii) use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits.
          (b) Except to the extent the failure to do so could not in the aggregate reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

     6.9 Real Estate Purchases. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, with a fair market purchase price in excess of $5,000,000, it shall first provide to Agent a mortgage or deed of trust granting Agent a second priority Lien (subject to Permitted Encumbrances) on such Real Estate (unless such Real Estate is Eligible Real Estate, in which case it will be a first priority Lien), together with existing environmental audits, Title Insurance (except insuring a second priority Lien, if applicable), a Mortgage Opinion, and, if required by Agent, Flood Insurance, and such other customary documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent; provided, that the foregoing shall not be required to the extent the Real Estate at issue is located outside of the United States and the granting of such mortgage or deed of trust would result in a material adverse tax consequence to any Credit Party or to the extent such mortgage is not permitted by applicable law; provided, however, that utilization of the net operating losses of the Credit Parties shall be excluded from Borrower Representative’s determination of whether any mortgage would result in materially adverse tax consequences to the Credit Parties.
     6.10 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s reasonable expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and take all such further actions (including the authorization of filing and recording of Code financing statements (or any similar filings required under the foreign personal property security laws of Mexico), fixture filings, mortgages, deeds of trust and other documents, in each case to the extent reasonably requested by Agent), which may be required under any applicable law, or which Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Liens, all at the reasonable expense of the Credit Parties.
     6.11 Intentionally Omitted.
     6.12 Intentionally Omitted.
     6.13 ERISA Matters. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party and their Restricted Subsidiaries to timely make all contributions, pay all amounts due, and otherwise perform such actions necessary to cause the release of any Liens imposed under ERISA or Section 412 of the IRC or any similar provision under any Foreign Plan (each an “ERISA Lien”).
     6.14 Intentionally Omitted.
     6.15 New Subsidiaries.
          (a) Within ten (10) Business Days of the formation of any Restricted Subsidiary of any Credit Party, acquisition of a Restricted Subsidiary of any Credit Party or at any time a Subsidiary becomes a Restricted Subsidiary, Credit Parties, or any of them, as appropriate, shall (i) cause each such new Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Domestic Subsidiary) to join this Agreement as a Credit Party by providing to Agent a joinder agreement, in form and substance reasonably satisfactory to Agent, (ii) cause each such new Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Domestic Subsidiary) to deliver to Agent a Guaranty, a supplement to the Security Agreement, a supplement to the Pledge Agreement, and such other security documents (including, without limitation, any mortgage, deed to secure debt or deed of trust where such Restricted Subsidiary owns real property and an appraisal (which shall be compliant with FIRREA to the extent required by applicable law as determined by Agent) and Flood Insurance with respect to any Mortgaged Property as required by Section 6.9, as applicable) reasonably requested by Agent, together with appropriate UCC-1 financing statements, all in form and substance reasonably satisfactory to Agent, (iii) with respect to all new Restricted Subsidiaries that are directly owned in whole or in part by a Credit Party, provide to Agent a supplement to the Pledge Agreement providing for the pledge of the direct and beneficial interests in such new Restricted Subsidiary (or, in the case of the pledge of a direct Foreign Subsidiary, sixty-five percent (65%) of the total combined voting power of all classes of the issued and outstanding voting Stock of such Foreign Subsidiary and one-hundred percent (100%) of the non-voting stock of such Foreign Subsidiary) as shall be requested by Agent, together with appropriate certificates and powers or financing statements under the Code (or any similar document required under personal property security laws of Mexico) or other applicable personal property or moveable property registries or other documents necessary to perfect such pledge, in form and substance reasonably satisfactory to Agent, and (iv) provide to Agent all other customary and reasonable documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate and customary with respect to such execution and delivery of the applicable documentation referred to above. Upon execution and delivery of the joinder agreement by each new Restricted Subsidiary, such Restricted Subsidiary shall become a Credit Party hereunder with the same force and effect as if originally named as a Credit Party herein. The execution and delivery of the joinder agreement shall not require the consent of any Credit Party or Lender hereunder. The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any Credit Party hereunder. Any document, agreement or instrument executed or issued pursuant to this Section 6.15 shall be a “Loan Document” for purposes of this Agreement.
          (b) Notwithstanding anything to the contrary contained herein, no Borrower nor any Subsidiary of any Borrower shall be required to:
               (i) execute and deliver any joinder agreement, Guaranty, or any other document or grant a Lien in any Stock or other property held by it if such action (A) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (B) would result in material adverse tax consequences; provided, however, that utilization of the net operating losses of the Credit Parties shall be excluded from Borrower Representative’s determination of whether any such joinder, pledge, mortgage or other grant of security interest would result in material adverse tax consequences to the Credit Parties, (C) is not within the legal capacity of Borrowers or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or (D) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of such Borrower’s or such Subsidiary’s guaranty or security; or

               (ii) pledge as Collateral any assets excluded therefrom pursuant to the relevant Collateral Documents (including, for the avoidance of doubt, more than 65% of the total combined voting power of all classes of the issued and outstanding Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Borrower or any of the Credit Parties which is a Domestic Subsidiary.
     6.16 Designation of Subsidiaries. A Financial Officer of Borrower Representative may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, and (b) immediately after giving effect to such designation, Borrowers and their Restricted Subsidiaries shall have Excess Availability (after giving Pro Forma Effect to such designation) of not less than $75,000,000 and be in compliance, on a Pro Forma Basis after giving effect to such designation, with the covenants set forth in Section 7.10 (and, as a condition precedent to the effectiveness of any such designation, Borrower Representative shall deliver to Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance); provided, however, under no circumstances shall the aggregate amount of EBITDA of all Unrestricted Subsidiaries at any time exceed 10% of the EBITDA of Borrowers and their respective Restricted Subsidiaries on a consolidated basis. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrowers or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of all such Person’s assets and the Investment resulting from such designation must otherwise be in compliance with Section 7.2. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Notwithstanding anything to the contrary contained herein, no Borrower or any other Subsidiary listed on Schedule (6.16) as not being permitted to be an Unrestricted Subsidiary shall be designated as an Unrestricted Subsidiary. With respect to the assets of Unrestricted Subsidiaries and Restricted Subsidiaries that are Credit Parties being included in the calculation of the Borrowing Base, (a) if a Restricted Subsidiary is designated by Borrowers as an Unrestricted Subsidiary, the assets of such Subsidiary shall immediately be excluded from the Borrowing Base, and (b) if an Unrestricted Subsidiary is designated by Borrowers as a Restricted Subsidiary after the Closing Date, then the assets of such Subsidiary shall not be included in the calculation of the Borrowing Base until (i) Co-Collateral Agents consent (such consent not to be unreasonably withheld) to such inclusion (except to the extent such Subsidiary’s assets were previously included in the Borrowing Base) and (ii) Co-Collateral Agents have received satisfactory appraisals and field exams with respect to the assets of such Subsidiary, if applicable, as reasonably required by Co-Collateral Agents and (iii) the Credit Parties have complied with Section 6.15(a) with respect to such Subsidiary. As of the Closing Date, the Unrestricted Subsidiaries of the Borrowers are set forth on Schedule (6.16).
     6.17 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule (6.17), in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Agent in its sole and absolute discretion.

7. NEGATIVE COVENANTS
     Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties and their respective Restricted Subsidiaries that from and after the Closing Date until the Termination Date:
     7.1 Mergers, Fundamental Changes, Etc. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
          (a) any Subsidiary of any Borrower may be merged or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving entity) or with or into any Subsidiary Guarantor (provided that such Subsidiary Guarantor shall be the continuing or surviving entity);
          (b) any Subsidiary of any Borrower that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary of any Borrower that is not a Subsidiary Guarantor; provided that if one Subsidiary to such merger or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;
          (c) any Subsidiary of any Borrower may Dispose of any or all of its assets (i) to any Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise), (ii) to a Subsidiary that is not a Subsidiary Guarantor if the Subsidiary making the Disposition is not a Subsidiary Guarantor provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary, or (iii) pursuant to a Disposition permitted by Section 7.8;
          (d) any Investment expressly permitted by Section 7.2 may be structured as a merger, consolidation or amalgamation;
          (e) any Subsidiary may be dissolved or liquidated so long as any Dispositions in connection with any such liquidation or dissolution are permitted under Section 7.1(c); and
          (f) any Permitted Restructuring Transactions shall be permitted.
     7.2 Investments; Loans and Advances. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
          (a) extensions of trade credit granted in the ordinary course of business;
          (b) Investments in Cash Equivalents in the ordinary course of business in connection with the cash management activities of the Borrowers and its Subsidiaries;

          (c) Guarantied Obligations permitted by Section 7.3;
          (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;
          (e) intercompany Investments among the Credit Parties;
          (f) intercompany Investments by Subsidiaries which are not Credit Parties (including, without limitation, Foreign Subsidiaries) in Credit Parties and intercompany Investments by Subsidiaries which are not Credit Parties (including, without limitation, Foreign Subsidiaries) in other Subsidiaries which are not Credit Parties (including, without limitation, Foreign Subsidiaries);
          (g) so long as Excess Availability is greater than $50,000,000 after giving effect to such intercompany loan, intercompany loans from Credit Parties to Subsidiaries which are not Credit Parties in an aggregate amount, as of any date, not to exceed the sum (such sum, the “Non-Credit Party Intercompany Debt Basket”) of (i) $150,000,000 in the aggregate plus (ii) an amount (such amount, the “Investment Available Amount”) equal to the sum of (A) intercompany loans or cash dividends from Subsidiaries which are not Credit Parties received by Credit Parties after the Closing Date and repayment in cash by Subsidiaries which are not Credit Parties of intercompany loans owing to any Credit Party (it being understood that such intercompany loans may not be repaid or prepaid to the extent that such prepayment would cause the Investment Basket to be a negative amount) plus (B) 50% of the Net Cash Proceeds received by any Credit Party from any asset sale permitted under Section 7.8(p) minus (iii) the aggregate amount of Investments made pursuant to clause (h) of this Section 7.2 on or prior to such date utilizing the Investment Available Amount;
          (h) (i) Investments in an aggregate outstanding amount (including assumed Indebtedness) not to exceed the sum (such sum, the “Investment Basket”) of (1) $100,000,000 in the aggregate, plus (2) the Investment Available Amount plus (3) the Net Cash Proceeds of an issuance of Stock of Borrower which was Not Otherwise Applied, minus (4) the aggregate amount of Investments made pursuant to clause (g) of this Section 7.2 on or prior to such date utilizing the Investment Available Amount and/or (ii) Investments in an aggregate amount equal to 25% (or minus 100% in the case of a loss) of Borrowers’ and their Restricted Subsidiaries’ Consolidated Net Income for the period commencing as of the Closing Date and ending on the last day of the Fiscal Quarter most recently ended for which Financial Statements are available less Restricted Payments made pursuant to Section 7.14(e)(ii) (it being understood that calculation of the amount of Investments permitted pursuant to this clause (h)(ii) shall be made at the time the relevant Investment is made and include a deduction for any other outstanding Investments made in reliance on this clause (ii), but no Default or Event of Default shall occur as a result of a decrease in Consolidated Net Income after the consummation of any such Investment. Notwithstanding anything to the contrary herein, Investments may be made by aggregating the amounts provided by Sections 7.2(h)(i) and (h)(ii) hereof;

          (i) (i) Investments in Stock of Joint Ventures and Halla pursuant to terms reasonably satisfactory to Agent in an amount not to exceed $75,000,000 in the aggregate after the Closing Date and (ii) Investments by Halla and its Subsidiaries;
          (j) Investments existing as of the Closing Date as set forth on Schedule (7.2) and any modification, replacement, renewal or extension thereof, provided that the original amount of such Investments are not increased except as otherwise permitted by this Section 7.2;
          (k) Permitted Acquisitions;
          (l) Investments resulting from entering into Swap Contracts permitted by Section 7.17;
          (m) Investments in the ordinary course of business consisting of endorsements of instruments for collection or deposit;
          (n) Investments received in connection with the bankruptcy or reorganization of any Person or in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
          (o) advances of payroll payments to employees in the ordinary course of business;
          (p) Investments arising out of the receipt by Borrowers or any of their respective Subsidiaries of promissory notes and non-cash consideration for the Disposition of assets permitted under Section 7.8; provided that the aggregate amount of such Investments shall not exceed the greater of (i) $100,000,000 in the aggregate and (ii) the non-cash consideration for any such Disposition shall not exceed 20% of the total consideration therefor;
          (q) Investments the consideration for which consists of the issuance of newly issued Stock of Visteon;
          (r) Capital Expenditures;
          (s) [intentionally omitted];
          (t) so long as no Default or Event of Default would result therefrom, Investments by Credit Parties in non-Credit Parties in an aggregate amount not to exceed $10,000,000;
          (u) non-cash Investments resulting from (A) the write-down of any intercompany loans existing on the Closing Date made by Borrower or its Subsidiaries to Visteon Brazil Trading Co. LTD and/or Visteon Caribbean, Inc., (B) the transfer of Visteon S.A. (Argentina) aged intercompany payables to Visteon from Subsidiaries of Visteon and the subsequent write-off of such aged intercompany payables, (C) the forgiveness of certain existing intercompany loans made by certain Credit Parties to Visteon Interior Systems Holdings France SAS and Visteon Systemes Interieur France SA in an aggregate amount not in excess of €350,000,000 and (D) other restructurings related to non-Credit Parties so long as (1) such restructurings do not result in cash payments by the Credit Parties (excluding intercompany transfers that have a zero net cash effect on the Credit Parties and are completed within 5 Business Days of the applicable restructuring) and (2) such restructurings do not result in any increased liabilities or assumption of any obligations by any Credit Party;
          (v) Investments by Foreign Subsidiaries or any Investments by a Securitization Subsidiary in any other Person in connection with a Permitted Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangement governing such Permitted Receivables Financing or any related Indebtedness;
          (w) Investments received in connection with (i) sale, transfer or other Disposition of Receivables, any Related Security and any Other Securitization Assets by the Securitization Subsidiary and (ii) the purchase or other acquisition by, or transfer to, the Securitization Subsidiary of Receivables, any Related Security and any Other Security Assets in each case in connection with the origination, servicing or collection of such Receivables, Related Security or Other Securitization Assets;
          (x) (i) Investments in or acquisition of assets and associated business at Visteon Automotive Systems India represented by interiors and electronics business (IES) produced at facilities located in Chennai and Pune, India. The Investment in or acquisition of, may occur in one or more asset transfers, purchases and/or sales that will be not less than cash-neutral to the Credit Parties when taken in consideration with the other Halla Transactions occurring after the Closing Date and (ii) Investments in, or acquisition of Visteon Interiors Korea by Duck Yang Industries Co., LTD.;
          (y) Investments in assets useful in the business of the Borrowers and their respective Subsidiaries made by the Borrowers and their respective Subsidiaries (or any of them) with the proceeds of any Disposition permitted to be reinvested or not required as a prepayment under Section 2.3(b);
          (z) Investments consisting of the retained interest (including, without limitation, subordinated Indebtedness) of sellers of Receivables in connection with any Permitted Receivables Financing;
          (aa) guaranties by any Borrower or any Subsidiary of leases, contracts, or of other obligations that do not constitute Indebtedness and are unsecured, in each case entered into in the ordinary course of business;
          (bb) intercompany Investments among Restricted Subsidiaries made pursuant to a Permitted Restructuring Transaction;
          (cc) Investments constituting (i) Sale-Leaseback Transactions permitted under Section 7.12 or (ii) Restricted Payments permitted under Section 7.14; and
          (dd) Investments in accordance with Section 2.3(f).

     7.3 Indebtedness. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):
          (a) Indebtedness of any Credit Party pursuant to any Loan Document;
          (b) Indebtedness of any Credit Party under the Senior Notes and any Refinancing thereof; provided that the aggregate principal amount of such Indebtedness shall not exceed the $500,000,000;
          (c) unsecured Indebtedness of any Credit Party owed to any other Credit Party or to any Subsidiary which is not a Credit Party and Indebtedness of any Subsidiary that is not a Credit Party owed to any Credit Party, in each case, to the extent permitted by Sections 7.2(e), (f), (g), (h) and (j); provided that all such Indebtedness shall be evidenced by a subordinated intercompany note in the form of Exhibit 7.3(c);
          (d) Indebtedness of any Foreign Subsidiary owed to any other Foreign Subsidiary;
          (e) Indebtedness outstanding on the Closing Date and listed on Schedule (7.3(e)) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity of, or increasing the principal amount of all Indebtedness listed thereon);
          (f) Indebtedness of any Foreign Subsidiaries (other than Halla and its Subsidiaries) up to an aggregate amount not to exceed $100,000,000 at any one time outstanding and any refinancings, refundings, renewals, reallocations or extensions thereof; provided that any new credit facility refinancing or replacing any such Indebtedness does not cause the aggregate amount available under all such credit facilities to exceed $100,000,000;
          (g) Indebtedness of Foreign Subsidiaries under Permitted Factoring Programs and Permitted Receivables Financing incurred after the Closing Date (excluding Indebtedness of a Securitization Subsidiary owed to any Foreign Subsidiary or of any Foreign Subsidiary owed to a Securitization Subsidiary) in an aggregate amount not to exceed $100,000,000 at any one time outstanding (without regard to adverse changes in the exchange rate) in the aggregate plus an additional $50,000,000 at any one time outstanding (without regard to adverse changes in the exchange rate) in the aggregate if purchase orders of Visteon Sistemas Interiores Espana, S.L. have not been transferred to Visteon Electronics Corporation;
          (h) Indebtedness under letters of credit issued on behalf of Foreign Subsidiaries in an aggregate amount not to exceed $35,000,000 at any one time outstanding;
          (i) Indebtedness of Halla and its Subsidiaries in an amount not to exceed, when combined with all other outstanding Indebtedness of Halla and its Subsidiaries, $350,000,000 at any one time outstanding (inclusive of any Indebtedness outstanding on the Closing Date);
          (j) Indebtedness incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with customary practices with respect thereto;
          (k) Capital Lease Obligations and purchase money Indebtedness of any Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed $40,000,000 at any one time outstanding;
          (l) Indebtedness in respect of Swap Contracts permitted under Section 7.17;
          (m) Indebtedness of Borrowers consisting of (i) repurchase obligations with respect to Stock of Visteon issued to directors, consultants, managers, officers and employees of Borrowers and their respective Subsidiaries arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 7.14 and (ii) promissory notes issued by Borrowers to directors, consultants, managers, officers and employees (or their spouses or estates) of Borrowers and their respective Subsidiaries to purchase or redeem Stock of Visteon issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 7.14; provided that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the aggregate principal amount of Indebtedness permitted to be incurred by this clause (m) shall not exceed $5,000,000 per Fiscal Year and all such Indebtedness shall be subordinated in right of payment to the Obligations;
          (n) Indebtedness incurred, acquired or assumed in connection with Permitted Acquisitions that is either (i) unsecured and the final stated maturity date for such unsecured Indebtedness shall be later than the Commitment Termination Date, (ii) secured so long as (A) such Indebtedness was not incurred in contemplation of the applicable Permitted Acquisition and (B) such Indebtedness is secured only by assets of the Person acquired pursuant to the applicable Permitted Acquisition or (iii) secured with the Term Loan Priority Collateral to the extent permitted by Section 7.7(j) (it being understood that any such secured debt under this clause (iii) shall reduce dollar-for-dollar the amount of Indebtedness permitted to be secured by the Term Loan Priority Collateral); provided that no Event of Default shall have occurred and be continuing or immediately result therefrom;
          (o) Indebtedness arising out of Permitted Acquisitions and consisting of obligations of any Group Member under provisions relating to indemnification, adjustment of purchase price with respect thereto based on changes in working capital and earn-outs based on the income generated by the assets acquired in any such Permitted Acquisition after the consummation thereof;
          (p) Indebtedness arising out of the issuance of surety, stay, customs or appeal bonds, performance bonds and performance and completion guaranties, in each case incurred in the ordinary course of business;
          (q) Guarantied Obligations and other obligations in respect of the Indebtedness of Joint Ventures (i) that qualify as Subsidiaries (other than Halla); provided that the aggregate principal amount of such Indebtedness shall not exceed $100,000,000 (or the equivalent thereof) at any one time outstanding and (ii) which do not qualify as Subsidiaries in an amount not exceeding $50,000,000 at any one time outstanding;
          (r) Indebtedness of Joint Ventures which are Subsidiaries of Borrowers (other than Halla and its Subsidiaries); provided that (i) the aggregate principal amount of such Indebtedness shall not exceed $75,000,000 (or the equivalent thereof) at any one time outstanding and (ii) such Indebtedness shall not be subject to any Lien or guaranty granted or incurred by Borrowers or any other Restricted Subsidiary (other than a Subsidiary of such Joint Venture);
          (s) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business with the providers of such insurance or their Affiliates;
          (t) additional unsecured Indebtedness not otherwise permitted hereunder not exceeding an aggregate principal amount of $25,000,000 at any one time outstanding;
          (u) Indebtedness of the Credit Parties and their Restricted Subsidiaries arising under Capital Leases entered into in connection with Sale-Leaseback Transactions permitted by Section 7.12;
          (v) intercompany notes issued by a Foreign Subsidiary in connection with Permitted Restructuring Transactions so long as (i) if the Permitted Restructuring Transaction involves a transfer by a Credit Party, such intercompany note shall be pledged as Collateral pursuant to the Collateral Documents (subject to the terms of any applicable Intercreditor Agreement, if any) and (ii) such note is not issued in respect of any Indebtedness for borrowed money payable in cash;
          (w) unsecured or subordinated Indebtedness of the Credit Parties in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding; provided that (i) such Indebtedness will not mature prior to the date that is one year following the Commitment Termination Date, (ii) such Indebtedness has no scheduled amortization of principal (or sinking fund payments or other similar payments) prior to the date that is one year following the Commitment Termination Date, (iii) no Default shall have occurred and be continuing or would immediately result therefrom, (iv) immediately after giving effect thereto, the Borrowers and their Restricted Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the covenants set forth in Section 7.10, and (v) except in the case of guaranties by Foreign Subsidiaries of such Indebtedness of Foreign Subsidiaries, no Restricted Subsidiary shall guaranty any such Indebtedness unless such Restricted Subsidiary is also a Subsidiary Guarantor under this Agreement and the other Loan Documents;
          (x) Indebtedness in respect of obligations with respect to letters of credit issued pursuant to the Postpetition Letter of Credit Facility not to exceed $15,000,000 at any time outstanding; and
          (y) Indebtedness in amount not in excess of $1,000,000,000 at any time outstanding (the “Incremental Term Loans”), provided that: (1) such Indebtedness shall not mature prior to the date that is six months following the Commitment Termination Date, (2) no Default shall have occurred and be continuing or would immediately result therefrom, (3) immediately after giving effect thereto, the Borrowers and their Restricted Subsidiaries shall be in compliance, on a Pro Forma basis after giving effect to the incurrence of such Indebtedness, with Section 7.10 (to the extent then applicable), (4) except in the case of guaranties by Foreign Subsidiaries of such Indebtedness of Foreign Subsidiaries, no Restricted Subsidiary shall guaranty any such Indebtedness unless such Restricted Subsidiary is also a Subsidiary Guarantor, (5) the Co-Collateral Agents and Lenders shall subordinate the Liens on the Term Loan Priority Collateral to the Liens securing such Indebtedness, and the Liens securing such Indebtedness on Revolver Priority Collateral shall be subordinated to the Liens of the Co-Collateral Agents and Lenders on the Revolver Priority Collateral, in each case, pursuant to an Intercreditor Agreement, and (6) to the extent secured by the Term Loan Priority Collateral, all such Indebtedness shall secured on a first lien basis with respect to the Term Loan Priority Collateral.
     Notwithstanding anything to the contrary herein, Indebtedness may be incurred by aggregating the amounts provided under the individual provisions of this Section 7.3, but without duplication of any Indebtedness permitted thereunder, so long as any such Indebtedness is permitted under the individual provision of this Section 7.3 to which it is allocated.
     7.4 Affiliate Transactions. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of Borrowers or their respective Restricted Subsidiaries other than (a) transactions among Credit Parties, (b) on fair and reasonable terms substantially as favorable to Borrowers or such Restricted Subsidiary as would be obtainable by Borrowers or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses in connection with the consummation of the Related Transactions, (d) loans, investments and other transactions by Borrowers and their respective Subsidiaries to the extent not prohibited by this Agreement, (e) entering into employment and severance arrangements between Borrowers and their respective Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (f) any transaction among a Securitization Subsidiary and Foreign Subsidiary effected as part of a Permitted Receivables Financing, (g) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of Borrowers and their respective Restricted Subsidiaries in the ordinary course of business to the extent attributable to the operations of Borrowers and their Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (h) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to, the permitted agreements in existence on the Closing Date and set forth on Schedule (7.4) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) in the ordinary course of business of the relevant Group Member and (j) Restricted Payments permitted under Section 7.14.
     7.5 Amendment of Certain Documents; Line of Business. No Credit Party shall amend its charter, bylaws or other organizational documents in any manner materially adverse to the interest of the Lenders or such Credit Party’s duty or ability to repay the Obligations. No

Credit Party shall amend any terms of any Junior Financing Documentation in any manner materially adverse to the interests of the Lenders. No Credit Party shall engage in any business other than the businesses currently engaged in by it on the date hereof or businesses reasonably related or ancillary thereto.
     7.6 Guarantied Obligations. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Guarantied Obligations except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guarantied Obligations incurred for the benefit of any other Credit Party or its Subsidiaries if the primary obligation is expressly permitted by this Agreement, (c) for Guarantied Obligations which consists of a Credit Party acting as a joint obligor or co-tenant under a lease by a Credit Party and (d) Guarantied Obligations permitted under Section 7.3.
     7.7 Liens. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for:
          (a) Liens for taxes, assessments or governmental charges not yet due or that are being contested in good faith by appropriate proceedings provided that adequate reserves with respect thereto are maintained on the books of Borrowers or their respective Subsidiaries, as the case may be, in conformity with GAAP;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) easements, rights-of-way, covenants, conditions, restrictions and other encumbrances or title or survey defects that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;
          (f) Liens in existence on the Closing Date listed on Schedule (7.7) and any modification, replacement, renewal or extension thereof, securing Indebtedness permitted by Section 7.3(e), provided that no such Lien is spread to cover any additional property (other than the proceeds or products thereof and accessions thereto) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
          (g) Liens securing Indebtedness of any Credit Party or any other Subsidiary incurred pursuant to Section 7.3(k) to finance the acquisition, repair, replacement, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with or within 180 days of such acquisition, repair, replacement, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and the proceeds and products thereof and accessions thereto) and (iii) the amount of Indebtedness secured thereby is not increased;
          (h) Liens created pursuant to the Collateral Documents;
          (i) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of Borrowers or their Subsidiaries or (B) secure any Indebtedness or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Borrowers or any of their respective Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
          (j) subject to an Intercreditor Agreement, Liens to secure Indebtedness permitted under the Incremental Term Loan Documents, the Senior Notes and/or other Indebtedness permitted under Sections 7.3(n) and (l); provided, however, the aggregate principal amount of such secured Indebtedness shall not exceed $1,000,000,000 at any one time outstanding and any Lien on the Term Loan Priority Collateral is on a first lien basis;
          (k) Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by Section 7.3(f);
          (l) Liens securing Indebtedness of any Foreign Subsidiary incurred pursuant to Sections 7.3(g) and 7.3(h); provided that no Lien may be granted on the Collateral to secure such Indebtedness and the aggregate fair market value of the assets subject to such Liens shall not exceed 100% of the amount of any such Indebtedness so secured;
          (m) Liens on Receivables, any Related Security and other Factoring Assets sold in any Permitted Factoring Programs or Liens on Receivables, any Related Security and Other Securitization Assets sold in any Permitted Receivables Financing, in each case, that are permitted under Section 7.3(g);
          (n) Liens on assets of Halla and its Subsidiaries securing Indebtedness permitted by Section 7.3(i); provided that the aggregate outstanding principal amount of such Indebtedness secured by such Liens shall not exceed $350,000,000 at any one time outstanding;
          (o) Liens securing judgments, decrees or attachments not constituting an Event of Default so long as such Liens are released or satisfied within sixty (60) days after entry thereof (upon the issuance of an appeal bond or otherwise);
          (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (q) Liens (i) of a collection bank arising under Section 4-210 of the Code on items in the course of collection, or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
          (r) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Closing Date (other than Liens on the Stock of any Person that becomes a Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and accessions thereto), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 7.3;
          (s) Liens arising from precautionary Code financing statement filings (or similar filings);
          (t) Liens arising out of a conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business and not prohibited by this Agreement; provided that such Liens only cover the property subject to such arrangements;
          (u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of any Borrower or any Subsidiary in the ordinary course of business;
          (v) ground leases in respect of real property on which facilities owned or leased by any Borrower or any of its Subsidiaries are located;
          (w) Liens affecting the fee title of any Real Estate leased by any Borrower or any of its Subsidiaries that are created by a Person other than such Borrowers or its Subsidiaries;
          (x) Liens arising by operation of law under Article 2 of the Code in favor of a reclaiming seller of goods or buyer of goods;
          (y) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
          (z) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

          (aa) Liens on securities which are subject to repurchase agreements as contemplated in the definition of “Cash Equivalents”;
          (bb) Liens on goods and the proceeds thereof and title documents relating thereto to secure drawings under letters of credit permitted under Section 7.3(h) used to finance the purchase of such goods;
          (cc) Liens on (i) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (ii) rights which may arise under State insurance guaranty funds relating to any such insurance policy, in each case to secure Indebtedness permitted under Section 7.3(s);
          (dd) Liens not otherwise permitted by this Section 7.7 so long as (i) the aggregate outstanding principal amount of the obligations secured thereby shall not exceed $10,000,000 at any time and (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto (as to each Borrower and all of its Subsidiaries) shall not exceed $20,000,000 at any one time outstanding;
          (ee) Liens on earnest money deposits of cash or Cash Equivalents made by any Borrower or any of its Subsidiaries in connection with any Permitted Acquisition;
          (ff) Liens on assets of the Securitization Subsidiary in favor of any Foreign Subsidiary securing intercompany Indebtedness or other obligations related to the origination, selling or collection of Receivables, Related Security or Other Securitization Assets;
          (gg) Liens on property subject to a Capital Lease entered into in connection with a Sale-Leaseback Transaction permitted under Section 7.12; and
          (hh) Liens on cash collateral securing the Indebtedness permitted under Section 7.3(w).
     7.8 Sale of Stock and Assets. Except as set forth herein, no Credit Party shall, or shall permit any of its Restricted Subsidiaries to, sell, transfer, convey, assign or otherwise Dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise), other than:
          (a) the Disposition (including the abandonment of intellectual property) of obsolete, no longer used or useful, surplus, uneconomic, negligible or worn out property in the ordinary course of business;
          (b) the sale of inventory in the ordinary course of business;
          (c) Dispositions permitted by clause (i) of Section 7.1(c);
          (d) (i) the sale or issuance of any Subsidiary’s Stock to any Borrower or any Subsidiary Guarantor and (ii) the sale or issuance of Stock of Visteon to any employee (and,

where required by law, to any officer or director) under any employment or compensation plans or to qualify such officers and directors;
          (e) the Disposition of Receivables and any Related Security and Other Factoring Assets in any Permitted Factoring Program or the Disposition of Receivables, any Related Security or Other Securitization Assets in connection with any Permitted Receivables Financing so long as (i) such assets are not included in Collateral, (ii) such Disposition is for cash at fair market value and on a non-recourse basis by non-Credit Parties and (iii) the book value of all such Receivables, Related Security, Other Factoring Assets and Other Securitization Assets subject to the Permitted Factoring Program and/or Permitted Receivables Financing at any one time do not exceed $100,000,000 (without regard to adverse changes in the exchange rate) in the aggregate plus an additional $50,000,000 (without regard to adverse changes in the exchange rate) in the aggregate if purchase orders of Visteon Sistemas Interiores Espana, S.L. have not been transferred to Visteon Electronics Corporation;
          (f) the sale of the Stock of Halla so long as (i) the non-cash consideration for any such sale does not exceed the amount permitted under Section 7.2(p) and (ii) after giving effect to any such sale, Visteon continues to hold, directly or indirectly, at least 51% of the Stock of Halla and continues to control the same ratio (or better) of board seats of Halla as it does on the Closing Date; provided that the Net Cash Proceeds of any such sale are applied to repay the Obligations to the extent required by Section 2.3(b);
          (g) the Disposition of other property not otherwise expressly permitted by this Section so long as (i) the non-cash consideration for any such Disposition does not exceed the amount permitted under Section 7.2(p), (ii) the EBITDA Disposition Percentage attributable to the assets to be Disposed of, together with the EBITDA Disposition Percentage attributable to any other assets Disposed of pursuant to this Section 7.8(g) during the same Fiscal Year, does not exceed 15% in the aggregate, (iii) the aggregate EBITDA Disposition Percentage of all such assets Disposed of subsequent to the Closing Date pursuant to this Section 7.8(g) does not exceed 25% and (iv) the Net Cash Proceeds from any such Disposition are applied to repay the Obligations in accordance with Section 2.3(b);
          (h) the sale of assets subsequent to the Closing Date with an aggregate fair market value not to exceed $175,000,000 (net of taxes, expenses, indebtedness, pension or OPEB liabilities paid or reserved for in connection with any such sale) so long as the non-cash consideration for any such sale does not exceed the amount permitted under Section 7.2(p); provided that the Net Cash Proceeds of any such sale are applied to repay the Obligations to the extent required by Section 2.3(b);
          (i) Dispositions of Cash Equivalents in the ordinary course of business in connection with the cash management activities of Borrowers and their respective Subsidiaries provided such activities are consistent with the requirements of Annex A;
          (j) Dispositions of Accounts in connection with compromise, write down or collection thereof in the ordinary course of business and consistent with past practice;

          (k) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Borrowers and their Subsidiaries;
          (l) Dispositions of Stock to directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Stock of Foreign Subsidiaries;
          (m) Dispositions of assets resulting in aggregate Net Cash Proceeds not in excess of $350,000 in any individual transaction or series of related transactions;
          (n) Dispositions in connection with any Permitted Restructuring Transaction;
          (o) Dispositions of the assets of any Foreign Subsidiary which is an Immaterial Subsidiary in connection with the liquidation or dissolution of such Subsidiary;
          (p) Dispositions of designated assets listed on Schedule (7.8(p)) so long as the non-cash consideration for any such Disposition does not exceed the amount permitted under Section 7.2(p);
          (q) Disposition of Visteon S.A. (Argentina) aged intercompany payables to Visteon from other Subsidiaries of Visteon so long as any such Disposition is a non-cash transaction;
          (r) Dispositions of the Stock of any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture;
          (s) transfer of property subject to a casualty or condemnation (i) upon receipt of Net Cash Proceeds of such casualty or (ii) to a Governmental Authority as a result of condemnation; provided that the Net Cash Proceeds of any such transfer are applied to repay the Obligations to the extent required by Section 2.3(b);
          (t) Dispositions of Acquired Non-Core Assets;
          (u) Dispositions of property in connection with Sale-Leaseback Transactions permitted under Section 7.12; and
          (v) Dispositions of assets which constitute Investments permitted under Section 7.2.
     7.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of an ERISA Lien or (ii) an ERISA Event (or similar event with respect to a Foreign Plan) to the extent such ERISA Event (or similar event with respect to a Foreign Plan) or ERISA Lien would reasonably be expected to have a Material Adverse Effect.

     7.10 Fixed Charge Coverage Ratio. If Availability on any day is less than the greater of (i) 15% of the Borrowing Base (as set forth in the Borrowing Base Certificate most recently delivered) and (ii) $30,000,000 (a “Trigger Event”), the Credit Parties shall not permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00, which shall be tested as of the last day of each Fiscal Quarter, for the trailing four Fiscal Quarters, for the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Sections 5.1(b) and (c); provided, however, if after a Trigger Event occurs, and Availability is greater than the greater of (i) 15% of the Borrowing Base (as set forth in the Borrowing Base Certificate most recently delivered) and (ii) $30,000,000 for thirty (30) consecutive days, then the Credit Parties shall no longer be subject to the requirements of this Section 7.10 unless a subsequent Trigger Event shall occur.
     7.11 Hazardous Materials. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
     7.12 Sale-Leaseback Transactions. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, engage in any Sale-Leaseback Transaction involving any of its assets other than (a) Sale-Leaseback Transactions that exist on the Closing Date and are described in Schedule (7.12), (b) Sale-Leaseback Transactions for fair value (as determined at the time of the consummation thereof in good faith by the applicable Credit Party or Restricted Subsidiary) not to exceed $50,000,000 in the aggregate so long as (i) eighty percent (80%) of the consideration received by such Credit Party or Restricted Subsidiary from such Sale-Leaseback Transaction is in the form of cash and (ii) the Net Cash Proceeds from any such Sale-Leaseback Transaction are applied to repay the Obligations in accordance with Section 2.3(b), (c) Sale-Leaseback Transactions between Credit Parties and (d) Sale-Leaseback Transactions between Excluded Subsidiaries.
     7.13 Cancellation of Indebtedness. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, cancel any claim or debt owing to a Credit Party by any Subsidiary that is not a Credit Party, provided such cancellation shall constitute an Investment for purposes of this Agreement and any such Investment is permitted under Section 7.2.
     7.14 Restricted Payments. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, make any Restricted Payment, except:
          (a) any Subsidiary may make Restricted Payments to any Borrower or any Wholly Owned Subsidiary Guarantor;
          (b) any Subsidiary may make Restricted Payments pro rata to the holders of the Stock of such Subsidiaries entitled to receive the same;
          (c) any Borrower may make Restricted Payments in connection with the share repurchases required by the director and employee compensation programs as described on Schedule (7.14) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount of Restricted Payments paid pursuant to this Section 7.14(c) does not exceed $5,000,000 in any Fiscal Year;
          (d) cash payments by Visteon in lieu of the issuance of fractional shares upon the exercise of options in the ordinary course of business;
          (e) other Restricted Payments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom after giving Pro Forma Effect to such Restricted Payment and (ii) Excess Availability is at least $100,000,000 after giving effect to such Restricted Payment;
          (f) Restricted Payments used by Halla and its Subsidiaries to redeem or repurchase (including, without limitation, for cash) Stock from Halla’s existing equity-holders so long as (i) Visteon and its Restricted Subsidiaries, taken as a whole, continue to own not less than 51% of the Stock of Halla and continue to control the same ratio (or better) of board seats of Halla after any such transaction as Visteon and its Restricted Subsidiaries do on the Closing Date and (ii) such redemptions or repurchases are made in accordance with Section 7.4; and
          (g) Borrowers and their Restricted Subsidiaries shall be permitted to make Restricted Payments in accordance with Section 2.3(f).
     7.15 Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year. Except as otherwise expressly permitted in this Section 7, no Credit Party shall, or shall permit any Restricted Subsidiary to, (a) change its legal name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state, providence or other jurisdiction of incorporation or organization, in each case without at least fifteen (15) days’ prior written notice to Agent and provided, that with respect to any Credit Party any such new location shall be in the United States. No Credit Party shall change its Fiscal Year.
     7.16 Prepayment of Senior Notes or Incremental Term Loans. The Credit Parties shall not prepay the outstanding principal under the Senior Notes or any Incremental Term Loan if, after giving effect to such prepayment, Excess Availability would be less than $100,000,000; provided, however, such restrictions shall not apply to any prepayment in connection with a Refinancing of the Senior Notes or any Incremental Term Loan, as applicable.
     7.17 No Speculative Transactions. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, engage in any Swap Contract, except (a) Swap Contracts entered into to hedge or mitigate risks (and not for speculative purposes) of any Borrower or any of its Subsidiaries (other than those in respect of Stock), including, but not limited to, foreign exchange rate and commodity hedges and (b) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Borrower or any of its Subsidiaries.

     7.18 Changes Relating to Material Contracts. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, change or amend, modify or supplement the terms of, or terminate or agree to terminate, any Material Contract, other than changes, amendments and other modifications which could not reasonably be expected to have a Material Adverse Effect.
     7.19 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 4.29 and 4.30.
     7.20 Limitation of Restrictions Affecting Subsidiaries. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Credit Party or Subsidiary to: (a) pay dividends or make other distributions or pay any Credit Party or Subsidiary; (b) make loans or advances to such Credit Party or any Subsidiary of such Credit Party; (c) transfer any of its properties or assets to such Credit Party or Subsidiary of such Credit Party; or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease or sublease governing a leasehold interest of such Credit Party or any Subsidiary of such Credit Party, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Credit Party or any Subsidiary of such Credit Party; (v) any agreement relating to permitted Indebtedness incurred by such Credit Party or a Subsidiary of such Credit Party prior to the date on which such Subsidiary was acquired by such Credit Party or Subsidiary and not in contemplation of such acquisition and outstanding on such acquisition date; (vi) the extension or continuation of Contractual Obligations in existence on the Closing Date; (vii) the Senior Notes and Senior Note Documents; (viii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Stock or assets of such Subsidiary, (ix) such encumbrances or restrictions consisting of customary non-assignment provisions in licenses and sublicenses governing licenses or sublicenses to the extent such provisions restrict the transfer of the license, sublicense or the property licensed or sublicensed thereunder, (x) such encumbrances or restrictions with respect to Indebtedness of a Foreign Subsidiary permitted pursuant to this Agreement and which encumbrances or restrictions are customary in agreements of such type or are of the type existing under the agreements listed on Schedule (7.20) and which shall apply only to such Foreign Subsidiaries subject thereto and such Foreign Subsidiary’s Subsidiaries, (xi) restrictions under any Permitted Factoring Program or Permitted Receivables Financing (which restrictions shall only apply to any Securitization Subsidiary and the Foreign Subsidiaries which participate therein) and (xii) restrictions under joint venture agreements or other similar agreements entered into in the ordinary course of business in connection with Joint Ventures; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the Contractual Obligations so extended or continued.
     7.21 Amendment to Senior Notes and Incremental Term Loan Documents. No Credit Party shall amend, modify, waive or otherwise change any of the terms of the Senior Note Documents or, after the execution thereof, the Incremental Term Loan Documents in a manner which is materially adverse to the interests of the Lenders; provided, however, notwithstanding the foregoing, the Credit Parties shall be permitted to amend, modify, waive or otherwise change any terms of the Senior Note Documents and the Incremental Term Loan Documents (i) to extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, (ii) that does not involve the payment of a consent fee other than customary consent fees not in excess of the market rate for such consent fees as determined in good faith by the Credit Parties, (iii) in connection with a Refinancing, (iv) that would not increase the original interest rate or similar interest component applicable thereto in excess of 500 basis points over the interest rate or applicable margin set forth therein on the effective date of the Senior Notes or Incremental Term Loan, as applicable, or (iv) to secure the Senior Notes and/or the Incremental Term Loans so long as secured on a first lien basis in the Term Loan Priority Collateral in accordance with Section 7.7(j); provided, such secured debt shall reduce dollar-for-dollar the amount of permitted Incremental Term Loans.
     7.22 Equity Interests of Credit Parties. No Credit Party shall create, incur, assume or suffer to exist any Lien on any Stock of any Credit Party (other than Visteon), any Foreign Stock Holding Company or any first-tier Foreign Subsidiary, except for the Liens granted pursuant to the Collateral Documents and the Incremental Term Loan Documents (if any), the Senior Notes and any other Indebtedness permitted to be secured under Section 7.7(j).
8. TERM
     8.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.
     8.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the payment obligations under Sections 2.13 and 2.14, and the indemnities contained in the Loan Documents shall survive the Termination Date.
9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
     9.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

          (a) Any Borrower (i) fails to make any payment of principal of the Loans when due and payable, (ii) fails to pay any interest or Fees owing in respect of the Loans within three (3) Business Days after the same becomes due and payable or (iii) fails to pay or reimburse Agent or Lenders for any other Obligations hereunder or under any other Loan Document within ten (10) days after the same becomes due and payable.
          (b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 2.4, 2.6, 6.4(a), 6.17 or 7, or any of the provisions set forth in Annex A, respectively.
          (c) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 5.1 or Section 5.2, respectively, and the same shall remain unremedied for five (5) Business Days or more.
          (d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for thirty (30) days or more after written notice to Borrower Representative from Agent or any Lender to Borrower Representative.
          (e) (i) An “Event of Default” (or words having similar meaning) under and as defined in the Incremental Term Loan Documents (if any) or the Senior Note Documents and the related loan documents shall have occurred or (ii) a default or breach occurs under any other agreement, document or instrument to which any Credit Party or any Restricted Subsidiary is a party that is not cured within any applicable grace period therefor, and such default or breach (x) involves the failure to make any payment when due in respect of any Indebtedness or Guarantied Obligations of Indebtedness (other than the Obligations and the Obligations under the Revolver Loan Documents) of any Credit Party or any Restricted Subsidiary having an aggregate outstanding principal amount of not less than $50,000,000 in the aggregate, or (y) causes, or permits any holder of such Indebtedness or Guarantied Obligations or a trustee to cause, Indebtedness or Guarantied Obligations of Indebtedness or a portion thereof in excess of $50,000,000 in the aggregate outstanding principal amount to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof (in excess of $50,000,000) is demanded as a result of any such breach or default, in each case, regardless of whether such right is exercised, by such holder or trustee; provided that this Section 9.1(e) shall not apply to intercompany Indebtedness of an Immaterial Subsidiary.
          (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any material respect or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Co-Collateral Agents or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made; provided, that, if any inadvertent and immaterial errors with respect to the Borrowing Base Certificate shall have been made by Borrowers, such inadvertent and immaterial errors shall not constitute an Event of Default hereunder so long as (i) Borrowers provide a corrected Borrowing Base Certificate to Co-Collateral Agents immediately upon Borrowers’ knowledge of the errors therein, and in any event no later than two (2) days after first knowledge thereof, and (ii) as a result of the error, no Overadvance shall have occurred and Borrowers shall not have breached any of the covenants set forth in this Agreement. In the event an Overadvance or a covenant breach shall have occurred as a result of the error, Borrowers shall repay all advanced amounts within one (1) Business Day from the date of notice from Funding Agent of such Overadvance.
          (g) A final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties or Restricted Subsidiaries (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage or third party indemnity), and the same are not, within sixty (60) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.
          (h) Any material provision of any Loan Document for any reason (other than due to (i) Agent’s failure to take or refrain from taking any action under its sole control or (ii) Agent’s loss of possessory Collateral that was in its or its Agent’s possession) ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby except to the extent that any such loss of perfection or priority results from the failure of Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Code financing statements or continuation statements or other equivalent filings and except, as to Collateral consisting of Real Estate to the extent that such losses are covered by a Lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance policy.
          (i) Any Change of Control occurs.
          (j) Intentionally Omitted.
          (k) An involuntary case or proceeding (including the filing of any notice of intention thereof) is commenced against any Credit Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) that is an operating company seeking a decree or order in respect of such Credit Party or such Restricted Subsidiary (i) under any Insolvency Law or any other applicable federal, state or foreign bankruptcy or other similar law or any incorporation law, (ii) appointing a custodian, receiver, interim receiver, receiver and manager, custodian, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or such Restricted Subsidiary or for any substantial part of any such Credit Party’s or such Restricted Subsidiary’s assets, or (iii) ordering the winding up, dissolution, suspension of general operations or liquidation of the affairs of such Credit Party or such Restricted Subsidiary, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.
          (l) Any Credit Party or Restricted Subsidiary (other than an Immaterial Subsidiary) (i) files a petition seeking relief under any Insolvency Law, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to the institution of proceedings referred to in Section 9.1(k) thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or such Restricted Subsidiary or for any substantial part of any such Credit Party’s or such Restricted Subsidiary’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing or described under Section 9.1(k) or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.
          (m) (i) an ERISA Event (or any similar event with respect to a Foreign Plan) shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan (or any similar event with respect to a Foreign Plan); (iii) the PBGC shall institute proceedings to terminate any Plan or Plans (or any similar event with respect to a Foreign Plan), (iv) any Borrower, any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (v) any Borrower, any Restricted Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan (or any similar event with respect to a Foreign Plan) or (vi) any Borrower or any of their Restrictive Subsidiaries shall receive any “financial support direction” or “contribution notice” under any Foreign Plan (including, without limitation, the “Visteon UK Pension Plan”), and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.
          (n) any Intercreditor Agreement (if any) shall cease, for any reason, to be in full force and effect, or any Credit Party or any Subsidiary of any Credit Party, or any party to the applicable Intercreditor Agreement, shall so assert.
     9.2 Remedies.
          (a) To the extent permitted under Section 2.5(d), if any applicable Event of Default described in Section 2.5(d) has occurred and is continuing, the rate of interest applicable to the Loans and the Letter of Credit Fees shall increase to the Default Rate. In addition, Agent shall at the written request of the Requisite Lenders suspend the Commitments with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in the sole discretion of the Requisite Lenders so long as such Event of Default is continuing.

          (b) If any Event of Default has occurred and is continuing, Agent shall, at the written request of the Requisite Lenders, take any or all of the following actions: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Section 2.2, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and any other applicable law of any jurisdiction; provided, that upon the occurrence of an Event of Default specified in Section 9.1(k) or Section 9.1(l), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person. Agent shall, as soon as reasonably practicable, provide to Borrower Representative notice of any action taken pursuant to this Section 9.2(b) (but failure to provide such notice shall not impair the rights of Agent or the Lenders hereunder and shall not impose any liability upon Agent or the Lenders for not providing such notice).
     9.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives, to the fullest extent permitted by law (including for purposes of Section 13): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent as Collateral on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws. Each Credit Party acknowledges that in the event such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to Agent and the Lenders; therefore, such Credit Party agrees, except as otherwise provided in this Agreement or by applicable law, that Agent and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
10. APPOINTMENT OF AGENT
     10.1 Appointment of Agent. Each of MSSF, as Agent and Co-Collateral Agent, and Bank of America, N.A., as Funding Agent and Co-Collateral Agent, is hereby appointed to act on behalf of all Lenders with respect to the administration of the Loans and the Commitments made to Borrowers and to act as agent on behalf of all Lenders with respect to Collateral of Credit Parties under this Agreement and the other Loan Documents. The provisions of this Section 10.1 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent, Funding Agent and Co-Collateral Agents shall act solely as an agent of Lenders and does not assume or shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent, Funding Agent and Co-Collateral Agents shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent, Funding Agent and Co-Collateral Agents shall be mechanical and administrative in nature and Agent, Funding Agent and Co-Collateral Agents shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, each of Agent, Funding Agent and Co-Collateral Agents shall not have any duty to disclose, nor shall they be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by MSSF, Bank of America, N.A. or any of their respective Affiliates in any capacity. Neither Agent, Funding Agent and Co-Collateral Agents nor any of their respective Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
     If Agent, Funding Agent or the Co-Collateral Agents shall request instructions from Requisite Lenders, Supermajority Revolver 1 Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent, Funding Agent and the Co-Collateral Agents shall be entitled to refrain from such act or taking such action unless and until Agent, Funding Agent or the Co-Collateral Agents, as applicable, shall have received instructions from Requisite Lenders, Supermajority Revolver 1 Lenders or all affected Lenders, as the case may be, and Agent, Funding Agent and the Co-Collateral Agents shall not incur liability to any Person by reason of so refraining. Agent, Funding Agent and the Co-Collateral Agents shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, Funding Agent or the Co-Collateral Agents, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, Funding Agent or the Co-Collateral Agents, expose Agent, Funding Agent or the Co-Collateral Agents to Environmental Liabilities or (c) if Agent, Funding Agent and the Co-Collateral Agents shall not first be indemnified to their satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent, Funding Agent or the Co-Collateral Agents as a result of Agent, Funding Agent or the Co-Collateral Agents acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Supermajority Revolver 1 Lenders or all affected Lenders, as applicable.
     10.2 Agent’s Reliance, Etc. Neither Agent, Funding Agent, the Co-Collateral Agents nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the generality of the foregoing, Agent:

(a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall be entitled to delegate any of its duties hereunder to one or more sub-agents.
Except for action requiring the approval of Requisite Lenders, Supermajority Revolver 1 Lenders or all Lenders, as the case may be, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless Agent shall have been instructed by Requisite Lenders, Supermajority Revolver 1 Lenders or all Lenders, as the case may be, to exercise or refrain from exercising such rights or to take or refrain from taking such action. Agent shall not incur any liability to the Lenders under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Agent shall not be liable to any Lender in acting or refraining from acting under this Agreement in accordance with the instructions of Requisite Lenders, Supermajority Revolver 1 Lenders or all Lenders, as the case may be, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.
     10.3 MSSF and Affiliates. With respect to its Commitments hereunder, MSSF shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include MSSF in its individual capacity. MSSF and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if MSSF were not Agent and without any duty to account therefor to Lenders. MSSF and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     10.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest. Each Lender acknowledges the potential conflict of interest between MSSF, as a Lender, holding disproportionate interests in the Loans, and MSSF, as Agent.
     10.5 Indemnification. Lenders agree to indemnify Agent, Funding Agent and the Co-Collateral Agents (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent, Funding Agent or the Co-Collateral Agents in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent, Funding Agent or the Co-Collateral Agents in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s, Funding Agent’s or the Co-Collateral Agents’ gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the foregoing, each Lender agrees to reimburse Agent, Funding Agent and the Co-Collateral Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent, Funding Agent and the Co-Collateral Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent, Funding Agent or the Co-Collateral Agents are not reimbursed for such expenses by Credit Parties.
     10.6 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank, financial institution or trust company. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and (a) the Requisite Lenders shall thereafter perform all the duties of Agent hereunder and (b) Agent shall deliver any possessory Collateral in its possession in accordance with any applicable Intercreditor Agreement (if any) or to such Person as a court of competent jurisdiction may otherwise direct, in each case, until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.
     10.7 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default under Sections 9.1(a), (k) or (l), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account (other than Excluded Accounts (as defined in the Security Agreement)) of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other Indebtedness at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 2.11, 2.13 or 2.14). Each Lender’s obligation under this Section 10.7 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 2.1 and Letter of Credit Obligations under Section 2.2. Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations owed to it and may sell participations in such amounts so offset to other Lenders and holders. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. If a Non-Funding Lender or Impacted Lender receives any such payment as described in this Section 9.7, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 10.8(a).
     10.8 Advances; Payments; Availability of Lender’s Pro Rata Share; Return of Payments; Non-Funding Lenders; Dissemination of Information; Actions in Concert.

          (a) Advances; Payments.
               (i) Lenders shall refund or participate in the Swing Line Loan in accordance with clause (iii) of Section 2.1(b). If Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Funding Agent shall notify Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Funding Agent in same day funds by wire transfer to Funding Agent’s account as set forth in Annex B not later than 3:00 p.m. (New York time) on the requested funding date, in the case of a Base Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in Funding Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Funding Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.
               (ii) Not less than once during each calendar week or more frequently at Funding Agent’s election (each, a “Settlement Date”), Funding Agent shall advise each Lender by telephone (confirmed promptly thereafter in writing), telecopy, or similar form of transmission, of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Funding Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Funding Agent shall be entitled to set off the funding short-fall against any Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers and hold, in a non-interest bearing accounts, all payments received by Funding Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Funding Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. Any amounts owing by a Non-Funding Lender to Funding Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. Such payments shall be made by wire transfer to such Lender’s account (as specified in writing by such Lender to Funding Agent) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.
          (b) Availability of Lender’s Pro Rata Share. Funding Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Funding Agent on each funding date unless Funding Agent has received prior written notice from such Lender that it does not intend to make its Pro Rata Share of a Loan because all or any of the conditions set forth in Section 3.2 have not been satisfied. If such Pro Rata Share is not, in fact, paid to Funding Agent by such Lender when due, Funding Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Funding Agent’s demand, Funding Agent shall promptly notify Borrower Representative and Borrowers shall repay such amount to Funding Agent within three (3) Business Days of such demand. Nothing in this Section 10.8(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Funding Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. Unless Funding Agent has received prior written notice from a Lender that it does not intend to make its Pro Rata Share of each Loan available to Funding Agent because all or any of the conditions set forth in Section 3.2 have not been satisfied to the extent that Funding Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Funding Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by such Lender.
          (c) Return of Payments.
               (i) If Funding Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Funding Agent from Borrowers and such related payment is not received by Funding Agent, then Funding Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
               (ii) If Funding Agent determines at any time that any amount received by Funding Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Funding Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Funding Agent on demand any portion of such amount that Funding Agent has distributed to such Lender, together with interest at such rate, if any, as Funding Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
          (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Advance, reimbursement of any Letter of Credit Obligation or any payment required by it hereunder or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Funding Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder subject to the reallocation provisions in Sections 2.2(b)(i) and 2.1(b)(iii). Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders” or “Lenders directly affected” hereunder) for any voting or consent rights under or with respect to any Loan Document except with respect to any amendment, modification or consent described in Section 12.2(c)(i)-(iv) that directly affects such

Non-Funding Lender. Moreover, for the purposes of determining Requisite Lenders, the Loans and Commitments held by any Non-Funding Lender shall be excluded from the total Loans and Commitments outstanding. At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s reasonable consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Non-Funding Lender does not execute an Assignment Agreement pursuant to Section 10.1 within five (5) Business Days after receipt by such Non-Funding Lender of notice of replacement pursuant to this Section 10.8(d) and presentation to such Non-Funding Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 10.8(d), Agent shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such Non-Funding Lender, and any such Assignment Agreement so executed by Agent, the replacement Lender and Agent, shall be effective for purposes of this Section 10.8(d) and Section 11.1.
          (e) Dissemination of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Credit Party, any Subsidiary, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided for in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.
     10.9 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders; provided, however, that (i) each Lender shall be entitled to file a proof of claim in any proceeding under any Insolvency Law to the extent that such Lender disagrees with Agent’s composite proof of claim filed on behalf of all Lenders, (ii) each Lender shall be entitled to vote its claim with respect to any plan of reorganization in any proceeding under any Insolvency Law and (iii) each Lender shall be entitled to pursue its deficiency claim after liquidation of all or substantially all of the Collateral and application of the proceeds therefrom.
     10.10 Procedures. Agent is hereby authorized by each Credit Party and each other Person to whom any Obligations are owed to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems. The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or otherwise on such E-System.
     10.11 Collateral Matters.
          (a) Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release or evidence such release (or subordinate) any Liens upon any Collateral or any guaranty of the Obligations, (i) upon the Termination Date; (ii) constituting property being sold or disposed of if Borrower Representative certifies to Agent that the sale or Disposition is made in compliance with this Agreement and the Loan Documents (or otherwise is not prohibited) (and Agent may rely conclusively on any such certificate, without further inquiry) or such sale or Disposition is approved by the Requisite Lenders; (iii) constituting property in which Credit Parties owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Credit Parties under a lease which has expired or been terminated in a transaction permitted under this Agreement. Upon request by Agent or Borrower Representative at any time, Lenders will confirm in writing Agent’s authority to release any Lien upon particular types or items of Collateral pursuant to this Section 10.11.
          (b) Upon receipt by Agent of any authorization required pursuant to Section 10.11(a) from Lenders of Agent’s authority to release (or subordinate) any Liens upon particular types or items of Collateral, and upon at least five (5) Business Days’ prior written request by Borrower Representative, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release (or subordination) of its Liens upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Credit Parties in respect of) all interests retained by Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     10.12 Additional Agents. None of the Lenders or other entities identified on the facing page of this Agreement as an “arranger”, “bookrunner”, “Documentation Agent” or “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.

     10.13 Distribution of Materials to Lenders and L/C Issuers.
          (a) The Borrowers acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Borrowers hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available to, the Lenders and L/C Issuers by posting such Borrower Materials on Intralinks® or a similar E-System (the “Borrower Workspace”). The Borrowers authorize Agent to download copies of its logos from its website and post copies thereof on the Borrower Workspace. The Borrowers hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive, confidential and proprietary) with respect to the Borrowers, their Subsidiaries or their securities for purposes of United States federal and state securities laws, (iii) all the Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Borrower Workspace designated “Public Investor”, and (iv) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Borrower Workspace not designated “Public Investor.”
          (b) Each Lender and L/C Issuer represents, warrants, acknowledges and agrees that (i) the Borrower Materials may contain MNPI concerning the Borrowers, their Affiliates or their securities, (ii) it has developed compliance policies and procedures regarding the handling and use of MNPI, and (iii) it shall use all such Borrower Materials in accordance with Section 12.8 and any applicable laws and regulations, including federal and state securities laws and regulations.
          (c) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning Borrowers, their Affiliates or their securities, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Borrowers will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the credit facilities, including this Agreement and the other Loan Documents, to the credit contact(s) identified for receipt of such information on the Lender’s or L/C Issuer’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s or L/C Issuer’s compliance policies and Contractual Obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and Borrower Representative upon oral or written request therefor by Agent or Borrower Representative. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Borrowers, their Affiliates or their securities.
     10.14 Co-Collateral Agents. Notwithstanding anything to the contrary set forth in this Agreement, all determinations of the Co-Collateral Agents under the Loan Documents shall be made jointly by the Co-Collateral Agents; provided that, in the event that the Co-Collateral Agents cannot agree on any matter to be determined by the Co-Collateral Agents, the determination shall be made by the individual Co-Collateral Agent asserting the most conservative credit judgment or declining to permit the requested action for which consent is being sought by the applicable Credit Party. This provision shall be binding upon any successor to a Co-Collateral Agent.
11. ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS
     11.1 Assignment and Participations.
          (a) Subject to the terms of this Section 11.1, any Lender may make an assignment, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder (other than to an Excluded Party as reasonably determined by Agent and with Borrowers’ consent with respect to any Excluded Party (such consent not to be unreasonably withheld, conditioned or delayed)). Any assignment by a Lender shall be subject to the following conditions:
               (i) Assignment Agreement. Any assignment by a Lender shall require (A) the execution of an assignment agreement (the “Assignment Agreement”) substantially in the form attached hereto as Exhibit 11.1(a) and otherwise in form and substance reasonably satisfactory to and acknowledged by Agent and (B) the payment of a processing and recordation fee of $3,500 by the assignor or assignee to Agent (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund). Agent shall maintain at one of its offices listed in Section 12.10 (as may be updated from time to time pursuant to Section 12.10), a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the “Register”). Agent shall accept and record into the Register each Assignment Agreement that it receives which are executed and delivered in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.
               (ii) Minimum Amounts.
                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
                    (B) in any case not described in paragraph (a)(ii)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Agent or, if “Effective Date” is specified in the Assignment Agreement, as of the Effective Date) shall not be less than $5,000,000 and in increments of $1,000,000, unless each of (1) Agent and (2) so long as no Event of Default under Sections 9.1(a), (k) or (l) has occurred and is continuing or any Event of Default under Section 9.1(b) solely with respect to Section 7.10 has occurred and is continuing, the Borrowers, otherwise consent (each such consent not to be unreasonably withheld or delayed, and the Borrowers shall be deemed to have consented to such assignment unless the Borrower Representative shall have objected thereto by written notice to Agent within ten (10) Business Days after having received such Assignment Agreement).
               (iii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis (if any).
               (iv) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(ii)(B) of this Section and, in addition:
                    (A) the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default under Sections 9.1(a), (k) or (l) has occurred and is continuing or any Event of Default under Section 9.1(b) solely with respect to Section 7.10 has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is to or by MSSF in connection with the initial syndication of the Loans; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof;
                    (B) the consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of an unfunded Revolving Loan if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
                    (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

                    (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Swing Line Loans.
          (b) In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 11.1, (i) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document and (ii) no assignment shall be made to any Credit Party, any Subsidiary of a Credit Party or any Affiliate of a Credit Party.
          (c) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Loan; (ii) any extension of the final maturity date thereof; and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 2.11 and 2.14 each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”; provided, that, a participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender from whom it received its participation would have been entitled with respect to the participation sold to such participant (unless the sale of the participation to the participant is made with Borrower Representative’s prior written consent). Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.
          (d) Except as expressly provided in this Section 11.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.
          (e) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 11.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including, the execution and delivery of any and all reasonable and customary agreements, notes and other documents and instruments as shall be requested. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Business Plan delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 4.4(c). Notwithstanding anything to the contrary contained in the Loan Documents, no Lender may assign or sell a participation to any Excluded Party.
          (f) Any Lender may furnish information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.8.
          (g) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.14(a), increased costs under Section 2.14(b), an inability to fund LIBOR Loans under Section 2.14(c), or withholding taxes in accordance with Section 2.13(a).
          (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent and assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. This Section 11.1(h) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.
     11.2 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and all of the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and all of the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
12.	MISCELLANEOUS
     12.1 Complete Agreement; Modification of Agreement. This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto, the Lenders, the Co-Collateral Agents and Agent. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Borrowers, the other Credit Parties party hereto, Agent, the Co-Collateral Agents and each Lender, their respective successors and permitted assigns. Except as expressly provided in any Loan Document, none of any Borrower, any other Credit Party, any Lender, any Co-Collateral Agent or Agent shall have the right to assign any rights or obligations hereunder or any interest herein. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent, any Co-Collateral Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties in the manner and for the period provided for therein.
     12.2 Amendments and Waivers.
          (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers and by Requisite Lenders, Supermajority Revolver 1 Lenders or all affected Lenders as set forth in Section 12.2(c). Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.
          (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3.1 or Section 3.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Requisite Lenders and Borrowers. Notwithstanding the immediately preceding sentence, no amendment or modification with respect to any provision of this Agreement that (i) either (A) increases the advance rates with respect to the Revolver 1 Borrowing Base above those in existence on the Closing Date or (B) amends or modifies the definition of Revolver 1 Borrowing Base or any defined term used therein (to the extent such amendment or modification would have the effect of making more credit available) shall be effective unless the same shall be in writing and signed by Agent, the Co-Collateral Agents, L/C Issuer, Supermajority Revolver 1 Lenders and Borrowers or (ii) either (A) increases the advance rates with respect to the Revolver 2 Borrowing Base above those in existence on the Closing Date or (B) amends or modifies the definition of Revolver 2 Borrowing Base or any defined term used therein (to the extent such amendment or modification would have the effect of making more credit available) shall be effective unless the same shall be in writing and signed by the Co-Collateral Agents and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 3.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.
          (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender and L/C Issuer directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on, composition of interest on (i.e., cash pay or payment-in-kind) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or the implementation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 2.3(b)(ii)-(iv)) or final maturity date of the principal amount of any Loan of any Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees or other Obligations as to any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or the implementation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (v) release or limit any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release (or subordinate the Lien of Agent in), or permit any Credit Party to sell or otherwise dispose of all or substantially all of the Revolver Priority Collateral (which action shall be deemed to directly affect all Lenders and the L/C Issuer); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 12.2 or the definitions of the term “Requisite Lenders” or “Supermajority Revolver 1 Lenders”; or (viii) amend the allocation and waterfalls in Section 2.9. No amendment, modification, termination or waiver (other than a waiver of any Event of Default) shall, unless in writing and signed by Co-Collateral Agents and Supermajority Lenders amend or waive the definition of the term “Excess Availability”. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent, the Co-Collateral Agents, Funding Agent or L/C Issuer, under this Agreement or any other Loan Document, including any increase in the L/C Sublimit or any release or limit of any Guaranty or release of any Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent, the Co-Collateral Agents, Funding Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each holder of the Obligations at the time outstanding and each future holder of the Obligations. Any amendment, modification, waiver, consent, termination or release of any Bank Product Documents may be effected by the parties thereto without the consent of the Lenders.
          (d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subsection (d) being referred to as a “Non-Consenting Lender”), then, with respect to this subsection (d), so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any such Non-Consenting Lenders, and any such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person reasonably acceptable to Agent, all of the Commitments of any such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by such Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Non-Consenting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Non-Consenting Lender of notice of replacement pursuant to this Section 12.2(d) and presentation to such Non-Consenting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.2(d), Borrower Representative shall be entitled (but not obligated) to execute such Assignment Agreement on behalf of any such Non-Consenting Lender, and any such Assignment Agreement so executed by Borrower Representative, the replacement Lender and Agent, shall be effective for purposes of this Section 12.2(d) and Section 11.1.
          (e) Upon all Letter of Credit Obligations being cash collateralized, cancelled or backed by standby letters of credit in accordance with Section 2.2, the payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
          (f) Notwithstanding anything to the contrary contained in this Section 12.2, in the event that the Borrowers request that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Requisite Lenders, then with the consent of Borrower Representative, Agent and the Requisite Lenders, Borrower Representative, Agent and the Requisite Lenders shall be permitted to amend this Agreement without the consent of the Non-Consenting Lenders to provide for (i) the termination of the Commitment of each Non-Consenting Lender at the election of Borrower Representative, Agent and the Requisite Lenders, (ii) simultaneously with the Commitment termination provided for in the foregoing clause (i), the addition to this Agreement of one or more other financial institutions (each of which shall be acceptable to Agent), or an increase in the Commitment of one or more of the Requisite Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, so long as such new or increased Commitments are on the same terms and provisions (including, without limitation, economic terms with respect to interest rates, pricing, fees, maturity date, etc.) as the Commitment terminated pursuant to the foregoing clause (i), (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Requisite Lender(s), as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i)-(iii).
          (g) Further, notwithstanding anything to the contrary contained in Section 12.2, if Agent and Borrower Representative shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by Agent) in any provision of the Loan Documents, then Agent and Borrower Representative shall be permitted to amend such provisions and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within ten (10) Business Days following receipt of notice thereof.
     12.3 Fees and Expenses. Borrowers shall reimburse: (i) Agent and the Co-Collateral Agents for all reasonable documented fees, reasonable documented out-of-pocket costs and expenses (including the reasonable fees and reasonable documented out-of-pocket expenses of all of its counsel, advisors, consultants and auditors); and (ii) Agent and the Co-Collateral Agents (and, with respect to clauses (b), (c) and (d) below, all Lenders) for all reasonable out-of-pocket fees, costs and expenses, including the reasonable documented fees, reasonable documented out-of-pocket costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents, and incurred in connection with:
          (a) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
          (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents and the transactions contemplated thereby or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof; in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons other than claims against Agent or the Co-Collateral Agents, in such capacity in connection with fulfilling any such roles;
          (c) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;
          (d) any workout or restructuring of the Loans upon the occurrence and during the continuance of one or more Events of Default; and
          (e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, audit, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, as to each of clauses (a) through (d) above, all reasonable attorneys’ and other professional and service providers’ reasonable documented fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable documented out-of-pocket expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.3. All amounts under this

Section 12.3 shall be payable not later than 20 days after written demand therefore (together with reasonably detailed supporting documentation submitted to a Financial Officer of Borrower Representative). Without limiting the generality of the foregoing, such reasonable documented out-of-pocket expenses, costs, charges and fees may include: reasonable documented out-of-pocket fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management, internal auditors, financial, turnaround and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
     12.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable Requisite Lenders, and directed to Borrowers specifying such suspension or waiver.
     12.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
     12.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.
     12.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, and subject to the immediately following sentence, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
     12.8 Confidentiality. Each Lender, each L/C Issuer, each Co-Collateral Agent and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i)

with Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer, Co-Collateral Agent or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.8 or (B) available to such Lender, L/C Issuer, Co-Collateral Agent or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable law or other legal process or requested or demanded by any Governmental Authority (in which case Agent shall notify Borrower Representative to the extent not prohibited by law or legal process), (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) other than to Excluded Parties, to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Swap Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer, Co-Collateral Agent or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer, Co-Collateral Agent or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 12.8 and those of any Loan Document, the terms of this Section 12.8 shall govern.
Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied to the federal tax treatment and federal tax structure of the Loans (the “Transactions”) (and any related transactions or arrangements) from the commencement of discussions between the parties, and (ii) each party (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. The preceding sentence is intended to cause the Transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. Subject to the proviso with respect to disclosure in the first sentence of this paragraph, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions.

     12.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS RELATED TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 12.10 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
     12.10 Notices.
          (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in this Section 12.10 (or such other address as may be hereafter notified by the respective parties hereto), or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or

(iii) addressed to such other address as shall be notified in writing (A) in the case of Borrower Representative, Agent and Swing Line Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower Representative and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System. Notice addresses as of the Closing Date shall be as set forth below:
(i)	If to Agent, at
Morgan Stanley Senior Funding, Inc.
1 Pierrepont Plaza, 7th Floor
Brooklyn, New York 11201
Attention: Michael Gavin
Telephone No.: (718) 754-4041
Email: Michael.A.Gavin@morganstanley.com

Attention: David Ingram Telecopier No.: (212) 507-6680 Telephone No.: (718) 754-7412 Email: David.Ingram@morganstanley.com with copies to:

Paul Hastings Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Attention: Leslie A. Plaskon, Esq. Telecopier No.: (212) 309-4090 Telephone No.: (212) 318-6421

(ii)	If to any Borrower, to Borrower Representative, at
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Attention: Michael Lewis
Telecopier No.: (734) 736-5583
Telephone No.: (734) 710-5793

with copies to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention: Daryll V. Marshall Telecopier No.: (312) 862-3296 Telephone No.: (312) 862-2200

(iii)	If to Funding Agent, at
Bank of America, N.A.
135 S LaSalle, 9th Floor
Chicago, IL 60603
Attention: Christopher Greco, Vice President
Telecopier No.: (312) 904-7190
Telephone No.: (312) 992-6146
Email: christopher.greco@baml.com
(b)	Effectiveness.
               (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile or electronic mail (other than to post to an E-System pursuant to clause (a) above) upon sender’s receipt of confirmation of proper transmission and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Section 12.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.
               (ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete (to the extent required under the Loan Documents) except as expressly noted in such communication or E-System.
          (c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
     12.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     12.12 Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
     12.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO KNOWINGLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
     12.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of MSSF or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to MSSF and without the prior written consent of MSSF unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with MSSF before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     12.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrowers for liquidation or reorganization, should Borrowers become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager or trustee be appointed for all or any significant part of Borrowers’ assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     12.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.
     12.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     12.18 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, such Lender and Agent may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender and Agent, as the case may be, to identify the Credit Parties in accordance with the Patriot Act.
     12.19 Currency Equivalency Generally. For the purposes of making valuations or computations under this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), and in particular, without limitation, for purposes of valuations or computations under Sections 2.1, 2.2, 2.3(b), 4, 6, 7 and 9, unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the equivalent amount thereof in Dollars in accordance with GAAP.
     12.20 Judgment Currency.
          (a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 12.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such earlier date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 12.20 being hereinafter in this Section 12.20 referred to as the “Judgment Conversion Date”).
          (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Credit Party under this Section 12.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
          (c) The term “rate of exchange” in this Section 12.20 means the rate of exchange at which Agent would, on the relevant date at or about 1:00 p.m. (New York time), be prepared to sell the Obligation Currency against the Judgment Currency.
     12.21 Electronic Transmissions.
          (a) Authorization. Subject to the provisions of Section 12.10(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Borrower and each Lender party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the use of Electronic Transmissions.
          (b) Signatures. Subject to the provisions of Section 12.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural applicable law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Lender and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 12.10 and this Section 12.21, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
          (d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS

AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrowers, each other Credit Party executing this Agreement and each Lender agrees that Agent has no responsibility for maintaining or providing any equipment, Software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     12.22 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
     12.23 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrowers, the Lenders, the L/C Issuers, Agent, Funding Agent, the Co-Collateral Agents and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender nor any Credit Party (except as otherwise specifically provided under the Loan Documents) shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
     12.24 Intentionally Omitted.
     12.25 Relationships between Lenders and Credit Parties. The Borrowers acknowledge and agree that the Lenders are acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loans and other financial accommodations contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, the Borrowers or any other Person. Additionally, no Lender is advising the Borrowers or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Lenders shall have no responsibility or liability to the Borrowers with respect thereto. Any review by the Lenders of the Borrowers, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lenders and shall not be on behalf of the Borrowers.
13. CROSS-GUARANTY
     13.1 Cross-Guaranty.

          (a) Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guaranties to Agent and the other Secured Parties and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Secured Parties (as defined in the Security Agreement) by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,
               (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;
               (ii) the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by Agent and the other Secured Parties with respect to any of the provisions thereof;
               (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and the other Secured Parties in respect thereof (including the release of any such security);
               (iv) the insolvency of any Credit Party; or
               (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guarantied hereunder.
          (b) Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by Lenders, or any of them, to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers.
     13.2 Waivers by Borrowers. Each Borrower expressly waives, to the extent permitted by law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or the other Secured Parties to marshal assets or to proceed in respect of the Obligations guarantied hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and the other Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, Agent and the other Secured Parties would decline to enter into this Agreement.

     13.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 13 are for the benefit of Agent and the other Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or the other Secured Parties, the obligations of such other Borrower under the Loan Documents.
     13.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and the other Secured Parties and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 13, and that Agent, the other Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.
     13.5 Election of Remedies. If Agent or any of the other Secured Parties may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such other Secured Party a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any of the other Secured Parties may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, Agent or any of the other Secured Parties shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such other Secured Party and waives any claim based upon such action, even if such action by Agent or such other Secured Party shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such other Secured Party. Any election of remedies that results in the denial or impairment of the right of Agent or any of the other Secured Parties to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any of the other Secured Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such other Secured Party may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such other Secured Party but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guarantied under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any of the other Secured Parties might otherwise be entitled but for such bidding at any such sale.

     13.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 13 shall be limited to an amount not to exceed as of any date of determination the greater of:
          (a) the amount of all Loans advanced to such Borrower plus the amount of all Secured Hedging Obligations incurred by such Borrower;
          (b) the net amount of all Loans advanced to another Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower plus the amount of Secured Hedging Obligations incurred by another Borrower for the benefit of such Borrower; and
          (c) the amount that could be claimed by Agent and the other Secured Parties from such Borrower under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 13.7.
     13.7 Contribution with Respect to Guaranty Obligations.
          (a) To the extent that any Borrower shall make a payment under this Section 13 of all or any of the Obligations (other than Loans made to that Borrower and Secured Hedging Obligations, in each case, for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations (other than contingent indemnification obligations for which no claim has been asserted) and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
          (b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
          (c) This Section 13.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower (and Secured Hedging Obligations incurred directly or indirectly by that Borrower) and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.
          (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.
          (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.
     13.8 Liability Cumulative. The liability of Borrowers under this Section 13 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and the other Secured Parties under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS: VISTEON CORPORATION
By:
Name:
Title:

VC AVIATION SERVICES, LLC
By:
Name:
Title:

VISTEON ELECTRONICS CORPORATION
By:
Name:
Title:

VISTEON GLOBAL TECHNOLOGIES, INC.
By:
Name:
Title:

VISTEON GLOBAL TREASURY, INC.
By:
Name:
Title:

VISTEON SYSTEMS, LLC
By:
Name:
Title:

VISTEON INTERNATIONAL BUSINESS DEVELOPMENT, INC.
By:
Name:
Title:

AGENTS: MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Bookrunner, Co-Collateral Agent, Agent and Co-Syndication Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as Joint Lead Arranger, Co-Collateral Agent and Documentation Agent
By:
Name:
Title:

BARCLAYS Bank PLC, as a Lender
By:
Name:
Title:

LENDERS: MORGAN STANLEY BANK, N.A., as a Lender and L/C Issuer
By:
Name:
Title:

[___________________], as a Lender
By:
Name:
Title:

     The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

CREDIT PARTIES: VISTEON INTERNATIONAL HOLDINGS, INC.
By:
Name:
Title:

VISTEON EUROPEAN HOLDINGS, INC.
By:
Name:
Title:

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(continued)

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(continued)

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(continued)

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(continued)

Page
10.7 Setoff and Sharing of Payments	133
10.8 Advances; Payments; Availability of Lender’s Pro Rata Share; Return of Payments; Non-Funding Lenders; Dissemination of Information; Actions in Concert	134
10.9 Actions in Concert	137
10.10 Procedures	137
10.11 Collateral Matters	137
10.12 Additional Agents	138
10.13 Distribution of Materials to Lenders and L/C Issuers	138
10.14 Co-Collateral Agents	139
11. ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS	139
11.1 Assignment and Participations	139
11.2 Successors and Assigns	143
12. MISCELLANEOUS	144
12.1 Complete Agreement; Modification of Agreement	144
12.2 Amendments and Waivers	144
12.3 Fees and Expenses	147
12.4 No Waiver	148
12.5 Remedies	149
12.6 Severability	149
12.7 Conflict of Terms	149
12.8 Confidentiality	149
12.9 GOVERNING LAW	150
12.10 Notices	151
12.11 Section Titles	153
12.12 Counterparts	153
12.13 WAIVER OF JURY TRIAL	153
12.14 Press Releases and Related Matters	154
12.15 Reinstatement	154
12.16 Advice of Counsel	154
12.17 No Strict Construction	154

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(continued)

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